Exhibit 2.1

EXECUTION VERSION

RMT TRANSACTION AGREEMENT

among

BERRY GLOBAL GROUP, INC.,

TREASURE HOLDCO, INC.,

GLATFELTER CORPORATION,

TREASURE MERGER SUB I, INC.

and

TREASURE MERGER SUB II, LLC

Dated as of February 6, 2024

i

TABLE OF CONTENTS

Page

ANNEXES AND EXHIBITS

Annex A	—	Certain Definitions

Exhibit A	—	Separation and Distribution Agreement

Exhibit B	—	Tax Matters Agreement

Exhibit C	—	Employee Matters Agreement

Exhibit D	—	Transition Services Agreement

Exhibit E	—	RMT Partner Charter Amendment

Exhibit F	—	Spinco Merger Tax Representation Letter

Exhibit G	—	RMT Partner Merger Tax Representation Letter

Exhibit H	—	Remainco Merger Tax Opinion

Exhibit I	—	Spinco Commitment Letter

v

RMT TRANSACTION AGREEMENT

This RMT TRANSACTION AGREEMENT (this “Agreement”), dated as of February 6, 2024, is entered into by and among BERRY GLOBAL GROUP, INC., a Delaware corporation (“Remainco”), TREASURE HOLDCO, INC., a Delaware corporation and a wholly owned indirect Subsidiary of Remainco (“Spinco”), GLATFELTER CORPORATION, a Pennsylvania corporation (“RMT Partner”), Treasure Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of RMT Partner (“First Merger Sub”), and Treasure Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of RMT Partner (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs” and, together with Remainco, Spinco and RMT Partner, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, Remainco, Spinco and RMT Partner are entering into the Separation and Distribution Agreement, pursuant to which Remainco will (in accordance with the Separation) separate the Spinco Business such that, as of the Initial Spin, the Spinco Business is held by the Spinco Entities;

WHEREAS, following the Separation and pursuant to the Separation and Distribution Agreement, the sole stockholder of Spinco, Berry Global, Inc., a Delaware corporation and wholly-owned subsidiary of Remainco (“BGI”), will distribute to Remainco one hundred percent (100%) of the shares of Spinco Common Stock (the “Initial Spin”);

WHEREAS, following the Initial Spin, Remainco will distribute to the holders of Remainco Common Stock all of the shares of Spinco Common Stock received in the Initial Spin (a) by means of a pro rata distribution (the “Spin-Off”), and/or (b) with the consent of RMT Partner, by way of an offer to exchange shares of Spinco Common Stock for outstanding shares of Remainco Common Stock (the “Exchange Offer”) (to be followed by a Clean-Up Spin-Off);

WHEREAS, upon the terms and subject to the conditions set forth herein, at the Charter Amendment Effective Time, as a condition and material inducement to the willingness of Remainco and Spinco to enter into this Agreement, RMT Partner will amend the Existing RMT Partner Charter pursuant to which, among other things, (a) RMT Partner will effect a reverse stock split of all issued and outstanding shares of RMT Partner Common Stock at a reverse stock split ratio to be determined by Remainco and RMT Partner, and (b) the number of authorized shares of RMT Partner Common Stock will be increased from 120,000,000 shares to 240,000,000 shares;

WHEREAS, unless the Alternative Transaction Structure is agreed to by the Parties upon the terms and subject to the conditions set forth in Section 2.9, after the Charter Amendment Effective Time and immediately following the Spinco Distribution and pursuant to this Agreement, at the First Effective Time, the Parties will effect the merger of First Merger Sub with and into Spinco (the “First Merger”), with Spinco continuing as the surviving corporation and a wholly owned Subsidiary of RMT Partner, all upon the terms and subject to the conditions set forth herein;

WHEREAS, immediately following the First Merger and as part of the same overall transaction as the First Merger, Spinco will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving limited liablity company and wholly owned Subsidiary of RMT Partner;

WHEREAS, the board of directors of RMT Partner (the “RMT Partner Board”) has (a) approved and declared advisable this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, the RMT Partner Share Issuance and the RMT Partner Charter Amendment (the “Transactions”), (b) determined that this Agreement and the Transactions, including the Merger, are in the best interests of RMT Partner, and (c) resolved to make the RMT Partner Recommendation;

WHEREAS, the board of directors of First Merger Sub has (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of First Merger Sub and RMT Partner, as its sole stockholder, and (c) resolved to recommend the adoption of this Agreement by RMT Partner, as the sole stockholder of First Merger Sub;

WHEREAS, RMT Partner, as the sole member and manager of Second Merger Sub has (a) approved and declared advisable this Agreement and the Transactions, including the Merger, and (b) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of Second Merger Sub and RMT Partner, as its sole member;

WHEREAS, the board of directors of Spinco (the “Spinco Board”) has (a) approved and declared advisable this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, (b) determined that this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, are in the best interest of Spinco and BGI, as its sole stockholder, and (c) resolved to recommend the adoption of this Agreement by BGI, as the sole stockholder of Spinco;

WHEREAS, the board of directors of Remainco (the “Remainco Board”) has approved this Agreement and the Separation and Distribution Agreement and the Transactions, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, subject to such further action of the Remainco Board required, if applicable, to determine the structure of the Initial Spin and the Spinco Distribution, establish the Record Date and the Spinco Distribution Date, and the effectiveness of the declaration of the Initial Spin and the Spinco Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement);

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Contribution, the Initial Spin, the Spinco Distribution, the Spinco Special Cash Payment, the Spin-Off, the Exchange Offer and the Merger shall qualify for the Intended Tax Treatment, and (b) this Agreement, together with the Separation and Distribution Agreement, shall constitute a “plan of reorganization” for purposes of Section 368 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article I

THE RMT PARTNER CHARTER AMENDMENT

Section 1.1            The RMT Partner Charter Amendment. Unless the Alternative Transaction Structure is agreed to by the Parties pursuant to Section 2.9, on the terms and subject to the conditions set forth in this Agreement, on the date of the Closing and prior to the First Effective Time, the Existing RMT Partner Charter shall be amended by the Articles of Amendment to the Existing RMT Partner Charter, as set forth on Exhibit E (the “RMT Partner Charter Amendment”). The Existing RMT Partner Charter, as amended by the RMT Partner Charter Amendment, shall be the articles of incorporation of RMT Partner until duly amended as provided therein or by applicable Law.

Section 1.2            Charter Amendment Effective Time. On the terms and subject to the conditions set forth in this Agreement, including Section 1.2 of the Spinco Disclosure Letter, RMT Partner shall cause the RMT Partner Charter Amendment to be executed, acknowledged and filed with the Secretary of State of the Commonwealth of Pennsylvania as provided in the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”). The RMT Partner Charter Amendment shall become effective prior to, and subject to the occurrence of, the First Effective Time or at such other date and time as may be agreed by the Parties in writing and specified in the RMT Partner Charter Amendment (such date and time, the “Charter Amendment Effective Time”).

Article II

THE MERGER

Section 2.1            The Merger.

(a)            On the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, (i) First Merger Sub shall be merged with and into Spinco in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and the separate corporate existence of First Merger Sub shall thereupon cease, (ii) Spinco shall be the surviving corporation in the First Merger (sometimes referred to as, the “First Merger Surviving Corporation”), and, from and after the First Effective Time, shall be a wholly owned subsidiary of RMT Partner and the separate corporate existence of Spinco with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the First Merger as provided in the DGCL, and (iii) the First Merger shall have such other effects as provided in the DGCL, except as expressly set forth in this Agreement.

(b)            On the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, (i) the First Merger Surviving Corporation shall be merged with and into Second Merger Sub in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), and the separate corporate existence of First Surviving Corporation shall thereupon cease, (ii) Second Merger Sub shall be the surviving limited liability company in the Merger (sometimes referred to in this Agreement as, the “Surviving Entity”), and, from and after the Second Effective Time, shall be a wholly owned subsidiary of RMT Partner and the separate existence of the Second Merger Sub with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Second Merger as provided in the DLLCA, and (c) the Second Merger shall have such other effects as provided in the DGCL and the DLLCA, in each case, except as expressly set forth in this Agreement.

Section 2.2            Closing. Unless the Alternative Transaction Structure is agreed to by the Parties pursuant to Section 2.9, the consummation of the Merger (the “Closing”) shall take place at 9:00 a.m. Eastern Time on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE IX (other than the conditions set forth in Section 9.1(a) and those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other date, time or place as Remainco and RMT Partner may mutually agree in writing. The Closing shall occur (a) remotely via electronic exchange of documents and signatures, or (b) at such other time and place or in such other manner as the Parties may mutually agree in writing. The date on which the Closing occurs is called the “Closing Date.”

Section 2.3            Effective Time. At the Closing, the Parties will cause (a) a certificate of merger relating to the First Merger (the “First Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL, and (b) a certificate of merger relating to the Second Merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and Section 18-209 of the DLLCA. The First Merger shall become effective at the time when the First Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the First Certificate of Merger (such date and time, the “First Effective Time”), and the Second Merger shall become effective at the time when the Second Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”).

Section 2.4            Certificates of Formation. The certificate of incorporation of Spinco as in effect immediately prior to the First Effective Time shall be the certificate of formation of the First Merger Suriving Corporation, until duly amended as provided therein or by applicable Law. The certificate of incorporation of Second Merger Sub as in effect immediately prior to the Second Effective Time shall be the certificate of formation of the Surviving Entity (the “Charter”), until duly amended as provided therein or by applicable Law, except that the name of the Surviving Entity shall be designated in writing by Remainco to RMT Partner prior to the Closing, provided that such designation shall be made by Remainco following a good faith consultation with RMT Partner.

Section 2.5            Bylaws and Operating Agreement. The Parties shall take all actions necessary so that (a) the bylaws of Spinco in effect immediately prior to the First Effective Time shall be the bylaws of the First Merger Surviving Corporation, until thereafter amended as provided therein or by applicable Law, and (b) at the Second Effective Time, the limited liability company operating agreement of Second Merger Sub in effect immediately prior to the Second Effective Time shall be the limited liability company operating agreement of the Surviving Entity (the “Operating Agreement”), until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Entity shall be designated in writing by Remainco to RMT Partner prior to the Closing, provided that such designation shall be made by Remainco following a good faith consultation with RMT Partner.

Section 2.6            Directors and Managers. The Parties shall take all actions necessary so that (a) directors of Spinco immediately prior to the First Effective Time shall be the directors of the First Merger Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier resignation or removal in accordance the bylaws of the First Merger Surviving Corporation, and (b) RMT Partner shall, from and after the Second Effective Time, be the sole member and sole manager of the Surviving Entity until its successor has been duly elected or appointed and qualified or until its earlier resignation or removal in accordance with the Charter and the Operating Agreement.

Section 2.7            Officers. The Parties shall take all actions necessary so that the (a) officers of Spinco, if any, at the First Effective Time shall, from and after the First Effective Time, be the officers of the First Merger Suriving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and bylaws of the First Merger Surviving Corporation and (b) officers of Second Merger Sub, if any, at the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Operating Agreement.

Section 2.8            RMT Partner Governance Matters.

(a)            At the Second Effective Time, the RMT Partner Board shall consist of nine (9) directors. Prior to the Second Effective Time, subject to Section 8.8, Remainco and RMT Partner shall each designate directors such that, at the Second Effective Time, the RMT Partner Board shall be comprised of: (i) the individual set forth on Section 2.8(a) of the Spinco Disclosure Letter (the “CEO Designee”), (ii) five (5) directors designated by Remainco who are not at the Second Effective Time also serving as employees of Remainco or as directors on the Remainco Board (collectively, the “Remainco Designees”); and (iii) three (3) directors designated by the RMT Partner Board (collectively, the “RMT Partner Designees”). The Chairperson of the RMT Partner Board shall be one of the RMT Partner Designees.

(b)            If, prior to the Second Effective Time, (i) a Remainco Designee is unable or unwilling to serve on the RMT Partner Board as a result of illness, death, resignation, retirement or any other reason, then Remainco shall be entitled to designate another person to serve in such person’s place, subject to the consent of RMT Partner (not to be unreasonably withheld, conditioned or delayed) unless such successor designee is an independent member of the RMT Partner Board as of the date hereof, or (ii) a RMT Partner Designee is unable or unwilling to serve on the RMT Partner Board as a result of illness, death, resignation, retirement or any other reason, then the RMT Partner Board shall be entitled to designate another person to serve in such person’s place, subject to the consent of Remainco (not to be unreasonably withheld, conditioned or delayed) unless such successor designee is an independent member of the Remainco Board as of the date hereof.

(c)            The initial term of the Remainco Designees and RMT Partner Designees shall expire immediately following RMT Partner’s first annual meeting of shareholders that occurs after the Second Effective Time. As of the expiration of such initial term, each member of the RMT Partner Board shall thereafter be elected for a one (1)-year term expiring immediately following each RMT Partner’s annual meeting of shareholders.

(d)            At least two (2) of the Remainco Designees and one (1) of the RMT Partner Designees shall be eligible to serve on the audit committee of the RMT Partner Board under the applicable requirements of the SEC and NYSE.

(e)            Until the second (2nd) annual meeting of RMT Partner’s shareholders that occurs after the Second Effective Time, (i) if there is a vacancy created by the illness, death, resignation, retirement or removal of any Remainco Designee, such vacancy shall be filled by the affirmative vote of a majority of the remaining Remainco Designees then in office, even if less than a quorum, or by a sole remaining Remainco Designee (any such replacement, a “Continuing Remainco Designee”), and (ii) if there is a vacancy created by the illness, death, resignation, retirement or removal of any Continuing Remainco Designee, such vacancy shall be filled by the affirmative vote of a majority of the remaining Remainco Designees and/or Continuing Remainco Designees, as applicable, then in office, even if less than a quorum, or by a sole remaining Remainco Designee and/or Continuing Remainco Designee, as applicable; provided, that any such appointment shall be made in accordance with applicable law and the rules of NYSE (or other national securities exchange on which RMT Partner’s securities are listed at the relevant time).

(f)             Until the second annual meeting of RMT Partner’s shareholders that occurs after the Second Effective Time, (i) if there is a vacancy created by the illness, death, resignation, retirement or removal of any RMT Partner Designee, such vacancy shall be filled by the affirmative vote of a majority of the remaining RMT Partner Designees then in office, even if less than a quorum, or by a sole remaining RMT Partner Designee (any such replacement, a “Continuing RMT Partner Designee”), and (ii) if there is a vacancy created by the illness, death, resignation, retirement or removal of any Continuing RMT Partner Designee, such vacancy shall be filled by the affirmative vote of a majority of the remaining RMT Partner Designees and/or Continuing RMT Partner Designees, as applicable, then in office, even if less than a quorum, or by a sole remaining RMT Partner Designee and/or Continuing RMT Partner Designee, as applicable; provided, that any such appointment shall be made in accordance with applicable law and the rules of NYSE (or other national securities exchange on which RMT Partner’s securities are listed at the relevant time).

(g)            The RMT Partner Board shall take all such action as may be necessary to ensure that at least one (1) RMT Partner Designee or Continuing RMT Partner Designee, as applicable, is appointed to serve on each committee of the RMT Partner Board, subject to the applicable independence requirements.

(h)            At the Second Effective Time, the CEO Designee shall be appointed to serve as the Chief Executive Officer of RMT Partner. If, prior the Second Effective Time, the individual identifed as CEO Designee is unable or unwilling to serve as Chief Executive Officer of RMT Partner or as a member of the RMT Partner Board as a result of illness, death, resignation, retirement or any other reason, then Remainco and RMT Partner shall cooperate and consult in good faith to designate a replacement CEO Designee. From the date of this Agreement, Remainco and RMT Partner shall cooperate and consult in good faith to appoint such other senior executive officers as mutually agreed between Remainco and RMT Partner and determine such senior executive officers’ initial roles, titles and responsibilities. From the Second Effective Time, such officers shall hold office until their successors are duly appointed and qualified, or until their earlier death, resignation or removal in accordance with their respective employment agreements and the Organizational Documents of RMT Partner, as applicable.

(i)             As of the Second Effective Time, RMT Partner shall have its headquarters located in Charlotte, North Carolina.

(j)             As of the Second Effective Time, RMT Partner shall have changed the name and the NYSE ticker symbol of RMT Partner to such new name and ticker symbol designated in writing by Remainco to RMT Partner prior to the Closing, provided that such designation shall be made by Remainco following a good faith consultation with RMT Partner.

Section 2.9            Alternative Transaction Structure. In the event that (a) the IRS notifies Remainco or any of its Subsidiaries that the IRS will not issue the Private Letter Ruling or the Transactions will not qualify for the Intended Tax Treatment, or (b) in the reasonable determination of each of the Parties, the IRS would not reasonably be expected to issue the Private Letter Ruling, the Parties shall negotiate in good faith to structure the Transactions in an alternative tax-free manner (such structure, the “Alternative Transaction Structure”); provided, that in no event shall a Party be required to agree to any term or condition that is materially detrimental to such Party and its Subsidiaries, taken as a whole. If the Alternative Transaction Structure is adopted in accordance with the preceding sentence, (i) all relevant provisions of this Agreement shall be amended mutatis mutandis to refer to, and give effect to, the Alternative Transaction Structure, (ii) without limiting the generality of the foregoing clause (i), all filings, notices and reports with the SEC and any other Governmental Entity shall be made or amended, as the case may be, reflecting the Alternative Transaction Structure and, in any case, in accordance with Section 8.8, and (iii) the Parties shall, and shall cause their respective Subsidiaries to, (A) amend and restate this Agreement and, if necessary or advisable to effect the Alternative Transaction Structure, the Separation and Distribution Agreement and any other Transaction Documents to reflect the foregoing, and (B) execute, acknowledge and deliver any assurances, documents or instruments of transfer, conveyance, assignment and assumption reasonably requested by the other Party to effect the Alternative Transaction Structure. If the Alternative Transaction Structure is not agreed upon (or the Parties decide not to pursue the Alternative Transaction Structure), then the Parties shall, subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX, consummate the Transactions as soon as practicable after that date which is the thirtieth (30th) day prior to the Outside Date (the “Delayed RMT”) and cooperate with one another in good faith, and use commerically reasonable efforts to furnish appropriate representation letters to enable counsel to Remainco to issue an opinion on the qualification of the Delayed RMT for the Intended Tax Treatment and, if Remainco wishes to obtain an IRS ruling regarding the qualification of the Delayed RMT for the Intended Tax Treatment, the Parties will cooperate with one another in good faith, and use commerically reasonable efforts, to obtain such ruling. In connection with any Delayed RMT, (1) all filings, notices and reports with the SEC and any other Governmental Entity shall be made or amended, as the case may be, reflecting the Delayed RMT and, in any case, in accordance with Section 8.8, and (2) the Parties shall, and shall cause their respective Subsidiaries to, amend this Agreement, the Separation and Distribution Agreement and any other Transaction Documents, if necessary or advisable to effect the Delayed RMT.

Article III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1            Conversion of Shares. At the First Effective Time, by virtue of the First Merger and without any action on the part of the Parties or any holder of any capital stock of First Merger Sub or Spinco, each:

(a)            share of Spinco Common Stock issued and outstanding immediately prior to the First Effective Time (other than shares canceled in accordance with Section 3.1(b)) shall automatically be converted into, and become exchangeable for, the right to receive a number of shares or, subject to Section 4.6, a fraction of a share, of RMT Partner Common Stock such that each holder of record of shares of Spinco Common Stock immediately prior to the First Effective Time shall have the right to receive, in the aggregate, a number of shares of RMT Partner Common Stock equal to the product of (i) the total number of shares of Spinco Common Stock held of record by such holder immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio (such shares, the “Merger Consideration”), subject to adjustment in accordance with Section 3.3;

(b)            share of Spinco Common Stock issued and outstanding immediately prior to the First Effective Time held by Spinco as treasury stock or held by any other Spinco Entity, in each case, following the Spinco Distribution and immediately prior to the First Effective Time shall be cancelled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange thereof; and

(c)            share of common stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into one share of common stock First Merger Surviving Corporation, which shall constitute the only outstanding shares of common stock of the First Merger Surviving Corporation immediately following the First Effective Time.

Section 3.2            Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Parties, each share of common stock of the First Merger Surviving Corporation issued and outstanding immediately prior to the Effective Time shall be converted into one limited liability company interest of the Surviving Entity, which shall constitute the only outstanding limited liability company interests of the Surviving Entity immediately following the Second Effective Time.

Section 3.3            Anti-Dilution Adjustments. The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of common stock or other capital stock of RMT Partner, RMT Partner Common Stock or Spinco Common Stock, as applicable, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to common stock or other capital stock of RMT Partner, RMT Partner Common Stock or Spinco Common Stock, as applicable, having a record date occurring on or after the date of this Agreement and prior to the Second Effective Time, other than (a) in the case of Spinco Common Stock, to the extent contemplated in the Separation and Distribution Agreement (including the Separation or in connection with the Spin-Off, Exchange Offer or Clean-Up Spin-Off, where Remainco shall be entitled to cause the number of outstanding shares of Spinco Common Stock to be an amount that it determines in its sole and absolute discretion), and (b) in the case of RMT Partner Common Stock, to the extent contemplated by the RMT Partner Charter Amendment; provided, that nothing in this Section 3.3 shall be construed to permit Remainco, Spinco or RMT Partner to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Article IV

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

Section 4.1            Distribution Agent. Pursuant to Section 3.6 of the Separation and Distribution Agreement, the Exchange Agent (as defined below, and acting as “Distribution Agent” thereunder) shall hold, for the account of Remainco and the relevant Remainco stockholders, book-entry shares representing all of the outstanding shares of Spinco Common Stock distributed in the Spinco Distribution. Such shares of Spinco Common Stock shall be converted into shares of RMT Partner Common Stock in accordance with the terms of ARTICLE III and this ARTICLE IV.

Section 4.2            Exchange Agent. At or prior to the First Effective Time, RMT Partner shall deposit or cause to be deposited with an exchange agent selected by Remainco with RMT Partner’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”) pursuant to a customary exchange agent agreement (to which Remainco, Spinco and RMT Partner shall be parties) on terms reasonably satisfactory to Remainco, Spinco and RMT Partner, for the benefit of the Persons who received shares of Spinco Common Stock in the Spinco Distribution and for distribution in accordance with Section 3.1, subject to Section 4.6, an aggregate number of shares of RMT Partner Common Stock to be issued in non-certificated book-entry form comprising the number of shares of RMT Partner Common Stock equal to (a) the total number of shares of Spinco Common Stock entitled to Merger Consideration under Section 3.1(a), multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number. Such shares of RMT Partner Common Stock and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 4.2 and Section 4.4, being the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by RMT Partner; provided, however, that any deposit of such cash shall in all events be limited to (i) direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) certificates of deposit or bank repurchase agreements of commercial banks with capital exceeding $10 billion, or (iii) AAA rated 2A-7 fixed NAV money market funds (or those of similar quality), or a combination of the foregoing clauses (i), (ii) and (iii), and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that there are losses with respect to such deposits, a default of an applicable bank or for any other reason any amount in the Exchange Fund is below that required to make prompt payment of the aggregate Merger Consideration and the other payments contemplated by this ARTICLE IV, RMT Partner shall promptly replace, restore or supplement the shares of RMT Partner Common Stock or cash, as applicable, in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate Merger Consideration and the other payments contemplated by this ARTICLE IV. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1 or Section 4.4 may, at the discretion of RMT Partner, be promptly returned to RMT Partner or the Surviving Entity. In the event the Merger is not consummated and this Agreement is terminated in accordance with its terms, the Exchange Agent shall promptly return all shares of RMT Partner Common Stock deposited in the Exchange Fund to RMT Partner.

Section 4.3            Procedures for Exchange.

(a)            On the Closing Date, promptly after the First Effective Time, the Exchange Agent shall, and Remainco and RMT Partner shall cooperate to cause the Exchange Agent to, deliver to each record holder of shares of Spinco Common Stock following the Spinco Distribution and immediately prior to the First Effective Time, a book-entry authorization representing the number of whole shares of RMT Partner Common Stock that such holder has the right to receive pursuant to Section 3.1 (and cash in lieu of fractional shares of RMT Partner Common Stock as contemplated by Section 4.6, together with any dividends and other distributions pursuant to Section 4.4).

(b)            No interest will be paid or accrued on any amount payable for shares of Spinco Common Stock or on any other amount to a holder of shares of Spinco Common Stock following the Spinco Distribution and immediately prior to the First Effective Time has a right to receive pursuant to ARTICLE III and this ARTICLE IV.

(c)            The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to RMT Partner Common Stock held by it for the account of the Persons entitled thereto.

Section 4.4            Distributions with Respect to Undistributed Shares. No dividends or other distributions declared or made with respect to RMT Partner Common Stock with a record date after the First Effective Time shall be paid or otherwise delivered to the former holders of Spinco Common Stock with respect to any shares of RMT Partner Common Stock that are not able to be distributed by the Exchange Agent to such holder promptly after the First Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed shares of RMT Partner Common Stock, there shall be paid to the record holder of such shares of RMT Partner Common Stock without interest, (a) at the time of the distribution, to the extent not previously paid, the amount of cash payable in lieu of fractional shares of RMT Partner Common Stock to which such holder is entitled pursuant to Section 4.6 and the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such whole shares of RMT Partner Common Stock, and (b) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the First Effective Time but prior to the distribution of such shares of RMT Partner Common Stock and a payment date subsequent to the distribution of such shares of RMT Partner Common Stock payable with respect to such whole shares of RMT Partner Common Stock. RMT Partner shall deposit with the Exchange Agent all such dividends and distributions.

Section 4.5            Transfers. From and after the First Effective Time, there shall be no transfers on the stock transfer books of Spinco of the shares of Spinco Common Stock that were outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the holders of shares of Spinco Common Stock shall cease to have any rights with respect to such shares of Spinco Common Stock except as otherwise provided herein or by applicable Law.

Section 4.6            Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of RMT Partner Common Stock will be issued upon the conversion of shares of Spinco Common Stock pursuant to Section 3.1. All fractional shares of RMT Partner Common Stock that a holder of shares of Spinco Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent. The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Spinco Common Stock that would otherwise be entitled to receive such fractional shares of RMT Partner Common Stock pursuant to the Merger, in the open market or otherwise as reasonably directed by RMT Partner, in each case at then-prevailing market prices, as promptly as reasonably practicable and in no case later than ten (10) Business Days after the First Effective Time. The Exchange Agent shall make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Spinco Common Stock that would otherwise be entitled to receive such fractional shares of RMT Partner Common Stock pursuant to the Merger. The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of RMT Partner Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to RMT Partner that would otherwise be caused by the issuance of fractional shares of RMT Partner Common Stock.

Section 4.7            Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of RMT Partner Common Stock) that remains unclaimed by the one hundred eightieth (180th) day after the Closing Date shall be delivered to RMT Partner. Any holder of shares of Spinco Common Stock who has not theretofore complied with this ARTICLE IV shall thereafter look only to RMT Partner for delivery of the Merger Consideration, including any cash in lieu of fractional shares of RMT Partner Common Stock, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to ARTICLE III and this ARTICLE IV.

Section 4.8            Withholding Rights. Each of RMT Partner, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Spinco Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by RMT Partner, the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts (a) shall be timely remitted by RMT Partner, the Surviving Entity or the Exchange Agent, as applicable, to the applicable Taxing authority, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Spinco Common Stock in respect of which such deduction and withholding was made by RMT Partner, the Surviving Entity or the Exchange Agent, as applicable.

Section 4.9            No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Spinco Common Stock in connection with the Merger.

Article V

REPRESENTATIONS AND WARRANTIES OF REMAINCO RELATING TO REMAINCO

Except as set forth in the forms, statements, certifications, reports and documents filed or furnished by Remainco with the SEC pursuant to the Exchange Act or the Securities Act since October 2, 2021 (the “Applicable Date”) but prior to the date of this Agreement (such forms, statements, reports and documents, in each case as amended prior to the date of this Agreement, the “Remainco Reports”) (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to RMT Partner by Remainco and Spinco concurrently with the execution and delivery of this Agreement (the “Spinco Disclosure Letter”), it being agreed that for purposes of the representations and warranties set forth in this ARTICLE V, disclosure of any item in any section or subsection of the Spinco Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, Remainco hereby represents and warrants to RMT Partner and Merger Subs that:

Section 5.1            Organization, Good Standing and Qualification. Remainco is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect.

Section 5.2            Corporate Authority and Approval.

(a)            Remainco has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party as of the date hereof and as of the Second Effective Time. This Agreement has been duly executed and delivered by Remainco and constitutes a valid and binding agreement of Remainco, enforceable against Remainco in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). Except for such further action of the Remainco Board required, if applicable, to determine the structure of the Spinco Distribution, establish the Record Date and the Spinco Distribution Date, and the effectiveness of the declaration of the Initial Spin and the Spinco Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement), the execution and delivery by Remainco of this Agreement and the other Transaction Documents to which it is or will be a party as of the date hereof and as of the Second Effective Time and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of Remainco is necessary to authorize this Agreement or the other Transaction Documents to which it is or will be a party as of the date hereof and as of the Second Effective Time.

(b)            The Remainco Board has unanimously approved and declared advisable this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, subject to such further action of the Remainco Board required, if applicable, to determine the structure of the Spinco Distribution, establish the Record Date and the Spinco Distribution Date, and the effectiveness of the declaration of the Initial Spin and the Spinco Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement).

(c)            The approval of Remainco’s stockholders is not required to effect the Transactions, including the transactions contemplated by the Separation and Distribution Agreement.

Section 5.3            Governmental Filings; No Violations.

(a)            Other than the filing with the SEC of the Distribution Registration Statement and the RMT Partner Registration Statement, the filing of any amendment to the Organizational Documents of Spinco to effect the Separation, the Initial Spin, and Spinco Distribution and the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 2.3, (ii) required under the rules and regulations of the NYSE, (iii) required under the HSR Act and any other applicable Antitrust Laws, the Exchange Act and the Securities Act, (iv) to comply with state securities or “blue-sky” Laws, and (v) as may be required with or to Foreign Regulators pursuant to Foreign Regulatory Laws, no filings, notices or reports are required to be made by Remainco with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Remainco from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Remainco, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect.

(b)            The execution, delivery and performance by Remainco of this Agreement and the Transaction Documents to which it is or will be a party as of the date hereof and as of the First Effective Time do not and will not, and the consummation by Remainco of the Transactions and the transactions contemplated by such other Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, Remainco’s Organizational Documents, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Remainco pursuant to any Contract binding upon Remainco or under any Law, Governmental Order or Permit to which Remainco is subject, or (iii) any change in the rights or obligations under any Contract to which Remainco is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect.

Section 5.4            Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Remainco, threatened against Remainco, except for those that would not, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect. As of the date of this Agreement, Remainco is not a party to or subject to the provisions of any Governmental Order that would, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect.

Section 5.5            Remainco Internal Controls. Remainco maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act with respect to Remainco and its Subsidiaries (including the Spinco Entities) on a consolidated basis. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Remainco with respect to the Spinco Business in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Remainco’s filings with the SEC under the Exchange Act. Remainco maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Remainco has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Remainco’s auditors and the audit committee of the Remainco Board (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Remainco’s ability to record, process, summarize and report financial information, and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Remainco’s internal control over financial reporting. Remainco has made available prior to the date of this Agreement to RMT Partner (i) either materials relating to or a summary of any disclosure of matters described in clause (a) or (b) in the preceding sentence made by management of Remainco to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement, and (ii) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of Remainco or its auditors to the audit committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since September 30, 2022, and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from Remainco employees regarding questionable accounting, auditing or legal compliance matters, have, to the Knowledge of Remainco, been received by Remainco. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Remainco Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Section 5.6            Brokers and Finders. Remainco has not incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions for which any Spinco Entity or, following the First Effective Time, the RMT Partner and its Subsidiaries, will be liable.

Article VI

REPRESENTATIONS AND WARRANTIES OF REMAINCO RELATING TO THE SPINCO ENTITIES

Except as set forth in the Remainco Reports (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the Spinco Disclosure Letter, it being agreed that for purposes of the representations and warranties set forth in this ARTICLE VI, disclosure of any item in any section or subsection of the Spinco Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, Remainco hereby represents and warrants to RMT Partner and Merger Subs that:

Section 6.1            Organization, Good Standing and Qualification. Each Spinco Entity is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Spinco Entity has full power and authority necessary to enable it to own, lease, use or otherwise hold its material properties, rights and assets and to carry on the Spinco Business as presently conducted and as conducted in the past twelve (12) months. Each Spinco Entity is duly qualified to do business and in good standing in each jurisdiction in which the conduct or nature of the Spinco Business or the ownership, leasing, use or holding of assets makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing has not had a Spinco Material Adverse Effect. Each Spinco Entity is not in violation of any provisions contained in its Organizational Documents.

Section 6.2            Capital Structure.

(a)            As of the date of this Agreement, the authorized capital stock of Spinco consists of One Thousand (1,000) shares of Spinco Common Stock, all of which has been duly authorized and is validly issued and outstanding and fully paid and nonassessable, free and clear of any Lien, and not issued in violation of any preemptive right or other similar right. As of the date of this Agreement, all of the issued and outstanding capital stock of Spinco is owned by BGI, and there are, and immediately prior to the First Effective Time, there will be (i) no other shares of capital stock, voting securities or other equity interests of Spinco, (ii) no securities or obligations of Spinco convertible into or exchangeable for capital stock, voting securities or other equity interests of Spinco, and (iii) no options or other rights to acquire from Spinco, and no obligations of Spinco to issue, any capital stock, voting securities or other equity interests or securities or obligations convertible into or exchangeable for capital stock, voting securities or other equity interests of Spinco.

(b)            Spinco has not conducted any business prior to the date of this Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. Immediately prior to the First Effective Time, there will be outstanding a number of shares of Spinco Common Stock as is necessary to complete the Initial Spin and the Spinco Distribution in the manner determined by Remainco in accordance with the Separation and Distribution Agreement.

(c)            Section 6.2(c) of the Spinco Disclosure Letter sets forth, as of the date of this Agreement, each of the Spinco Subsidiaries and the ownership interest of Remainco, directly or indirectly, in each such Spinco Subsidiary. Each of the outstanding shares of capital stock, voting securities or other equity interests of each Spinco Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable and, to the extent owned by a Spinco Entity, is owned free and clear of any Lien (other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in Spinco’s financial statements). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any Spinco Entity to issue or sell any shares of capital stock, voting securities or other equity interests of any such Spinco Entity or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from any such Spinco Entity, any capital stock, voting securities or other equity interests of any such Spinco Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither Spinco nor any Spinco Entity has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for capital stock, voting securities or other equity interests having the right to vote) with the equityholders of Spinco or any Spinco Entity on any matter.

Section 6.3            Corporate Authority and Approval.

(a)            Spinco has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party as of the date hereof and as of the First Effective Time and to consummate the Transactions and the transactions contemplated by the Transaction Documents. This Agreement has been duly executed and delivered by Spinco and constitutes a valid and binding agreement of Spinco, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)            The Spinco Board has unanimously (i) approved and declared advisable this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, (ii) determined that this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, are in the best interest of Spinco and its sole stockholder, and (iii) resolved to recommend the adoption of this Agreement by the sole stockholder of Spinco.

(c)            The execution and delivery by Spinco of this Agreement and the other Transaction Documents to which it is or will be a party as of the date hereof and as of the First Effective Time and the consummation by Spinco of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary and proper corporate action on its part.

Section 6.4            Governmental Filings; No Violations.

(a)            Other than the filing with the SEC of the Distribution Registration Statement and the RMT Partner Registration Statement, the filing of any amendment to the Organizational Documents of Spinco to effect the Separation, the Initial Spin, and Spinco Distribution and the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 2.3, (ii) required under the rules and regulations of the NYSE, (iii) required under the HSR Act or any other applicable Antitrust Laws, the Exchange Act and the Securities Act, (iv) to comply with state securities or “blue-sky” Laws, and (v) as may be required with or to Foreign Regulators pursuant to Foreign Regulatory Laws, no filings, notices or reports are required to be made by any Spinco Entity with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by any Spinco Entity from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Spinco or the consummation by Spinco of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect or to prevent, materially delay or materially impair the ability of Spinco to consummate the Transactions.

(b)            The execution, delivery and performance by Spinco of this Agreement and the Transaction Documents to which it is or will be a party as of the First Effective Time do not and will not, and the consummation by Spinco of the Transactions and the transactions contemplated by such other Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of any Spinco Entity, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any Contracts binding upon any Spinco Entity, or, assuming (solely with respect to the performance of this Agreement and the consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 6.4(a) are made or obtained, under any Law, Governmental Order or Permit to which any Spinco Entity is subject, or (iii) any change in the rights or obligations under any Contract to which any Spinco Entity is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect or to prevent, materially delay or materially impair the ability of Spinco to consummate the Transactions.

Section 6.5            Financial Statements.

(a)            Remainco has made available to RMT Partner and Merger Subs (i) the profit and loss statements of the Spinco Entities as of September 30, 2023 (the “Latest Spinco P&L”), and (ii) the consolidated balance sheets of the Spinco Entities as of September 30, 2023, and October 1, 2022, and the related consolidated statements of operations of the Spinco Entities for the year then ended (collectively, the “Spinco Financial Statements”).

(b)            In each case, (i) the Spinco Financial Statements have been prepared consistently in accordance with Remainco’s historical accounting principles and practices, and (ii) the Spinco Financial Statements present consistently, as of their respective dates and for the periods set forth therein, the consolidated financial position and results of operations, as the case may be, of the Spinco Entities. The Spinco Financial Statements have been prepared based on the books and records of the Spinco Entities and, with respect to the Spinco Business, Remainco and its Affiliates and such books and records have been regularly maintained in the Ordinary Course, except to the extent created specifically for the purposes of effecting the transactions contemplated by this Agreement and the other Transaction Documents. The Spinco Financial Statements (other than the Latest Spinco P&L) fairly present, in all material respects, the financial position of the Spinco Business (taken as a whole) as of the date thereof and results of operations for the period then ended. Except as set forth in the Spinco Financial Statements, the Spinco Entities and the Spinco Business do not maintain any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. The systems of internal controls over financial reporting maintained by the Spinco Business and the Spinco Entities are sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied and that all transactions are executed in accordance with management’s general or specific authorization.

(c)            Except for (i) liabilities disclosed, reflected, reserved against or otherwise provided for in the Spinco Financial Statements (other than the Latest Spinco P&L), (ii) liabilities incurred in the Ordinary Course of Spinco’s Business since September 30, 2023, or arising under this Agreement (none of which relates to breach of contract, breach of warranty, tort, infringement or violations of Law), (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Spinco Business, taken as a whole, or (iv) as set forth on Section 6.5(c) of the Spinco Disclosure Letter, the Spinco Entities do not have any liabilities of any nature, whether or not accrued, contingent or otherwise.

(d)            When delivered pursuant to Section 8.22, the Audited Financial Statements, the Subsequent Unaudited Spinco Financial Statements and the Subsequent Audited Spinco Financial Statements will (i) except as otherwise noted and reflected therein, have been prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented (subject, with respect to the Subsequent Unaudited Spinco Financial Statements, to normal year-end adjustments, as at the dates and for the periods presented), and (ii) fairly present in all material respects the financial position of the Spinco Business and the results of its operations as of the respective dates thereof and for the respective periods covered thereby on the basis by which the Audited Financial Statements, the Subsequent Unaudited Spinco Financial Statements and the Subsequent Audited Spinco Financial Statements, in each case, were prepared, except for the fact that the Spinco Business was not operated on a stand-alone basis during such periods and, therefore, the Audited Financial Statements, the Subsequent Unaudited Spinco Financial Statements and the Subsequent Audited Spinco Financial Statements will reflect certain costs allocations made that may not reflect what would have been incurred if the Spinco Business had been operated on a stand-alone basis during such periods. The Audited Financial Statements shall conform in all material respects to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the RMT Partner Registration Statement, the Distribution Registration Statement and the Tender Offer Statement (if applicable).

(e)            Remainco maintains disclosure controls and procedures designed to ensure that information required to be disclosed by Remainco with respect to the Spinco Business in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Remainco’s filings with the SEC under the Exchange Act.

(f)             None of the Spinco Entities has incurred any non-reported Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of any Spinco Entity, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by such Spinco Entity of registration under the Exchange Act. No Spinco Entity is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K promulgated by the SEC) that is material to the Spinco Entities, taken as a whole.

(g)            The information supplied or to be supplied by Remainco or any of its Subsidiaries (including the Spinco Entities) for inclusion in the Securities Filings will not, on the date of filing of the applicable Securities Filing or, in the case of the Distribution Registration Statement or the RMT Partner Registration Statement, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the shareholders of RMT Partner, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.6            Absence of Certain Changes. Since October 2, 2022 (a) to the date of this Agreement, each Spinco Entity has conducted the Spinco Business in the Ordinary Course in all material respects, (b) there has not been any material damage, destruction or other casualty loss with respect to any material assets of any Spinco Entity, (c) there has not been a Spinco Material Adverse Effect, and (d) no Spinco Entity and, with respect to the Spinco Business, Remainco or any of its Affiliates, has taken any action that, if taken during the period from the date of this Agreement through the Closing Date without RMT Partner’s consent would constitute a breach of Section 8.1(a).

Section 6.7            Litigation.

(a)            There is no, and since January 1, 2021 there has been no, civil, criminal, administrative or other Proceeding pending or, to the Knowledge of Remainco, threatened against any of the Spinco Entities or, with respect to the Spinco Business, Remainco or any of its Affiliates or any of their respective properties or assets, nor is there any judgment, settlement, decree, injunction, writ, award, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Remainco, investigation or inquiry by any Governmental Entity, involving any Spinco Entity that would reasonably be expected to be, individually or in the aggregate, material to the Spinco Business.

(b)            There are not any (i) outstanding judgments against the Spinco Entities, (ii) Proceedings pending or, to the Knowledge of Remainco, threatened, against any of the Spinco Entities, or (iii) investigations by any Governmental Entity that are, to the Knowledge of Remainco, pending or threatened against Remainco or any of the Spinco Entities that would reasonably be expected to (A) have a material adverse effect on Spinco’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby or (B) be, individually or in the aggregate, material to the Spinco Business, taken as a whole.

Section 6.8            Employee Benefits and Labor Matters.

(a)            Section 6.8(a) of the Spinco Disclosure Letter sets forth a true and complete list of each material Benefit Plan of the Spinco Entities as of the date of this Agreement.

(b)            Each Benefit Plan of the Spinco Entities has been administered in material compliance with its terms and the applicable provisions of the Code, ERISA and all other applicable Laws, rules and regulations and the terms of any applicable Collective Bargaining Agreement, and with respect to each Benefit Plan, the Spinco Entities have materially complied with such Laws and Collective Bargaining Agreements. As of the date hereof and, except as would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business, taken as a whole, as of the Closing, (i) except as set forth on Section 6.8(b) of the Spinco Disclosure Letter, there is no pending or threatened investigation, action, complaint, suit, proceeding or other claim (other than routine claims for benefits) in respect of any Benefit Plan of the Spinco Entities, (ii) no facts or circumstances exist that could give rise to any such actions, suits, or claims, (iii) contributions to all Benefit Plans have been made as required by applicable Laws, rules and regulations and no written or oral communication has been received from any Governmental Entity in respect of any Benefit Plan of the Spinco Entities concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transaction contemplated herein during the past two (2) years, (iv) no administrative investigation, audit, Proceeding, or other administrative proceedings by any Governmental Entity are pending, threatened, or in progress, (v) with respect to each Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the appropriate Governmental Entity, or to the participants or beneficiaries of such Benefit Plan, have been filed or furnished on a timely basis, (vi) each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code (or such Benefit Plan is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan) and, to the Knowledge of Remainco, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification, (vii) to the Knowledge of Remainco, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Benefit Plan, (viii) no Service Provider has been improperly excluded from participation in any Benefit Plan, and none of the Spinco Entities has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, (ix) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Benefit Plan, and (x) any bonding required with respect to the Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect. Except as set forth on Section 6.8(b) of the Spinco Disclosure Letter, no Spinco Entity has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance or other benefits for any Service Provider, except as may be required pursuant to applicable Law, and at the expense of such Service Provider.

(c)            Except as set forth on Section 6.8(c) of the Spinco Disclosure Letter, no Benefit Plan of the Spinco Entities exists that would reasonably be expected to (i) entitle any Spinco Employee to any payment, benefit or right, or increase in payment, benefit or right, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans of the Spinco Entities, or (iii) limit or restrict the right of any Spinco Entity to merge, amend or terminate any of the Benefit Plans of the Spinco Entities, in each case as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)).

(d)            No Benefit Plan of the Spinco Entities is a Multiemployer Plan or Multiple Employer Plan, and no Spinco Entity has at any time sponsored or contributed to, or has or had any obligation to sponsor or contribute to, or has or had any liability or obligation in respect of, any Multiemployer Plan or Multiple Employer Plan.

(e)            Except as set forth on Section 6.8(e) of the Spinco Disclosure Letter, none of the Spinco Entities has any actual or contingent obligation with respect to any employee benefit plan or arrangement that is subject to Section 302 of ERISA, Title IV of ERISA, Sections 412 and 4971 of the Code, that is due to the Spinco Entities’ affiliation with any of their respective ERISA Affiliates.

(f)             None of the execution and delivery of this Agreement, approval of this Agreement or the consummation of the transactions contemplated by this Agreement could (either alone or in combination with another event) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). None of the Spinco Entities is a party to or has any obligation under any Benefit Plan or otherwise to compensate, gross-up or indemnify any person for Taxes, including those payable pursuant to Section 409A or 4999 of the Code.

(g)            With respect to each Foreign Plan, (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all Service Providers or beneficiaries in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, (iii) if intended to qualify for special Tax treatment (or permitted to have been approved to obtain any beneficial Tax or other status), such Foreign Plan meets all requirements for such treatment, (iv) if intended to be filed, registered or approved by a competent Governmental Entity, has been duly and timely filed, registered or approved, as applicable, and (v) such Foreign Plan has been maintained in good standing with applicable Governmental Entities and in compliance with all applicable Laws. Except pursuant to the express terms of a Foreign Plan, no Spinco Entity has any material current or contingent liability or obligation with respect to any Foreign Plan.

(h)            Section 6.8(h) of the Spinco Disclosure Letter contains a correct and complete list of each Spinco Employee, showing, with respect to each such Spinco Employee (i) whether actively at work or on a leave of absence (and, if on a leave of absence, expected return to work date), job title or position, status as full-time or part-time, exempt or non-exempt, union or non-union, location of employment, employer, date of hire, and cumulative length of service, and (ii) to the extent permitted by applicable Law, base salary or base wage rate, bonus and commission arrangements.

(i)             Section 6.8(i) of the Spinco Disclosure Letter contains a list of (i) all service agreements or contracts of employment or engagement for Spinco Employees with a base salary in excess of one hundred fifty thousand dollars ($150,000), and (ii) material consultancy arrangements adopted by each Spinco Entity which provide for bonus, benefit and incentive entitlements including any transaction related bonuses, severance and retention plans.

(j)             Except as set forth on Section 6.8(j) of the Spinco Disclosure Letter, none of the Spinco Entities is a party to any Collective Bargaining Agreement or any other material contract or agreement with any labor organization, trade union, staff forum or employee representative body, or works counsel, nor is any such contract or agreement, as of the date hereof, being negotiated.

(k)            (i) To the Knowledge of Remainco, as of the date hereof, there are not any union organizing or election activities or attempts concerning any Spinco Employees, nor have there been since January 1, 2021; (ii) as of the date hereof, there are no labor strikes, slowdowns, work stoppages, concerted refusals to work overtime, handbilling, demonstrations, leafletting, disruptions or lockouts (in each case involving labor matters) or negative works council decisions or findings pending, anticipated or, to the Knowledge of Remainco, threatened against any Spinco Entity, nor have there been since January 1, 2021; (iii) in addition to any obligations to individual Spinco Employees, the Spinco Entities have complied with any Collective Bargaining Agreement and obligation pursuant to Law in the relevant jurisdiction to inform and consult any works council, labor organization, trade union, staff forum or employee representative body in respect of the transactions contemplated herein, or other reorganization, restructuring or transfer of employees’ employment; and (iv) regarding any Spinco Entity as of the date hereof and as of the Closing, (A) no unfair labor practice charge or complaint, or demand for recognition or certification of a collective bargaining representative, is pending or, to the Knowledge of Remainco, threatened, (B) no employee-related dispute, grievance or arbitration proceeding is pending or, to the Knowledge of Remainco, threatened, (C) no individual or class action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Spinco Employees is pending or, to the Knowledge of Remainco, threatened, (D) each is in compliance with all applicable Laws, agreements, contracts, policies, plans and programs relating to labor, employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment and there has not been in the past twelve (12) months, nor is there pending any third party enforcement action or compliance investigation into the same, and (E) each is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to Service Providers or employment practices. Each Service Provider has all work permits, immigration permits, visas or other authorizations required by applicable Law. A properly completed Form I-9 is on file with respect to each Spinco Employee whose primary work location is in the U.S.

Section 6.9            Compliance with Laws, Permits.

(a)            Each Spinco Entity is, and has been since January 1, 2021, in compliance in all respects (i) with all applicable Laws, and (ii) with its own internal policies, except for instances of noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business, taken as a whole. Since January 1, 2021, no Spinco Entity has received any written notice from any Governmental Entity that it is not in compliance with any applicable Law, except as would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business, taken as a whole.

(b)            Since January 1, 2021, each Spinco Entity and Remainco (to the extent relating to the Spinco Business) has been and is in compliance with all applicable International Trade Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business, taken as a whole. Without limiting any of the foregoing, since January 1, 2021, no Spinco Entity nor any of their respective officers, directors, or employees, nor, to the Knowledge of Remainco, any other Person acting on behalf of any Spinco Entity has engaged in any business or dealings, directly or indirectly, involving or relating to (i) any country or territory that is or whose government is the target of comprehensive sanctions imposed by the United States, Canada, the European Union, or the United Kingdom (including, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region, and the so-called Donetsk and Luhansk People’s Republics; each a “Sanctioned Jurisdiction”), or (ii) a Person that is designated on, or that is owned or controlled by a Person that is designated on any list of sanctioned parties maintained by the United States, Canada, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC (any such Person a “Sanctioned Person”).

(c)            No Spinco Entity nor, to the Knowledge of Remainco, any of their respective directors, officers, employees, shareholders, or other Persons acting on behalf of any Spinco Entity is (i) a Sanctioned Person, or (ii) located, organized, or resident in a Sanctioned Jurisdiction.

(d)            Since January 1, 2021, each Spinco Entity and Remainco (to the extent relating to the Spinco Business) has been and is in compliance with all applicable Anti-Corruption Laws in all material respects. Without limiting the foregoing, since January 1, 2021, no Spinco Entity or Remainco (to the extent relating to the Spinco Business), nor any of their respective directors, officers, employees, nor, to the Knowledge of Remainco, any other Person acting on behalf of any Spinco Entity or Remainco (to the extent relating to the Spinco Business), has paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any Government Official, any political party, or any other Person for the purpose of influencing any act or decision or to secure any improper advantage or to reward any other Person for the improper performance of any activity or function. Likewise, since January 1, 2021, no Spinco Entity or Remainco (to the extent relating to the Spinco Business), nor any of their respective directors, officers, employees, nor to the Knowledge of Remainco, any other Person acting on behalf of the Spinco Entities or Remainco (to the extent relating to the Spinco Business) has requested, agreed to receive, or accepted the payment of money or any other advantage intending that in consequence a relevant function or activity should be performed improperly, or as a reward for the improper performance of a relevant function or activity.

(e)            The Spinco Business and the Spinco Entities have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws and anti-money laundering Laws in each jurisdiction in which the Spinco Business is operated or a Spinco Entity operates.

(f)             Since January 1, 2021, no Spinco Entity or Remainco (to the extent relating to the Spinco Business) nor any of their respective directors, officers, employees, or, to the Knowledge of Remainco, any other Person acting on behalf of any Spinco Entity or Remainco (to the extent relating to the Spinco Business) has received from any Governmental Entity or any other Person any written notice of any violation, alleged violation, or any suspected violation of any Anti-Corruption Law or International Trade Law, or conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Entity concerning, any actual, suspected, or alleged violation of any Anti-Corruption Law or International Trade Law.

(g)            Each Spinco Entity has obtained and is in compliance with all Permits necessary to operate the Spinco Business. All such Permits are in full force and effect, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business, taken as a whole. There is no suspension, revocation or cancellation of any of the Permits issued to any Spinco Entity pending or, to the Knowledge of Remainco, threatened, except where the suspension or cancellation of any of the Permits would not have a Spinco Material Adverse Effect. No Spinco Entity has received any written notice from any Governmental Entity regarding a violation of, conflict with, or failure to comply with, any terms or requirement of any Permit, which if ultimately determined to result in a violation of, conflict with, or failure to comply with any such terms or requirement, would reasonably be expected to be, individually or in the aggregate, material to the Spinco Business, taken as a whole.

Section 6.10          Sufficiency of Assets.

(a)            The Spinco Entities have, or will have as of the Closing, good and valid title to all assets they purport to own, in each case free and clear of all Liens other than Permitted Encumbrances or those Liens set forth on Section 6.10(a) of the Spinco Disclosure Letter.

(b)            After giving effect to the Closing, the assets of each of the Spinco Entities, together with such portion of the Combined Contracts, the Commingled Contracts, the Continuing Arrangements, and any assets and services made available pursuant to the terms of the Transition Services Agreement, are necessary and sufficient to conduct and operate the Spinco Business immediately after Closing in substantially the same manner as the Spinco Business is and was conducted as of the date hereof, at Closing and during the twelve (12)-month period prior to the Closing, in each case, without any additional Contract, license or other right.

Section 6.11          Certain Contracts.

(a)            Section 6.11(a) of the Spinco Disclosure Letter lists the Spinco Material Contracts in effect as of the date of this Agreement. “Spinco Material Contracts” means the following:

(i)            each Contract required to be disclosed on Section 6.17(a) and Section 6.17(b) of the Spinco Disclosure Letter;

(ii)           each Contract required to be disclosed on Section 6.14(a)(iii) of the Spinco Disclosure Letter;

(iii)          each Contract relating to the Spinco Business with each of the Persons required to be listed on Section 6.20(a)(i) of the Spinco Disclosure Letter;

(iv)          each Contract relating to the Spinco Business with each of the Persons required to be listed on Section 6.20(a)(ii) of the Spinco Disclosure Letter;

(v)           (A) any Contract relating to the Spinco Business containing any right of any exclusivity in favor of the other parties thereto or any covenant limiting, in any respect, the ability of any Spinco Entity to engage in any line of business or in any geographic area or to compete with any Person or to solicit, hire or engage in transactions with the suppliers or customers of another Person or any material employee non-solicitation provision or that provides for “most favored nations” terms; (B) each Contract with respect to the Spinco Business under which there is a right of first negotiation, right of first refusal or a right of first or last offer; and (C) each Contract that (1) requires any Spinco Entity to purchase its total requirements of any product or service from a third party, or (2) provides for a “single source” supply to any Spinco Entity;

(vi)          each Contract that creates, governs or controls a partnership or joint venture with any Spinco Entity;

(vii)         (A) each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement to which any Spinco Entity is a party (or under which any Spinco Entity has obligations or its properties or assets are bound) providing for or relating to Indebtedness; and (B) each Contract that relates to the mortgage, pledge or transfer of, or the grant of a security interest in or other Lien on, any material asset of the Spinco Business;

(viii)        each Contract that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) to which any Spinco Entity is a party or has any obligations (A) pursuant to which any earn-out, deferred or contingent payment or other indemnification or material other obligations remain outstanding, or (B) was entered into in the past three (3) years;

(ix)           each Contract between any Spinco Entity, on the one hand, and any of Remainco or its Affiliates, on the other hand;

(x)            each Contract containing restrictions with respect to payment of dividends or any distributions in respect of the equity interests of any Spinco Entity;

(xi)           each settlement agreement that (A) imposes continuing material obligations or material restrictions on any Spinco Entity, or (B) has unpaid amounts in excess of one million dollars ($1,000,000);

(xii)          each Contract or series of related Contracts relating to any single or series of related capital expenditures by any Spinco Entity pursuant to which any Spinco Entity has future financial obligations in excess of five hundred thousand dollars ($500,000);

(xiii)         each Contract to which any Spinco Entity is a party regarding any hedging, derivatives or similar arrangements;

(xiv)         each Contract between any Spinco Entity and any Governmental Entity; and

(xv)          each Contract under which any Spinco Entity has continuing material indemnification obligations to any Person, other than those entered into in the Ordinary Course of the Spinco Business consistent with past practice.

(b)            All Spinco Material Contracts are enforceable against each Spinco Entity (as the case may be) and, to the Knowledge of Remainco, any other party thereto in accordance with their terms and are in full force and effect with respect to, and a valid and binding obligation of, each Spinco Entity, and, to the Knowledge of Remainco, with respect to any other party thereto, except as would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business taken as a whole, and no Spinco Entity, nor, to the Knowledge of Remainco, any other party thereto, is or alleged to be in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Spinco Material Contract, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business taken as a whole.

Section 6.12          Environmental Matters. (a) Each Spinco Entity is and for the past six (6) years has been operating the Spinco Business in material compliance with all Environmental Laws; (b) there are no pending or, to the Knowledge of Remainco, threatened Proceedings against any Spinco Entity alleging that such Person is in material violation of any Environmental Law; (c) no Spinco Entity has received a written notice that remains unresolved asserting that it is or may be required to conduct, any investigation, cleanup, remediation or similar activities with respect to any Release of a Hazardous Substance at any of the real property currently or formerly owned, leased or used by it or with respect to any third party disposal site to which it sent or disposed of any Hazardous Substances; (d) there has been no Release of Hazardous Substances at any of the real property currently or formerly owned, leased or used by it or at any third party disposal site to which it sent or disposed of any Hazardous Substances for which the Spinco Entities would be liable under Environmental Laws; and (e) no filings with any Governmental Entity, environmental investigation, or remediation is required in connection with the transactions contemplated under this Agreement and the other Transaction Documents pursuant to Environmental Laws.

Section 6.13          Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, a Spinco Material Adverse Effect:

(a)            All Tax Returns required to be filed by or with respect to any Spinco Entity have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete. All Taxes of or with respect to any Spinco Entity, whether or not shown as due on such Tax Returns, have been paid, or adequate accruals or reserves therefor in accordance with GAAP have been provided on the books of the Spinco Entities.

(b)            All Taxes required to be withheld in respect of the Spinco Business or any Spinco Entity by Spinco or its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Taxing authority.

(c)            No deficiency or other assessment or adjustment for any Taxes has been asserted or assessed by any Taxing authority in writing against any Spinco Entity (or, to the Knowledge of Remainco, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No claim, audit or other proceeding by any Taxing authority is pending or ongoing (or, to the Knowledge of Remainco, has been threatened or proposed) with respect to any Taxes of or with respect to any Spinco Entity.

(d)            Other than in connection with the Initial Spin, the Spinco Distribution or otherwise in connection with the separation of the Spinco Business (including transactions contemplated by the Internal Restructuring and transactions that have already occurred in connection with such separation), no Spinco Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the two (2)-year period ending on the date of this Agreement.

(e)            No Spinco Entity has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding provision of state, local or foreign Tax Law).

(f)             There are no Liens for Taxes (other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded) upon the assets of any Spinco Entity.

(g)            No Spinco Entity (A) is, or since January 1, 2021, has been, a member of any affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is Remainco or any of its Subsidiaries), (B) has any liability for the Taxes of any Person (other than Remainco or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by operation of Law or by Contract (other than customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes), or (C) is party to (or will be liable in respect of) any Contract relating to the allocation, sharing or indemnification of Taxes, other than (i) the Tax Matters Agreement, (ii) customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes, and (iii) Contracts solely between or among Spinco Entities.

(h)            No Taxing authority has notified any Spinco Entity in writing that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.

(i)             Spinco is not and has not been, in the five (5)-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(j)             As of the date hereof, Remainco is not aware of the existence of any reason, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the Contribution, the Initial Spin, the Spinco Distribution, the Spinco Special Cash Payment, the Spin-Off, the Exchange Offer, and the Merger from qualifying for the Intended Tax Treatment, or (ii) either Remainco or Spinco from delivering the Remainco Tax Representation Letters and the Spinco Tax Representation Letters, respectively, at the applicable time set forth in Section 8.14(c).

Section 6.14          Intellectual Property.

(a)            Section 6.14(a)(i) of the Spinco Disclosure Letter sets forth a true and complete list of all registrations and applications for registration included in the Spinco Intellectual Property, including the owner and jurisdiction of each such registration and application for registration. Section 6.14(a)(ii) of the Spinco Disclosure Letter sets forth a true and complete list of all material unregistered Trademarks and proprietary software included in the Spinco Intellectual Property. Section 6.14(a)(iii) of the Spinco Disclosure Letter set forth a true and complete list of each license, sublicense, collaboration or other agreement (excluding Liens for Indebtedness) to which any Spinco Entity is a party and (i) obtains any license, right to use or covenant not to be sued under any Intellectual Property or Spinco IT Assets (“Inbound Spinco Intellectual Property Licenses”), other than (A) for commercially available, off-the-shelf Spinco Intellectual Property or Spinco IT Assets, (B) shrinkwrap, clickwrap or other non-negotiated forms of agreement, (C) with annual fees of less than two hundred fifty thousand dollars ($250,000), or (D) licenses to Open Source Software, or (ii) grants a license, right to use or covenant not to be sued under any Spinco Intellectual Property or Spinco IT Assets, except (A) non-exclusive licenses granted to customers or other third parties, (B) licenses to vendors, contractors or other service providers for use in providing services to the Spinco Entities, (C) licenses incidental to the Spinco Entities’ sale, license or other provision of products or services, or (D) other agreements entered into in the Ordinary Course of the Spinco Business.

(b)            As of the date hereof, a Spinco Entity solely and exclusively owns and, as of the Closing, a Spinco Entity will solely and exclusively own, all Spinco Intellectual Property, free and clear of all Liens other than Permitted Encumbrances. Since January 1, 2021, neither Remainco nor any Spinco Entity has received any written communication from any Person asserting any ownership interest in any of the Spinco Intellectual Property.

(c)            To the Knowledge of Remainco, the conduct of the Spinco Business as presently conducted does not violate, misappropriate, conflict with or infringe (“Infringe”), and since January 1, 2021, the conduct of the Spinco Business has not Infringed the Intellectual Property of any Person and since January 1, 2021, neither Remainco nor any Spinco Entity has received any written communication (including cease and desist letters or invitations to take an Intellectual Property license) alleging the same. The Spinco Intellectual Property is valid, enforceable (excluding applications for Spinco Intellectual Property) and subsisting and no claims are pending or, to the Knowledge of Remainco, threatened in writing against any Spinco Entity by any Person with respect to the ownership, validity or enforceability of any Spinco Intellectual Property. To the Knowledge of Remainco, each Spinco Entity is not obligated to make any payments of material royalties or fees to any Person to enable the use of any Intellectual Property in connection with the conduct of the Spinco Business as currently conducted, and to the Knowledge of Remainco, the Spinco Intellectual Property is not being Infringed by any Person.

(d)            The Spinco Intellectual Property and the Intellectual Property licensed pursuant to the Inbound Spinco Intellectual Property Licenses constitute all material Intellectual Property used in or necessary to operate the Spinco Business as currently conducted and the Spinco Entities will own or have a valid and enforceable license to all Intellectual Property necessary to operate the Spinco Business following the Closing in the same manner it was conducted immediately prior to the Closing. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Spinco Intellectual Property. No Contract to which any Spinco Entity is a party would, upon Closing, grant or purport to grant to any Person any license, covenant not to sue, or other rights related to Intellectual Property owned by RMT Partner or any of its Affiliates (other than the Spinco Entities).

(e)            (i) The Spinco Entities have taken reasonable steps to maintain, enforce and protect the Spinco Intellectual Property, including reasonable steps to protect the confidentiality of all Spinco Intellectual Property the value of which to the Spinco Business is contingent upon maintaining the confidentiality thereof; (ii) none of the Trade Secrets included in the Spinco Intellectual Property has been disclosed, other than to Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or otherwise by operation of Law or in the Ordinary Course where in the reasonable judgment of the Spinco Entities such disclosure is not material to the Spinco Entities; (iii) to the Knowledge of Remainco, no such confidentiality agreements have been breached or violated in such a manner as would have a material adverse effect on the Spinco Entities; and (iv) each current and former employee and contractor of the Spinco Entities who developed, invented or contributed to any material Spinco Intellectual Property has executed a written agreement validly assigning all rights in and to such Spinco Intellectual Property to a Spinco Entity.

(f)             The manner in which any Open Source Software is incorporated into, linked to or called by, or otherwise combined or distributed with any software product or service that is Spinco Intellectual Property does not, according to the terms of the license applicable to such Open Source Software, obligate any Spinco Entity to: (i) disclose, make available, offer or deliver all or any portion of any source code of any such software product or service or any component thereof to any third party, other than the applicable Open Source Software; or (ii) create obligations to grant, or purport to grant, to any third party any rights or immunities under any Spinco Intellectual Property (including any agreement not to assert patents), or impose any present economic limitations on any commercial exploitation thereof. None of the Spinco Entities has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code that is Spinco Intellectual Property to any escrow agent or other Person.

(g)            The Spinco IT Assets are in all material respects in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and perform the functions necessary to carry on the conduct of the Spinco Business as currently conducted. The Spinco Entities have taken and currently take reasonable measures designed to ensure that none of the Spinco IT Assets contains any unauthorized “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code intended to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed. The Spinco IT Assets are subject to regular evaluation for any vulnerabilities that could provide unauthorized access thereto. Since January 1, 2021, there have been no breakdowns, continued substandard performance or other adverse events affecting the Spinco IT Assets that have caused a material disruption or interruption outside of the Ordinary Course in the operation of the Spinco Business.

(h)            Each Spinco Entity has been since January 1, 2021, and currently is in material compliance with (i) all applicable Laws, (ii) the requirements of any Contracts, and (iii) the written privacy policies of the Spinco Entities then in effect, relating to the collection, storage, use, Processing and transfer of all Personal Data collected or processed by the Spinco Entities. Since January 1, 2021, the Spinco Entities have had commercially reasonable security measures in place designed to protect all Personal Data under their control and/or in their possession from unauthorized access, in each case in accordance in all material respects with (A) applicable Law, (B) any applicable statements in the written privacy policies of the Spinco Entities then in effect, (C) any written public statements regarding information security practices of the Spinco Entities, and (D) all Contracts to which a Spinco Entity is a party. Since January 1, 2021, to the Knowledge of Remainco, neither Remainco (as it relates to the Spinco Business) or the Spinco Entities have suffered any breach in security or other event or incident that has permitted any unauthorized disclosure of or access to the Personal Data in each Spinco Entities’ control or possession, or that materially disrupted the operation of the Spinco Business or any Spinco Entity.

(i)             Each Spinco Entity’s cyber security program (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality and integrity of Personal Data in its possession or control, and (ii) puts in place reasonable measures designed to protect against unauthorized access to the Spinco IT Assets. Since January 1, 2021, no Spinco Entity has notified, or been required to notify, any Person of any information security breach involving Personal Data of such Spinco Entity’s business. Since January 1, 2021, there have been no lawsuits, actions or investigations, or any written claims, brought against the Spinco Entities alleging any violation of any Laws relating to the collection, storage, use, Processing and transfer of Personal Data, or arising out of the Spinco Entities’ Processing of Personal Data, and to the Knowledge of Remainco, no such lawsuits, claims, actions or investigations are currently contemplated or threatened. The transactions contemplated by this Agreement will not result in the violation by the Spinco Entities of any Laws relating to the collection, storage, use and transfer of Personal Data, and immediately following those transactions the Spinco Entities will have the same rights to utilize the Personal Data in their possession or control that the Spinco Entities had immediately prior to those transactions.

Section 6.15          Insurance. The insurance policies carried by or for the benefit of the Spinco Entities or the assets, properties or personnel of the Spinco Business, or for the benefit of each Spinco Entity or its assets, properties or personnel (collectively, the “Spinco Insurance Policies”), in each case as of the date of this Agreement and that are material to the Spinco Business are set forth on Section 6.15 of the Spinco Disclosure Letter. All the Spinco Insurance Policies (a) are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments and adjustments in respect of self-insured general liability and automobile liability fronting programs, self-insured health programs and self-insured workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received with respect to any Spinco Insurance Policy other than in connection with ordinary renewals, and (b) provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law. Section 6.15 of the Spinco Disclosure Letter sets forth a true, correct and complete list of all Spinco Insurance Policies that will remain in effect and cover the Spinco Entities or their respective assets, properties, employees, operations, officers and directors following the consummation of the transactions contemplated hereby.

Section 6.16          Related-Party Transactions. To the Knowledge of Remainco, no present director, executive officer, stockholder, partner, member, employee or Affiliate of Remainco or its Subsidiaries, or Spinco Entity (other than its Subsidiaries), or any of such Person’s Affiliates or immediate family members, is party to any Contract with or binding upon any Spinco Entity or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed in the Remainco Reports pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 6.17          Real Property.

(a)            Section 6.17(a) of the Spinco Disclosure Letter sets forth a true and complete list of the material real property owned by the Spinco Entities (the “Owned Spinco Real Property”). The Spinco Entities have, or will have as of the Closing, good and marketable fee simple title (or jurisdictionally comparable title) to each parcel of Owned Spinco Real Property, free and clear of all Liens, other than Permitted Encumbrances. None of the Spinco Entities has leased, or granted the right to use or occupy, any portion of the Owned Spinco Real Property to any Person. There is no pending or, to the Knowledge of Remainco, threatened condemnation, eminent domain or similar proceedings affecting the Owned Spinco Real Property. There are no options, rights of first offer or rights of first refusal to purchase any such Owned Spinco Real Property or any portion thereof or interest therein.

(b)            Section 6.17(b) of the Spinco Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all material interests in real property leased by each Spinco Entity (the “Leased Spinco Real Property”, and each agreement evidencing each Spinco Entity’s leasehold interest in the Leased Spinco Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, the “Spinco Leases”). The Spinco Leases are in full force and effect, and the Spinco Entities hold a valid and existing leasehold interest under each such Spinco Lease, free and clear of all Liens, except for Permitted Encumbrances. The Spinco Entities have not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Spinco Real Property.

(c)            The Owned Spinco Real Property and the Leased Spinco Real Property (together, the “Spinco Real Property”) constitute all material real property currently used in the Spinco Business.

(d)            All buildings, machinery, equipment and other tangible assets currently being used by the Spinco Business are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the Ordinary Course and are reasonably adequate and suitable for their current and historical uses.

(e)            Except as has not had a Spinco Material Adverse Effect, the buildings and structures located on the Spinco Real Property currently have valid legal access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such buildings and structures, and (ii) water supply, telephone, gas and electric connections, and fire protection, in each case as is necessary for the operation of such Spinco Real Property.

Section 6.18          Brokers and Finders. No Spinco Entity has incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions for which any Spinco Entity or, following the First Effective Time, RMT Partner and its Subsidiaries, will be liable.

Section 6.19          Product Liability; Product Warranty; Recalls.

(a)            None of the Spinco Entities has (i) any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, or sold by or on behalf of the Spinco Business (each, a “Spinco Product”), and (ii) committed any act or failed to commit any act, which has resulted or would reasonably be expected to result in any material product liability or material liability for breach of warranty on the part of the Spinco Entities.

(b)            (i) All Spinco Products are, and for the period since January 1, 2021, have been, processed, manufactured, and marketed in accordance in all material respects with (A) the specifications and standards required by or contained in customer contracts or purchase orders, and (B) all applicable Law, and (ii) since January 1, 2021, (A) there have been no third party individual product warranty claims involving the Spinco Products that exceed one million dollars ($1,000,000), and (B) none of the Spinco Entities has been subject to a Governmental Entity shutdown, import or export prohibition, or received any Governmental Entity notice of inspectional observation, “warning letter” or “untitled letter”, requirement to make changes to Spinco Product processes or procedures, or similar correspondence or notice alleging or asserting noncompliance with any applicable Law.

(c)            Section 6.19(c) of the Spinco Disclosure Letter identifies each product recall (whether voluntary or compulsory) and the circumstances surrounding each recall, involving any products manufactured, sold, leased, licensed or delivered by the Spinco Business since January 1, 2021, and except as set forth on Section 6.19(c) of the Spinco Disclosure Letter, no Spinco Product is currently subject to a recall required by any Governmental Entity and the Spinco Entities have no plans to initiate a voluntary product recall.

Section 6.20          Customers and Suppliers.

(a)            Section 6.20(a)(i) of the Spinco Disclosure Letter contains lists of the top ten (10) customers of the Spinco Business on a consolidated basis (determined by revenue) for each of the 2022 and 2023 fiscal years, and Section 6.20(a)(ii) of the Spinco Disclosure Letter contains lists of the top ten (10) suppliers to the Spinco Business on a consolidated basis (determined by the cost of items or services purchased) for each of the 2022 and 2023 fiscal years.

(b)            Except as set forth on Section 6.20(b) of the Spinco Disclosure Letter, no customer required to be listed on Section 6.20(a)(i) of the Spinco Disclosure Letter or supplier required to be listed on Section 6.20(a)(ii) of the Spinco Disclosure Letter has expressly stated its intention or, to the Knowledge of Remainco, threatened in writing to cancel or otherwise terminate or materially adversely modify its relationship with the Spinco Business (including with respect to volume of purchases or sales, prices, gross or contribution margins or returns). Except as set forth on Section 6.20(b) of the Spinco Disclosure Letter, the Spinco Business has not, during the past twelve (12) months, cancelled or otherwise terminated or materially and adversely modified their relationship with any customer or supplier required to be set forth on Section 6.20(a) of the Spinco Disclosure Letter, as applicable.

Section 6.21          Spinco Financing. Attached hereto as Exhibit I is a true, complete and fully executed copy of the Spinco Commitment Letter. As of the date of this Agreement, (a) the Spinco Commitment Letter has not been amended, waived or modified in any respect, (b) to the knowledge of Remainco, the respective commitments contained in the Spinco Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect, and (c) the Spinco Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Spinco, and, to the knowledge of Remainco, the other parties thereto, enforceable against Spinco, and to the knowledge of Remainco, each of the other parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, except for the Spinco Commitment Letter, to the knowledge of Remainco, there are no side letters or other Contracts related to any portion of the funding of the Spinco Financing, other than as expressly set forth in the Spinco Commitment Letter delivered to RMT Partner on or prior to the date of this Agreement. As of the date of this Agreement, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Spinco, its Affiliates or, to the knowledge of Remainco, any other party to the Spinco Commitment Letter, under the Spinco Commitment Letter, or, to the knowledge of Remainco, would result in any portion of the Spinco Financing being unavailable or delayed.

Section 6.22          Information to be Supplied. The information supplied or to be supplied by Spinco for inclusion in the Securities Filings will not, on the date of filing of the applicable Securities Filing or, in the case of the Distribution Registration Statement or the RMT Partner Registration Statement, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the shareholders of RMT Partner, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.23          No Other Representations and Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, REMAINCO AND SPINCO MAKE NO REPRESENTATIONS OR WARRANTIES TO RMT PARTNER, MERGER SUBS, OR ANY OTHER PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE V AND ARTICLE VI. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY REMAINCO AND SPINCO. REMAINCO AND SPINCO ACKNOWLEDGE AND AGREE THAT NEITHER RMT PARTNER, MERGER SUBS NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO REMAINCO OR SPINCO OTHER THAN THOSE CONTAINED IN ARTICLE VII, AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY RMT PARTNER AND MERGER SUBS.

Article VII

REPRESENTATIONS AND WARRANTIES OF RMT PARTNER AND MERGER SUBS

Except as set forth in the forms, statements, certifications, reports and documents or furnished by the RMT Partner with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date but prior to the date of this Agreement (such forms, statements, reports and documents, in each case as amended prior to this Agreement, the “RMT Partner Reports”) (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Remainco and Spinco by RMT Partner and Merger Subs concurrently with the execution and delivery of this Agreement (the “RMT Partner Disclosure Letter”), it being agreed that for purposes of the representations and warranties set forth in this ARTICLE VII, disclosure of any item in any section or subsection of the RMT Partner Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, RMT Partner hereby represents and warrants to Remainco that:

Section 7.1            Organization, Good Standing and Qualification. Each of RMT Partner, Merger Subs and RMT Partner’s other Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect or to prevent, materially delay or materially impair the ability of RMT Partner to consummate the Transactions. Prior to the date of this Agreement, RMT Partner has made available to Remainco complete and correct copies of the Organizational Documents of RMT Partner and Merger Subs as amended to and as in effect on the date of this Agreement.

Section 7.2            Capital Structure.

(a)            As of the date of this Agreement and immediately prior to the Charter Amendment Effective Time, the authorized capital stock of RMT Partner consists of 120,040,000 shares divided into two classes consisting of (i) 40,000 shares of preferred stock, par value $50.00 per share, and (ii) 120,000,000 shares of common stock, par value $0.01 per share. As of the close of business on February 5, 2024, there were issued and outstanding 45,086,919 shares of common stock, and no shares of preferred stock were issued and outstanding. All of the outstanding shares of capital stock of RMT Partner have been duly authorized and validly issued and are fully paid and nonassessable, and not issued in violation of any preemptive right or other similar right. As of February 5, 2024, there was an aggregate of 2,805,458 shares of common stock reserved for, and 2,385,486 shares of common stock available for, issuance pursuant to the Benefit Plans of RMT Partner identified in Section 7.2(a) of the RMT Partner Disclosure Letter as being the only Benefit Plans of RMT Partner pursuant to which shares of capital stock of RMT Partner may be issued (the “RMT Partner Stock Plans”). Except as provided in the preceding sentence and disclosed in Section 7.2(a) of the RMT Partner Disclosure Letter and except for shares of capital stock of RMT Partner that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, RMT Partner has no shares of capital stock reserved for, or subject to, issuance. Section 7.2(a) of the RMT Partner Disclosure Letter contains a correct and complete list of the number of shares of common stock subject to outstanding options, stock appreciation rights, and restricted stock units under the RMT Partner Stock Plans.

(b)            Immediately following the Charter Amendment Effective Time and at the First Effective Time, the authorized capital stock of RMT Partner will consist of 240,040,000 shares, of which 240,000,000 shares are RMT Partner Common Stock and 40,000 of which are preferred stock of RMT Partner.

(c)            As of the date of this Agreement, the authorized equity of First Merger Sub consists of one thousand (1,000) shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. As of the date of this Agreement, the authorized equity of Second Merger Sub consists of limited liability company interests, all of which are validly issued and outstanding. As of the date of this Agreement all of the issued and outstanding shares of common stock of First Merger Sub, and all of the issued and oustanding limited liability company interests of Second Merger Sub are owned, directly or indirectly, by RMT Partner, and there are (i) no other equity interests or voting securities of either Merger Subs, (ii) no securities or obligations of either Merger Sub convertible into or exchangeable for equity interests or voting securities of either Merger Sub, and (iii) no options or other rights to acquire from either Merger Sub, and no obligations of either Merger Sub to issue, any equity interests or voting securities or securities or obligations convertible into or exchangeable for equity interests or voting securities of either Merger Sub. No Merger Sub has conducted any business prior to the date of this Agreement and has no, and prior to the First Effective Time or Second Effective Time, as applicable will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement and the Transactions.

(d)            From January 1, 2023, to the execution of this Agreement, RMT Partner has not issued any shares of capital stock except pursuant to the exercise of outstanding stock options issued under the RMT Partner Stock Plans or the settlement of stock appreciation rights and restricted stock units issued under the RMT Partner Stock Plans, in accordance with their terms and, since the date of this Agreement, except as permitted by this Agreement for the period following the date of this Agreement, RMT Partner has not issued any options, stock appreciation rights, or restricted stock units. Upon any issuance of any shares of capital stock of RMT Partner in accordance with the terms of the RMT Partner Stock Plans, such shares of capital stock of RMT Partner will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any Lien. Each of the outstanding shares of capital stock, voting securities or other equity interests of each of RMT Partner’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by RMT Partner or by a direct or indirect wholly owned Subsidiary of RMT Partner, free and clear of any Lien (other than any Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in RMT Partner’s financial statements). Except as set forth in Section 7.2(a), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate RMT Partner or any of its Subsidiaries to issue or sell any shares of capital stock, voting securities or other equity interests of RMT Partner or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from RMT Partner or any of its Subsidiaries, any capital stock, voting securities or other equity interests of RMT Partner or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. RMT Partner does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for capital stock, voting securities or other equity interests having the right to vote) with the shareholders of RMT Partner on any matter.

(e)            Section 7.2(e) of the RMT Partner Disclosure Letter sets forth, as of the date of this Agreement, (i) each of RMT Partner’s Subsidiaries and the ownership interest of RMT Partner, directly or indirectly, in each such Subsidiary, and (ii) any other Person in which RMT Partner or any of its Subsidiaries may hold capital stock, voting securities or other equity interests.

(f)             Each stock option issued under the RMT Partner Stock Plans (i) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the RMT Partner Stock Plans pursuant to which it was issued, (ii) has an exercise price per share of capital stock of RMT Partner equal to or greater than the fair market value of a share of capital stock of RMT Partner on the date of such grant, (iii) has a grant date identical to the date on which the RMT Partner Board or the compensation committee (or similar) of the RMT Partner Board (including through delegation) actually awarded such stock option or on a date thereafter as specified by the RMT Partner Board or its compensation committee (including through delegation) in their respective authorization of such RMT Partner stock options, (iv) qualifies in all material respects for the Tax and accounting treatment afforded to such RMT Partner stock option in the RMT Partner’s Tax Returns and the RMT Partner Reports, respectively, and (v) complies in all material respects with Section 409A of the Code.

Section 7.3            Corporate Authority and Approval.

(a)            Each of RMT Partner and each Merger Sub has all requisite corporate and limited liability company power and authority and has taken all corporate and limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is or will be a party as of the date hereof and as of the First Effective Time and to consummate the Transactions and the transactions contemplated by the other Transaction Documents, subject only to receipt of the RMT Partner Shareholder Approval. This Agreement has been duly executed and delivered by RMT Partner and each Merger Sub and constitutes a valid and binding agreement of RMT Partner and each Merger Sub, enforceable against each RMT Partner and each Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)            The RMT Partner Board has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger, the RMT Partner Share Issuance and the RMT Partner Charter Amendment, (ii) determined that this Agreement and the Transactions, including the Merger, are in the best interests of RMT Partner, and (iii) resolved to make the RMT Partner Recommendation.

(c)            The board of directors of First Merger Sub has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger and (ii) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of First Merger Sub and its stockholders.

(d)            RMT Partner, as the sole member and manager of Merger Sub, has (i) approved and declared advisable this Agreement and the Transactions, including the Merger, and (ii) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interest of the Merger Sub and RMT Partner, as its sole member.

(e)            No vote of the holders of any class of equity securities of RMT Partner is required for the execution and delivery of this Agreement, the Transaction Documents or any other agreements and documents contemplated hereby to which RMT Partner is a party, the performance by RMT Partner of its obligations hereunder and thereunder, or to consummate the Merger and the transactions contemplated hereunder and thereunder, except that the consummation of the RMT Partner Share Issuance and the RMT Partner Charter Amendment require the RMT Partner Shareholder Approval.

(f)             Each of the RMT Partner Board and RMT Partner, as the sole member and manager of Merger Sub, has taken all necessary action so that Remainco will not be an “interested stockholder” or prohibited from entering into or consummating a “business combinations” with RMT Partner (in each case, as such term is used in Section 203 of the DGCL and Sections 2551 et. seq. of the PBCL) under Section 203 of the DGCL and Sections 2551 et. seq. of the PBCL as a result of the execution of this Agreement or the consummation of the Transactions.

(g)            Except for Sections 2551 et. seq. of the PBCL, in respect of which the RMT Partner Board has taken the action described in this Section 7.3, no Takeover Statute or any anti-takeover provision in the Organizational Documents of RMT Partner is applicable to RMT Partner, the capital stock of RMT Partner or the Transactions.

(h)            The RMT Partner Board has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to RMT Partner.

Section 7.4            Governmental Filings; No Violations.

(a)            Other than the filing with the SEC of the Distribution Registration Statement and the RMT Partner Registration Statement, the filing of any amendment to the Organizational Documents of Spinco to effect the Separation and Spinco Distribution and the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.2 and Section 2.3, (ii) required under the rules and regulations of the NYSE, (iii) required under the HSR Act or any other applicable Antitrust Laws, the Exchange Act and the Securities Act, (iv) to comply with state securities or “blue-sky” Laws, and (v) as may be required with or to Foreign Regulators pursuant to Foreign Regulatory Laws, no filings, notices or reports are required to be made by RMT Partner, Merger Subs or any other of RMT Partner’s Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by RMT Partner, Merger Subs or any other of RMT Partner’s Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by RMT Partner and Merger Subs or the consummation by RMT Partner and Merger Subs of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect or to prevent, materially delay or materially impair the ability of RMT Partner to consummate the Transactions.

(b)            The execution, delivery and performance by each of RMT Partner and Merger Subs of this Agreement and the Transaction Documents to which it is or will be a party as of the First Effective Time do not and will not, and the consummation by RMT Partner and Merger Subs of the Transactions and the transactions contemplated by such other Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of RMT Partner, Merger Subs or RMT Partner’s Subsidiaries, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any Contracts binding upon RMT Partner or any of its Subsidiaries, or, assuming (solely with respect to the performance of this Agreement and the consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 7.4(a) are made or obtained and receipt of the RMT Partner Shareholder Approval, under any Law, Governmental Order or Permit to which RMT Partner or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations under any Contract to which RMT Partner or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect or to prevent, materially delay or materially impair the ability of RMT Partner to consummate the Transactions.

Section 7.5            Financial Statements.

(a)            The consolidated balance sheets and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity for RMT Partner and its Subsidiaries as at and for the fiscal year ended December 31, 2022 and December 31, 2021 were prepared in accordance with GAAP, consistently applied, subject to normal year-end adjustments and except as may be noted therein or in the notes thereto.

(b)            The consolidated balance sheets and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity for RMT Partner and its Subsidiaries as at and for the fiscal year ended December 31, 2022 and December 31, 2021 included in or incorporated by reference into the RMT Partner Reports (including the related notes and schedules) fairly present in all material respects the financial position of the RMT Partner and its Subsidiaries and the results of its operations as of the respective dates thereof and for the respective periods covered thereby.

(c)            Except for (i) liabilities disclosed, reflected, reserved against or otherwise provided for in RMT Partner’s financial statements, (ii) liabilities incurred in the Ordinary Course of RMT Partner’s Business since September 30, 2023 or arising out of this Agreement (none of which relates to breach of contract, breach of warranty, tort, infringement or violations of Law), (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the RMT Partner Business, taken as a whole, or (iv) as set forth on Section 7.5(c) of the RMT Partner Disclosure Letter, neither RMT Partner nor its Subsidiaries have any liabilities of any nature, whether or not accrued, contingent or otherwise.

(d)            RMT Partner maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by RMT Partner in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of RMT Partner’s filings with the SEC under the Exchange Act. RMT Partner maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. RMT Partner has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to RMT Partner’s auditors and the audit committee of the RMT Partner Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect RMT Partner’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in RMT Partner’s internal control over financial reporting.

(e)            Neither RMT Partner nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of RMT Partner or any of its Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by RMT Partner or any of its Subsidiaries of registration under the Exchange Act. Neither RMT Partner nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K promulgated by the SEC) that is material to RMT Partner and its Subsidiaries, taken as a whole.

Section 7.6            Absence of Certain Changes. Since January 1, 2023 (a) to the date of this Agreement, RMT Partner and its Subsidiaries have conducted the RMT Partner Business in the Ordinary Course in all material respects, (b) there has not been any material damage, destruction or other casualty loss with respect to any material assets of RMT Partner or its Subsidiaries, (c) there has not been a RMT Partner Material Adverse Effect, and (d) none of RMT Partner or its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Closing Date without Remainco’s consent would constitute a breach of Section 8.1(b).

Section 7.7            Litigation.

(a)            There is no, and since January 1, 2021 there has been no, civil, criminal, administrative or other Proceeding pending or, to the Knowledge of RMT Partner, threatened against RMT Partner or its Subsidiaries or any of their respective properties or assets, nor is there any judgment, settlement, decree, injunction, writ, award, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of RMT Partner, investigation or inquiry by any Governmental Entity, involving RMT Partner or its Subsidiaries that would reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business.

(b)            There are not any (i) outstanding judgments against RMT Partner or its Subsidiaries, (ii) Proceedings pending or, to the Knowledge of RMT Partner, threatened against RMT Partner or its Subsidiaries, or (iii) investigations by any Governmental Entity that are, to the Knowledge of RMT Partner, pending or threatened against RMT Partner or Merger Subs that would reasonably be expected to (A) have a material adverse effect on RMT Partner’s or Merger Subs’ ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby, or (B) be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole.

Section 7.8            Employee Benefits and Labor Matters.

(a)            Section 7.8(a) of the RMT Partner Disclosure Letter sets forth a true and complete list of each material Benefit Plan of RMT Partner and its Subsidiaries as of the date of this Agreement.

(b)            Each Benefit Plan of RMT Partner and its Subsidiaries has been administered in material compliance with its terms and the applicable provisions of the Code, ERISA and all other applicable Laws, rules and regulations and the terms of any applicable Collective Bargaining Agreement, and with respect to each Benefit Plan, RMT Partner and its Subsidiaries have materially complied with such Laws and Collective Bargaining Agreements. As of the date hereof and, except as would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole, as of the Closing, (i) except as set forth on Section 7.8(b) of the RMT Partner Disclosure Letter, there is no pending or threatened investigation, action, complaint, suit, proceeding or other claim (other than routine claims for benefits) in respect of any Benefit Plan of RMT Partner and its Subsidiaries, (ii) no facts or circumstances exist that could give rise to any such actions, suits, or claims, (iii) contributions to all Benefit Plans have been made as required by applicable Laws, rules and regulations and no written or oral communication has been received from any Governmental Entity in respect of any Benefit Plan of RMT Partner and its Subsidiaries concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transaction contemplated herein during the past two (2) years, (iv) no administrative investigation, audit, Proceeding, or other administrative proceedings by any Governmental Entity are pending, threatened, or in progress, (v) with respect to each Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the appropriate Governmental Entity, or to the participants or beneficiaries of such Benefit Plan, have been filed or furnished on a timely basis, (vi) each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code (or such Benefit Plan is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan) and, to the Knowledge of RMT Partner, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification, (vii) to the Knowledge of RMT Partner, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Benefit Plan, (viii) no Service Provider has been improperly excluded from participation in any Benefit Plan, and none of RMT Partner and its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, (ix) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Benefit Plan, and (x) any bonding required with respect to the Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect. Except as set forth on Section 7.8(b) of the RMT Partner Disclosure Letter, none of RMT Partner or its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance or other benefits for any Service Provider, except as may be required pursuant to applicable Law, and at the expense of such Service Provider.

(c)            Except as set forth on Section 7.8(c) of the RMT Partner Disclosure Letter, no Benefit Plan of RMT Partner and its Subsidiaries exists that would reasonably be expected to (i) entitle any RMT Partner Employee to any payment, benefit or right, or increase in payment, benefit or right, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans of RMT Partner and its Subsidiaries, or (iii) limit or restrict the right of RMT Partner or its Subsidiaries to merge, amend or terminate any of the Benefit Plans of RMT Partner and its Subsidiaries, in each case as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)).

(d)            No Benefit Plan of RMT Partner and its Subsidiaries is a Multiemployer Plan or Multiple Employer Plan, and none of RMT Partner or its Subsidiaries has at any time sponsored or contributed to, or has or had any obligation to sponsor or contribute to, or has or had any liability or obligation in respect of, any Multiemployer Plan or Multiple Employer Plan.

(e)            Except as set forth on Section 7.8(e) of the RMT Partner Disclosure Letter, none of RMT Partner and its Subsidiaries has any actual or contingent obligation with respect to any employee benefit plan or arrangement that is subject to Section 302 of ERISA, Title IV of ERISA, Sections 412 and 4971 of the Code, that is due to RMT Partner and its Subsidiaries’ affiliation with any of their respective ERISA Affiliates.

(f)             None of the execution and delivery of this Agreement, approval of this Agreement or the consummation of the transactions contemplated by this Agreement could (either alone or in combination with another event) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). None of RMT Partner and its Subsidiaries is a party to or has any obligation under any Benefit Plan or otherwise to compensate, gross-up or indemnify any person for Taxes, including those payable pursuant to Section 409A or 4999 of the Code.

(g)            With respect to each Foreign Plan, (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all Service Providers or beneficiaries in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, (iii) if intended to qualify for special Tax treatment (or permitted to have been approved to obtain any beneficial Tax or other status), such Foreign Plan meets all requirements for such treatment, (iv) if intended to be filed, registered or approved by a competent Governmental Entity, has been duly and timely filed, registered or approved, as applicable, and (v) such Foreign Plan has been maintained in good standing with applicable Governmental Entities and in compliance with all applicable Laws. Except pursuant to the express terms of a Foreign Plan, none of RMT Partner or its Subsidiaries has any material current or contingent liability or obligation with respect to any Foreign Plan.

(h)            Section 7.8(h) of the RMT Partner Disclosure Letter contains a correct and complete list of each RMT Partner Employee, showing, with respect to each such RMT Partner Employee (i) whether actively at work or on a leave of absence (and, if on a leave of absence, expected return to work date), job title or position, status as full-time or part-time, exempt or non-exempt, union or non-union, location of employment, employer, date of hire, and cumulative length of service, and (ii) to the extent permitted by applicable Law, base salary or base wage rate, bonus and commission arrangements.

(i)             Section 7.8(i) of the RMT Partner Disclosure Letter contains a list of (i) all service agreements or contracts of employment or engagement for RMT Partner Employees with a base salary in excess of one hundred fifty thousand dollars ($150,000), and (ii) material consultancy arrangements adopted by RMT Partner and its Subsidiaries which provide for bonus, benefit and incentive entitlements including any transaction related bonuses, severance and retention plans.

(j)             Except as set forth on Section 7.8(j) of the RMT Partner Disclosure Letter, neither RMT Partner nor its Subsidiaries is a party to any Collective Bargaining Agreement or any other material contract or agreement with any labor organization, trade union, staff forum or employee representative body, or works counsel, nor is any such contract or agreement, as of the date hereof, being negotiated.

(k)            (i) To the Knowledge of RMT Partner, as of the date hereof, there are not any union organizing or election activities or attempts concerning any RMT Partner Employees, nor have there been since January 1, 2021; (ii) as of the date hereof, there are no labor strikes, slowdowns, work stoppages, concerted refusals to work overtime, handbilling, demonstrations, leafletting, disruptions or lockouts (in each case involving labor matters) or negative works council decisions or findings pending, anticipated or, to the Knowledge of RMT Partner, threatened against RMT Partner or its Subsidiaries, nor have there been since January 1, 2021; (iii) in addition to any obligations to individual RMT Partner Employees, RMT Partner and its Subsidiaries have complied with any Collective Bargaining Agreement and obligation pursuant to Law in the relevant jurisdiction to inform and consult any works council, labor organization, trade union, staff forum or employee representative body in respect of the transactions contemplated herein, or other reorganization, restructuring or transfer of employees’ employment; and (iv) regarding any of RMT Partner and its Subsidiaries as of the date hereof and as of the Closing, (A) no unfair labor practice charge or complaint, or demand for recognition or certification of a collective bargaining representative, is pending or, to the Knowledge of RMT Partner, threatened, (B) no employee-related dispute, grievance or arbitration proceeding is pending or, to the Knowledge of RMT Partner, threatened, (C) no individual or class action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the RMT Partner Employees is pending or, to the Knowledge of RMT Partner, threatened, (D) each is in compliance with all applicable Laws, agreements, contracts, policies, plans and programs relating to labor, employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment and there has not been in the past twelve (12) months, nor is there pending any third party enforcement action or compliance investigation into the same, and (E) each is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to Service Providers or employment practices. Each Service Provider has all work permits, immigration permits, visas or other authorizations required by applicable Law. A properly completed Form I-9 is on file with respect to each RMT Partner Employee whose primary work location is in the U.S.

Section 7.9            Compliance with Laws, Permits.

(a)            Each of RMT Partner and its Subsidiaries is, and has been since January 1, 2021, in compliance in all respects (i) with all applicable Laws, and (ii) with its own internal policies, except for instances of noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole. Since January 1, 2021, none of RMT Partner or its Subsidiaries has received any written notice from any Governmental Entity that it is not in compliance with any applicable Law, except as would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole.

(b)            Since January 1, 2021, each of RMT Partner and its Subsidiaries, and the conduct of the RMT Partner Business, has been and is in compliance with all applicable International Trade Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole. Without limiting any of the foregoing, since January 1, 2021, none of RMT Partner or its Subsidiaries nor any of their respective officers, directors, or employees, nor, to the Knowledge of RMT Partner, any other Person acting on behalf of RMT Partner and its Subsidiaries has engaged in any business or dealings, directly or indirectly, involving or relating to (i) any country or territory that is or whose government is a Sanctioned Jurisdiction, or (ii) a Sanctioned Person.

(c)            None of RMT Partner or its Subsidiaries nor, to the Knowledge of RMT Partner, any of their respective directors, officers, employees, shareholders, or other Persons acting on behalf of RMT Partner or its Subsidiaries is (i) a Sanctioned Person, or (ii) located, organized, or resident in a Sanctioned Jurisdiction.

(d)            Since January 1, 2021, each of RMT Partner and its Subsidiaries has been and is in compliance with all applicable Anti-Corruption Laws in all material respects. Without limiting the foregoing, since January 1, 2021, none of RMT Partner or its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the Knowledge of RMT Partner, any other Person acting on behalf of RMT Partner or its Subsidiaries, has paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any Government Official, any political party, or any other Person for the purpose of influencing any act or decision or to secure any improper advantage or to reward any other Person for the improper performance of any activity or function. Likewise, since January 1, 2021, none of RMT Partner or its Subsidiaries, nor any of their respective directors, officers, employees, nor to the Knowledge of RMT Partner, any other Person acting on behalf of RMT Partner and its Subsidiaries has requested, agreed to receive, or accepted the payment of money or any other advantage intending that in consequence a relevant function or activity should be performed improperly, or as a reward for the improper performance of a relevant function or activity.

(e)            The RMT Partner Business and RMT Partner have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws and anti-money laundering Laws in each jurisdiction in which the RMT Partner Business is operated or RMT Partner or its Subsidiaries operate.

(f)             Since January 1, 2021, none of RMT Partner or its Subsidiaries nor any of their respective directors, officers, employees, or, to the Knowledge of RMT Partner, any other Person acting on behalf of RMT Partner or its Subsidiaries has received from any Governmental Entity or any other Person any written notice of any violation, alleged violation, or any suspected violation of any Anti-Corruption Law or International Trade Law, or conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Entity concerning, any actual, suspected, or alleged violation of any Anti-Corruption Law or International Trade Law.

(g)            Each of RMT Partner and its Subsidiaries has obtained and is in compliance with all Permits necessary to operate the RMT Partner Business. All such Permits are in full force and effect, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole. There is no suspension, revocation or cancellation of any of the Permits issued to RMT Partner and its Subsidiaries pending or, to the Knowledge of RMT Partner, threatened, except where the suspension or cancellation of any of the Permits would not have a RMT Partner Material Adverse Effect. None of RMT Partner or its Subsidiaries has received any written notice from any Governmental Entity regarding a violation of, conflict with, or failure to comply with, any terms or requirement of any Permit, which if ultimately determined to result in a violation of, conflict with, or failure to comply with any such terms or requirement, would reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole.

Section 7.10          Certain Contracts.

(a)            Section 7.10(a) of the RMT Partner Disclosure Letter lists the RMT Partner Material Contracts in effect as of the date of this Agreement. “RMT Partner Material Contracts” means the following:

(i)            each Contract required to be disclosed on Section 7.16(a) and Section 7.16(b) of the RMT Partner Disclosure Letter;

(ii)           each Contract required to be disclosed on Section 7.13(a)(iii) of the RMT Partner Disclosure Letter;

(iii)          each Contract relating to the RMT Partner Business with each of the Persons required to be listed on Section 7.19(a)(i) of the RMT Partner Disclosure Letter;

(iv)          each Contract relating to the RMT Partner Business with each of the Persons required to be listed on Section 7.19(a)(ii) of the RMT Partner Disclosure Letter;

(v)           (A) any Contract relating to the RMT Partner Business containing any right of any exclusivity in favor of the other parties thereto or any covenant limiting, in any respect, the ability of RMT Partner and its Subsidiaries to engage in any line of business or in any geographic area or to compete with any Person or to solicit, hire or engage in transactions with the suppliers or customers of another Person or any material employee non-solicitation provision or that provides for “most favored nations” terms; (B) each Contract with respect to the RMT Partner Business under which there is a right of first negotiation, right of first refusal or a right of first or last offer; and (C) each Contract that (1) requires RMT Partner and its Subsidiaries to purchase its total requirements of any product or service from a third party, or (2) provides for a “single source” supply to any RMT Partner and its Subsidiaries;

(vi)          each Contract that creates, governs or controls a partnership or joint venture with any of RMT Partner and its Subsidiaries;

(vii)         (A) each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement to which any of RMT Partner and its Subsidiaries is a party (or under which any of RMT Partner and its Subsidiaries has obligations or its properties or assets are bound) providing for or relating to Indebtedness; and (B) each Contract that relates to the mortgage, pledge or transfer of, or the grant of a security interest in or other Lien on, any material asset of the RMT Partner Business;

(viii)        each Contract that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) to which any of RMT Partner and its Subsidiaries is a party or has any obligations (A) pursuant to which any earn-out, deferred or contingent payment or other indemnification or material other obligations remain outstanding, or (B) was entered into in the past three (3) years;

(ix)           each Contract between any of RMT Partner and its Subsidiaries, on the one hand, and any of RMT Partner or its Affiliates, on the other hand;

(x)            each Contract containing restrictions with respect to payment of dividends or any distributions in respect of the equity interests of any of RMT Partner and its Subsidiaries;

(xi)           each settlement agreement that (A) imposes continuing material obligations or material restrictions on any of RMT Partner and its Subsidiaries, or (B) has unpaid amounts in excess of three hundred thousand dollars ($300,000);

(xii)          each Contract or series of related Contracts relating to any single or series of related capital expenditures by any of RMT Partner and its Subsidiaries pursuant to which any of RMT Partner and its Subsidiaries has future financial obligations in excess of one hundred fifty thousand dollars ($150,000);

(xiii)         each Contract to which any of RMT Partner and its Subsidiaries is a party regarding any hedging, derivatives or similar arrangements;

(xiv)         each Contract between any of RMT Partner and its Subsidiaries and any Governmental Entity; and

(xv)          each Contract under which any of RMT Partner and its Subsidiaries has continuing material indemnification obligations to any Person, other than those entered into in the Ordinary Course of the RMT Partner Business consistent with past practice.

(b)            All RMT Partner Material Contracts are enforceable against each of RMT Partner and its Subsidiaries (as the case may be) and, to the Knowledge of RMT Partner, any other party thereto in accordance with their terms and are in full force and effect with respect to, and a valid and binding obligation of, each of RMT Partner and its Subsidiaries, and, to the Knowledge of RMT Partner, with respect to any other party thereto, except as would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business taken as a whole, and none of RMT Partner or its Subsidiaries, nor, to the Knowledge of RMT Partner, any other party thereto, is or alleged to be in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any RMT Partner Material Contract, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business taken as a whole.

Section 7.11          Environmental Matters. (a) Each of RMT Partner and its Subsidiaries is and for the past six (6) years has been operating the RMT Partner Business in material compliance with all Environmental Laws; (b) there are no pending or, to the Knowledge of RMT Partner, threatened Proceedings against any of RMT Partner or its Subsidiaries alleging that such Person is in material violation of any Environmental Law; (c) none of RMT Partner or its Subsidiaries has received a written notice that remains unresolved asserting that it is or may be required to conduct, any investigation, cleanup, remediation or similar activities with respect to any Release of a Hazardous Substance at any of the real property currently or formerly owned, leased or used by it or with respect to any third party disposal site to which it sent or disposed of any Hazardous Substances; (d) there has been no Release of Hazardous Substances at any of the real property currently or formerly owned, leased or used by it or at any third party disposal site to which it sent or disposed of any Hazardous Substances for which RMT Partner and its Subsidiaries would be liable under Environmental Laws; and (e) no filings with any Governmental Entity, environmental investigation, or remediation is required in connection with the transactions contemplated under this Agreement and the other Transaction Documents pursuant to Environmental Laws.

Section 7.12          Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, an RMT Partner Material Adverse Effect:

(a)            All Tax Returns required to be filed by or with respect to RMT Partner and its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete. All Taxes of or with respect to RMT Partner and its Subsidiaries, whether or not shown as due on such Tax Returns, have been paid, or adequate accruals or reserves therefor in accordance with GAAP have been provided on the books of RMT Partner and its Subsidiaries.

(b)            All Taxes required to be withheld by RMT Partner or any of its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Taxing authority.

(c)            No deficiency or other assessment or adjustment for any Taxes has been asserted or assessed by any Taxing authority in writing against RMT Partner or any of its Subsidiaries (or, to the Knowledge of RMT Partner, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No claim, audit or other proceeding by any Taxing authority is pending or ongoing (or, to the Knowledge of RMT Partner, has been threatened or proposed) with respect to any Taxes due from RMT Partner or any of its Subsidiaries.

(d)            Neither RMT Partner nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the two (2)-year period ending on the date of this Agreement.

(e)            Neither RMT Partner nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding provision of state, local or foreign Tax Law).

(f)             There are no Liens for Taxes (other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded) upon the assets of RMT Partner or any of its Subsidiaries.

(g)            Neither RMT Partner nor any of its Subsidiaries (A) is, or since January 1, 2021, has been, a member of any affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is RMT Partner or any of its Subsidiaries), (B) has any liability for the Taxes of any Person (other than RMT Partner or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by operation of Law or by Contract (other than customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes), or (C) is party to (or will be liable in respect of) any Contract relating to the allocation, sharing or indemnification of Taxes, other than (i) the Tax Matters Agreement, (ii) customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes, and (iii) Contracts solely between or among RMT Partner or one or more of its Subsidiaries.

(h)            No Taxing authority has notified RMT Partner or any of its Subsidiaries in writing that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.

(i)             RMT Partner is not and has not been, in the five (5)-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(j)             As of the date hereof, immediately prior to the Closing, RMT Partner is not aware of the existence of any reason, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the Contribution, the Spinco Distribution, the Spinco Special Cash Payment, the Initial Spin, the Spin-Off, the Exchange Offer and the Merger from qualifying for the Intended Tax Treatment, or (ii) RMT Partner from delivering the RMT Partner Tax Representation Letters at the applicable time set forth in Section 8.14(d).

(k)            Each Merger Sub was formed solely for the purpose of engaging in the Merger, does not have any material assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger, and Second Merger Sub is an entity disregarded as separate from its owner for U.S. federal income tax.

Section 7.13          Intellectual Property.

(a)            Section 7.13(a)(i) of the RMT Partner Disclosure Letter sets forth a true and complete list of all registrations and applications for registration included in the RMT Partner Intellectual Property, including the owner and jurisdiction of each such registration and application for registration; Section 7.13(a)(ii) of the RMT Partner Disclosure Letter sets forth a true and complete list of all material unregistered Trademarks and proprietary software included in the RMT Partner Intellectual Property; and Section 7.13(a)(iii) of the RMT Partner Disclosure Letter set forth a true and complete list of each license, sublicense, collaboration or other agreement (excluding Liens for Indebtedness) to which any of RMT Partner or its Subsidiaries is a party and (i) obtains any license, right to use or covenant not to be sued under any Intellectual Property or RMT Partner IT Assets (“Inbound RMT Partner Intellectual Property Licenses”), other than (A) for commercially available, off-the-shelf RMT Partner Intellectual Property or RMT Partner IT Assets, (B) shrinkwrap, clickwrap or other non-negotiated forms of agreement, (C) with annual fees of less than one hundred fifty thousand dollars ($150,000), or (D) licenses to Open Source Software, or (ii) grants a license, right to use or covenant not to be sued under any RMT Partner Intellectual Property or RMT Partner IT Assets, except (A) non-exclusive licenses granted to customers or other third parties, (B) licenses to vendors, contractors or other service providers for use in providing services to RMT Partner and its Subsidiaries, (C) licenses incidental to RMT Partner and its Subsidiaries’ sale, license or other provision of products or services, or (D) other agreements entered into in the Ordinary Course of the RMT Partner Business.

(b)            As of the date hereof, each of RMT Partner and its Subsidiaries solely and exclusively own and, as of the Closing, each of RMT Partner and its Subsidiaries will solely and exclusively own, all RMT Partner Intellectual Property, free and clear of all Liens other than Permitted Encumbrances. Since January 1, 2021, neither RMT Partner nor any of its Subsidiaries has received any written communication from any Person asserting any ownership interest in any of the RMT Partner Intellectual Property.

(c)            To the Knowledge of RMT Partner, the conduct of the RMT Partner Business as presently conducted does not Infringe, and since January 1, 2021, the conduct of the RMT Partner Business has not Infringed the Intellectual Property of any Person and since January 1, 2021, neither RMT Partner or its Subsidiaries has received any written communication (including cease and desist letters or invitations to take an Intellectual Property license) alleging the same. The RMT Partner Intellectual Property is valid, enforceable (excluding applications for RMT Partner Intellectual Property) and subsisting and no claims are pending or, to the Knowledge of RMT Partner, threatened in writing against any of RMT Partner or its Subsidiaries by any Person with respect to the ownership, validity or enforceability of any RMT Partner Intellectual Property. To the Knowledge of RMT Partner, RMT Partner and its Subsidiaries are not obligated to make any payments of material royalties or fees to any Person to enable the use of any Intellectual Property in connection with the conduct of the RMT Partner Business as currently conducted, and to the Knowledge of RMT Partner, the RMT Partner Intellectual Property is not being Infringed by any Person.

(d)            The RMT Partner Intellectual Property and the Intellectual Property licensed pursuant to the Inbound RMT Partner Intellectual Property Licenses constitute all material Intellectual Property used in or necessary to operate the RMT Partner Business as currently conducted and RMT Partner and its Subsidiaries will own or have a valid and enforceable license to all Intellectual Property necessary to operate the RMT Partner Business following the Closing in the same manner it was conducted immediately prior to the Closing. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any RMT Partner Intellectual Property. No Contract to which any of RMT Partner or its Subsidiaries is a party would, upon Closing, grant or purport to grant to any Person any license, covenant not to sue, or other rights related to Intellectual Property owned by RMT Partner or any of its Affiliates (other than RMT Partner and its Subsidiaries).

(e)            (i) RMT Partner and its Subsidiaries have taken reasonable steps to maintain, enforce and protect the RMT Partner Intellectual Property, including reasonable steps to protect the confidentiality of all RMT Partner Intellectual Property the value of which to the RMT Partner Business is contingent upon maintaining the confidentiality thereof; (ii) none of the Trade Secrets included in the RMT Partner Intellectual Property has been disclosed other than to Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or otherwise by operation of Law or in the Ordinary Course where in the reasonable judgment of RMT Partner such disclosure is not material to RMT Partner and its Subsidiaries; (iii) to the Knowledge of RMT Partner, no such confidentiality agreements have been breached or violated in such a manner as would have a material adverse effect on RMT Partner and its Subsidiaries; and (iv) each current and former employee and contractor of RMT Partner and its Subsidiaries who developed, invented or contributed to any material RMT Partner Intellectual Property has executed a written agreement validly assigning all rights in and to such RMT Partner Intellectual Property to RMT Partner and its Subsidiaries.

(f)             The manner in which any Open Source Software is incorporated into, linked to or called by, or otherwise combined or distributed with any software product or service that is RMT Partner Intellectual Property does not, according to the terms of the license applicable to such Open Source Software, obligate any of RMT Partner or its Subsidiaries to: (i) disclose, make available, offer or deliver all or any portion of any source code of any such software product or service or any component thereof to any third party, other than the applicable Open Source Software, or (ii) create obligations to grant, or purport to grant, to any third party any rights or immunities under any RMT Partner Intellectual Property (including any agreement not to assert patents), or impose any present economic limitations on any commercial exploitation thereof. None of RMT Partner and its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code that is RMT Partner Intellectual Property to any escrow agent or other Person.

(g)            The RMT Partner IT Assets are in all material respects in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and perform the functions necessary to carry on the conduct of the RMT Partner Business as currently conducted. RMT Partner and its Subsidiaries have taken and currently take reasonable measures designed to ensure that none of the RMT Partner IT Assets contains any unauthorized “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code intended to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed. The RMT Partner IT Assets are subject to regular evaluation for any vulnerabilities that could provide unauthorized access thereto. Since January 1, 2021, there have been no breakdowns, continued substandard performance or other adverse events affecting the RMT Partner IT Assets that have caused a material disruption or interruption outside of the Ordinary Course in the operation of the RMT Partner Business.

(h)            Each of RMT Partner and its Subsidiaries has been since January 1, 2021, and currently is in material compliance with (i) all applicable Laws, (ii) the requirements of any Contracts, and (iii) the written privacy policies of RMT Partner and its Subsidiaries then in effect, relating to the collection, storage, use, Processing and transfer of all Personal Data collected or processed by RMT Partner and its Subsidiaries. Since January 1, 2021, RMT Partner and its Subsidiaries have had commercially reasonable security measures in place designed to protect all Personal Data under their control and/or in their possession from unauthorized access, in each case in accordance in all material respects with (A) applicable Law, (B) any applicable statements in the written privacy policies of RMT Partner and its Subsidiaries then in effect, (C) any written public statements regarding information security practices of RMT Partner and its Subsidiaries, and (iv) all Contracts to which RMT Partner and its Subsidiaries is a party. Since January 1, 2021, to the Knowledge of RMT Partner, RMT Partner and its Subsidiaries have not suffered any breach in security or other event or incident that has permitted any unauthorized disclosure of or access to the Personal Data in the control or possession of RMT Partner and its Subsidiaries, or that materially disrupted the operation of any of RMT Partner or its Subsidiaries.

(i)             Each of RMT Partner and its Subsidiaries has established and is in material compliance with a written information security program. Each of RMT Partner and its Subsidiaries’ written information security program (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality and integrity of Personal Data in its possession or control, and (ii) puts in place reasonable measures designed to protect against unauthorized access to the RMT Partner IT Assets. Since January 1, 2021, none of RMT Partner or its Subsidiaries has notified, or been required to notify, any Person of any information security breach involving Personal Data of the RMT Partner Business conducted by RMT Partner and its Subsidiaries. Since January 1, 2021, there have been no lawsuits, actions or investigations, or any written claims, brought against RMT Partner and its Subsidiaries alleging any violation of any Laws relating to the collection, storage, use, Processing and transfer of Personal Data, or arising out of RMT Partner and its Subsidiaries’ Processing of Personal Data, and to the Knowledge of RMT Partner, no such lawsuits, claims, actions or investigations are currently contemplated or threatened. The transactions contemplated by this Agreement will not result in the violation by RMT Partner and its Subsidiaries of any Laws relating to the collection, storage, use and transfer of Personal Data, and immediately following those transactions RMT Partner and its Subsidiaries will have the same rights to utilize the Personal Data in their possession or control that RMT Partner and its Subsidiaries had immediately prior to those transactions.

Section 7.14          Insurance. The insurance policies carried by or for the benefit of RMT Partner and its Subsidiaries or the assets, properties or personnel of the RMT Partner Business, or for the benefit of each of RMT Partner and its Subsidiaries or its assets, properties or personnel (collectively, the “RMT Partner Insurance Policies”), in each case as of the date of this Agreement and that are material to the RMT Partner Business are set forth on Section 7.14 of the RMT Partner Disclosure Letter. All the RMT Partner Insurance Policies (a) are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments and adjustments in respect of self-insured general liability and automobile liability fronting programs, self-insured health programs and self-insured workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received with respect to any RMT Insurance Policy other than in connection with ordinary renewals, and (b) provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law.

Section 7.15          Related-Party Transactions. To the Knowledge of RMT Partner, no present director, executive officer, shareholder, partner, member or Affiliate of RMT Partner or any of its Subsidiaries or any of such Person’s Affiliates or immediate family members, is party to any Contract with or binding upon RMT Partner or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case that is of a type that would be required to be disclosed in the RMT Partner Reports pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 7.16          Real Property.

(a)            Section 7.16(a) of the RMT Partner Disclosure Letter sets forth a true and complete list of the material real property owned by RMT Partner and its Subsidiaries (the “Owned RMT Partner Real Property”). RMT Partner and its Subsidiaries have good and marketable fee simple title (or jurisdictionally comparable title) to each parcel of Owned RMT Partner Real Property, free and clear of all Liens, other than Permitted Encumbrances. None of RMT Partner and its Subsidiaries has leased, or granted the right to use or occupy, any portion of the Owned RMT Partner Real Property to any Person. There is no pending or, to the Knowledge of RMT Partner, threatened condemnation, eminent domain or similar proceedings affecting the Owned RMT Partner Real Property. There are no options, rights of first offer or rights of first refusal to purchase any such Owned RMT Partner Real Property or any portion thereof or interest therein.

(b)            Section 7.16(b) of the RMT Partner Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all material interests in real property leased by RMT Partner and its Subsidiaries (the “Leased RMT Partner Real Property”, and each agreement evidencing RMT Partner’s and its Subsidiaries’ leasehold interest in the Leased RMT Partner Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, the “RMT Partner Leases”). The RMT Partner Leases are in full force and effect, and RMT Partner and its Subsidiaries hold a valid and existing leasehold interest under each such RMT Partner Lease, free and clear of all Liens, except for Permitted Encumbrances. RMT Partner and its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased RMT Partner Real Property.

(c)            The Owned RMT Partner Real Property and the Leased RMT Partner Real Property (together, the “RMT Partner Real Property”) constitute all material real property currently used in the RMT Partner Business.

(d)            All buildings, machinery, equipment and other tangible assets currently being used by the RMT Partner Business are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the Ordinary Course and are reasonably adequate and suitable for their current and historical uses.

(e)            Except as has not had a RMT Partner Material Adverse Effect, the buildings and structures located on the RMT Partner Real Property currently have valid legal access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such buildings and structures, and (ii) water supply, telephone, gas and electric connections, and fire protection, in each case as is necessary for the operation of such RMT Partner Real Property.

Section 7.17          Brokers and Finders. RMT Partner and its Subsidiaries have not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, other than J.P. Morgan Securities LLC.

Section 7.18          Product Liability; Product Warranty; Recalls.

(a)            None of RMT Partner or its Subsidiaries has (i) any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, or sold by or on behalf of the RMT Partner Business (each, a “RMT Partner Product”), and (ii) committed any act or failed to commit any act, which has resulted or would reasonably be expected to result in any material product liability or material liability for breach of warranty on the part of RMT Partner and its Subsidiaries.

(b)            (i) All RMT Partner Products are, and for the period since January 1, 2021, have been, processed, manufactured, and marketed in accordance in all material respects with (A) the specifications and standards required by or contained in customer contracts or purchase orders, and (B) all applicable Law; and (ii) since January 1, 2021, (A) there have been no third party individual product warranty claims involving the RMT Partner Products that exceed three hundred thousand dollars ($300,000), and (B) none of RMT Partner and its Subsidiaries has been subject to a Governmental Entity shutdown, import or export prohibition, or received any Governmental Entity notice of inspectional observation, “warning letter” or “untitled letter”, requirement to make changes to RMT Partner Product processes or procedures, or similar correspondence or notice alleging or asserting noncompliance with any applicable Law.

(c)            Section 7.18(c) of the RMT Partner Disclosure Letter identifies each product recall (whether voluntary or compulsory) and the circumstances surrounding each recall, involving any products manufactured, sold, leased, licensed or delivered by the RMT Partner Business since January 1, 2021, and except as set forth on Section 7.18(c) of the RMT Partner Disclosure Letter, no RMT Partner Product is currently subject to a recall required by any Governmental Entity and RMT Partner and its Subsidiaries have no plans to initiate a voluntary product recall.

Section 7.19          Customers and Suppliers.

(a)            Section 7.19(a)(i) of the RMT Partner Disclosure Letter contains lists of the top ten (10) customers of the RMT Partner Business on a consolidated basis (determined by revenue) for each of the 2022 and 2023 fiscal years, and Section 7.19(a)(ii) of the RMT Partner Disclosure Letter contains lists of the top fifteen (15) suppliers to the RMT Partner Business on a consolidated basis (determined by the cost of items or services purchased) for each of the 2022 and 2023 fiscal years.

(b)            Except as set forth on Section 7.19(b) of the RMT Partner Disclosure Letter, no customer required to be listed on Section 7.19(a)(i) of the RMT Partner Disclosure Letter or supplier required to be listed on Section 7.19(a)(ii) of the RMT Partner Disclosure Letter has expressly stated its intention or, to the Knowledge of Remainco, threatened in writing to cancel or otherwise terminate or materially adversely modify its relationship with the RMT Partner Business (including with respect to volume of purchases or sales, prices, gross or contribution margins or returns). Except as set forth on Section 7.19(b) of the RMT Partner Disclosure Letter, the RMT Partner Business has not, during the past twelve (12) months, cancelled or otherwise terminated or materially and adversely modified their relationship with any customer or supplier required to be set forth on Section 7.19(a) of the RMT Partner Disclosure Letter, as applicable.

Section 7.20          Information To Be Supplied. The information supplied or to be supplied by RMT Partner or any of its Subsidiaries for inclusion in the Securities Filings will not, on the date of filing of the applicable Securities Filing or, in the case of the Distribution Registration Statement or the RMT Partner Registration Statement, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the shareholders of RMT Partner, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 7.21          No Other Representations and Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, RMT PARTNER AND MERGER SUBS MAKE NO REPRESENTATIONS OR WARRANTIES TO REMAINCO, SPINCO, OR ANY OTHER PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE VII. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY RMT PARTNER AND MERGER SUBS. RMT PARTNER AND MERGER SUBS ACKNOWLEDGE AND AGREE THAT NEITHER REMAINCO, SPINCO NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO RMT PARTNER OR ANY MERGER SUBS OTHER THAN THOSE CONTAINED IN ARTICLE V AND ARTICLE VI, AND ALL OTHER REPRESENTATIONS AND WARRANTIES ARE DISCLAIMED BY REMAINCO AND SPINCO.

Article VIII

COVENANTS

Section 8.1            Interim Operations.

(a)            Interim Operations of Remainco and Spinco. During the period from the date of this Agreement until the First Effective Time, solely with respect to Spinco, the Spinco Subsidiaries and the Spinco Business (and, for the avoidance of doubt, excluding the business otherwise conducted by Remainco without the assets of the Spinco Business) and except as otherwise expressly (A) contemplated by this Agreement, the Separation and Distribution Agreement or the other Transaction Documents (including, subject to the Parties’ obligations with respect thereto in the Tax Matters Agreement and other Transaction Documents, with respect to any actions taken to effect the Separation, the Initial Spin, and the Spinco Distribution), (B) required by applicable Law, (C) approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by RMT Partner, or (D) set forth on Section 8.1(a) of the Spinco Disclosure Letter, Remainco covenants and agrees as to itself and the Spinco Entities that Remainco shall use its commercially reasonable efforts to conduct the Spinco Business in the Ordinary Course and, to the extent consistent therewith, (x) preserve the Spinco Business’ business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and others having material business dealings with them, and (y) keep available the services of Spinco Employees and agents of the Spinco Business. In furtherance of the foregoing, Remainco covenants and agrees as to itself and the Spinco Entities that Remainco shall not, and shall cause its Subsidiaries not to:

(i)            (A) amend the certificate of incorporation or bylaws of any Spinco Entity (other than an amendment to the certificate of incorporation of Spinco to increase the number of authorized or outstanding shares of Spinco Common Stock in connection with the Initial Spin and the Spinco Distribution and any other immaterial amendments to any such documents that do not impact in any respect the economic benefits of the Merger of the other Transactions to RMT Partner’s shareholders), or (B) split, combine, subdivide or reclassify the outstanding shares of capital stock, voting securities or other equity interests of any Spinco Entity;

(ii)           merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Spinco Entities of Remainco that would not prevent, materially delay or materially impair the Transactions);

(iii)          knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger or the other Transactions from qualifying for the Intended Tax Treatment;

(iv)          issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of capital stock of any of the Spinco Entities or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except by a wholly owned Spinco Entity to Remainco or to any other wholly owned Spinco Entity;

(v)           solely with respect to each Spinco Entity, incur any Indebtedness, except (A) the Financing, (B) in replacement of existing Indebtedness which has matured or is scheduled to mature, in each case after the date of this Agreement, on then prevailing market terms or on terms substantially consistent with or more beneficial to the Spinco Business, taken as a whole, than the Indebtedness being replaced, (C) inter-company Indebtedness among the Spinco Entities, (D) commercial paper issued in the Ordinary Course, (E) (1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, and (2) overdraft facilities or cash management programs, in each case issued, made or entered into in the Ordinary Course, (F) hedging in compliance with the hedging strategy of the Spinco Business as of the date of this Agreement in the Ordinary Course and not for speculative purposes, provided that the Spinco Entities shall not be permitted to hedge any risks associated with the Financing without the prior written consent of the RMT Partner, (G) in connection with the Separation in accordance with the Separation and Distribution Agreement, and (H) in connection with one or more offers to exchange indebtedness registered under the Securities Act for substantially similar indebtedness issued pursuant to an exemption from registration under the Securities Act; provided, however, that notwithstanding the foregoing, upon the consummation of the Merger there shall be no borrowing or other amount outstanding under any senior secured revolving credit facility of the Spinco Entities under the Financing or otherwise without the prior written consent of RMT Partner;

(vi)          adopt, amend, or extend (beyond the Closing Date) any Benefit Plan (or any plan that would be a Benefit Plan if adopted) in any respect that would materially increase the costs to any Spinco Entity;

(vii)         other than in the Ordinary Course and in connection with the expiration of an existing Collective Bargaining Agreement or as required by applicable Law, enter into, renew or amend any Collective Bargaining Agreement, or recognize any labor union or other labor organization as the collective bargaining representative of any Spinco Employee, except as may be required under any Benefit Plan of the Spinco Entities;

(viii)        (A) grant to any Spinco Employee whose total annual cash compensation exceeds or is expected to exceed two hundred fifty thousand dollars ($250,000) any increase in compensation or benefits, except for any increase pursuant to any Benefit Plan, any increase in base compensation in connection with annual reviews in the Ordinary Course consistent with past practice or, to the extent not paid prior to the date hereof, any payments of incentive compensation for performance during the 2023 calendar year pursuant to a Benefit Plan, in amounts determined by each Spinco Entity in accordance with any such Benefit Plan, (B) grant any retention, change of control, severance, pension or other compensation or benefits in respect of, or accelerate the vesting or payment of any compensation or benefit for, any Service Provider, (C) enter into, adopt, amend, terminate or materially increase the coverage or benefits available under any health insurance Benefit Plan (or other compensation or benefit plan, program, agreement or arrangement that would be a health insurance Benefit Plan if in effect on the date of this Agreement), or (D) hire or promote any Person, or terminate the employment or service of any Spinco Employee, other than for “cause”;

(ix)           increase the funding obligation or contribution rate of any Benefit Plan of the Spinco Entities other than in the Ordinary Course or as required by applicable Law or the terms of any Benefit Plan;

(x)            (A) permit, allow or suffer any of the assets of any Spinco Entity to become subjected to any Lien (other than Permitted Encumbrances) of any nature, or (B) cancel any Indebtedness owed to any Spinco Entity that is material, individually or in the aggregate, to the Spinco Entities, taken as a whole, or waive any claims or rights of substantial value;

(xi)           (A) (1) make, revoke or change any material Tax election with respect to the Spinco Entities, (2) fail to timely file any material Tax Return required to be filed (after taking into account any extensions) by the applicable Spinco Entity, (3) prepare any material Tax Return on a basis inconsistent with past practice, (4) fail to timely pay any material Tax that is due and payable by the applicable entity, (5) settle or compromise any material audit or administrative or judicial proceeding, (6) file any material amended Tax Return, (7) surrender any claim for a refund of a material amount of Taxes, (8) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, or (9) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of Taxes, (B) make any change in accounting methods with respect to the Spinco Entities, other than as required by (1) accepted accounting principles, as in effect from time to time consistently applied (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (2) the SEC, or (3) the Public Company Accounting Oversight Board, or (C) adopt or change any Tax accounting principle, method, period or practice with respect to the Spinco Entities;

(xii)          sell, lease, license or otherwise dispose of any assets, except inventory sold in the Ordinary Course;

(xiii)         settle or compromise any investigation, audit, litigation, claim or action against any Spinco Entity, other than settlements or compromises of litigation where the amount paid does not exceed one million dollars ($1,000,000) individually (or five million dollars ($5,000,000) in the aggregate) and such settlement or compromise does not impose any restrictions on the business or operations of any Spinco Entity or the Spinco Business (other than customary confidentiality restrictions);

(xiv)         make or commit to (A) any individual capital expenditure, capital addition or capital improvement (or series of related capital expenditures, capital additions or capital improvements) in excess of ten million dollars ($10,000,000), or (B) capital expenditures, capital additions and capital improvements in excess of one hundred million dollars ($100,000,000) in the aggregate;

(xv)          solely with respect to each Spinco Entity, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than purchases of supplies in the Ordinary Course;

(xvi)         (A) enter into, cancel, modify, terminate, or waive any material right, claim or benefit under, any Spinco Material Contract other than in the Ordinary Course, or (B)  enter into any Contract with respect to Spinco and its Subsidiaries that would have been a Spinco Material Contract had it been entered into prior to the date hereof, other than any such Contract entered into (x) in the Ordinary Course and (y) that is not materially adverse to the business of Spinco and its Subsidiaries, taken as a whole;

(xvii)       sell, license, sublicense, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than any Permitted Encumbrance) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material item of registered Spinco Intellectual Property;

(xviii)       make any loan, advance or capital contribution to or investment in any Person (other than any Spinco Entity);

(xix)         terminate, modify or reduce the coverage under any insurance covering the Spinco Business or fail to timely and promptly make a claim under any insurance covering the Spinco Business;

(xx)          (A) make any change in the accounting principles, methods, practices or policies of the Spinco Entities, unless such change was required by applicable Law or GAAP, or (B) change in any material respect cash management practices or policies (including the timing of collection of receivables and payment of payables and other current liabilities); or

(xxi)         agree, authorize or commit to do any of the foregoing.

(b)            Interim Operations of RMT Partner. During the period from the date of this Agreement until the First Effective Time, except as otherwise expressly (A) contemplated by this Agreement, the Separation and Distribution Agreement or the other Transaction Documents (including, subject to the Parties’ obligations with respect thereto in the Tax Matters Agreement and other Transaction Documents, with respect to any actions taken to effect the Separation, the Initial Spin, and the Spinco Distribution), (B) required by applicable Law, (C) approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by Remainco, or (D) set forth on Section 8.1(b) of the RMT Partner Disclosure Letter, RMT Partner covenants and agrees as to itself and its Subsidiaries that RMT Partner shall use its commerically reasonable efforts to conduct the business of it and its Subsidiaries in the Ordinary Course and, to the extent consistent therewith, (x) preserve its and its Subsidiaries’ business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and others having material business dealings with them, and (y) keep available the services of it and its Subsidiaries’ present employees and agents. In furtherance of the foregoing, RMT Partner covenants and agrees as to itself and its Subsidiaries that RMT Partner shall not and shall cause its Subsidiaries not to:

(i)            (A) amend its articles of incorporation or bylaws (or comparable governing documents) (other than any immaterial amendments to any such documents that do not impact in any respect the economic benefits of the Merger of the other Transactions to Remainco and Remainco’s stockholders), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock, voting securities or other equity interests (except for any such transaction by a wholly owned Subsidiary of RMT Partner which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock, voting securities or other equity interests (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of RMT Partner to another direct or indirect wholly owned Subsidiary of RMT Partner or to RMT Partner), (D) enter into any agreement with respect to the voting of its capital stock, voting securities or other equity interests, or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock, voting securities or other equity interests or any securities or obligations convertible or exchangeable into or exercisable for any shares of its capital stock, voting securities or other equity interests;

(ii)           merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Subsidiaries of RMT Partner that would not prevent, materially delay or materially impair the Transactions);

(iii)          knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger or the other Transactions from qualifying for the Intended Tax Treatment;

(iv)          issue, deliver, sell, grant, transfer or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any shares of capital stock of RMT Partner issued pursuant to awards of stock options, stock appreciation rights and restricted stock units outstanding on the date of this Agreement in accordance with the existing terms of such awards and the RMT Partner Stock Plans, or (B) by wholly owned Subsidiaries to RMT Partner or to any other wholly owned Subsidiary of RMT Partner;

(v)           incur any Indebtedness, except (A) in replacement of existing Indebtedness which has matured or is scheduled to mature, in each case after the date of this Agreement, on then prevailing market terms or on terms substantially consistent with or more beneficial to the RMT Partner Business, taken as a whole, than the Indebtedness being replaced, (B) inter-company Indebtedness among RMT Partner and its Subsidiaries, (C) commercial paper issued in the Ordinary Course, (D) (1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, and (2) overdraft facilities or cash management programs, in each case issued, made or entered into in the Ordinary Course, (E) hedging in compliance with the hedging strategy of the RMT Partner Business as of the date of this Agreement in the Ordinary Course and not for speculative purposes, or (F) as permitted under the RMT Partner Credit Facilities in the Ordinary Course;

(vi)          adopt, amend, or extend (beyond the Closing Date) any Benefit Plan (or any plan that would be a Benefit Plan if adopted) in any respect that would materially increase the costs to RMT Partner and its Subsidiaries;

(vii)         other than in the Ordinary Course and in connection with the expiration of an existing Collective Bargaining Agreement or as required by applicable Law, enter into, renew or amend any Collective Bargaining Agreement with respect to RMT Partner and its Subsidiaries, or recognize any labor union or other labor organization as the collective bargaining representative of any RMT Partner Employee, except as may be required under any Benefit Plan of RMT Partner and its Subsidiaries;

(viii)        (A) grant to any RMT Partner Employee whose total annual cash compensation exceeds or is expected to exceed two hundred fifty thousand dollars ($250,000) any increase in compensation or benefits, except for any increase pursuant to any Benefit Plan, any increase in base compensation in connection with annual reviews in the Ordinary Course consistent with past practice or, to the extent not paid prior to the date hereof, any payments of incentive compensation for performance during the 2023 calendar year pursuant to a Benefit Plan, in amounts determined by RMT Partner in accordance with any such Benefit Plan, (B) grant any retention, change of control, severance, pension or other compensation or benefits in respect of, or accelerate the vesting or payment of any compensation or benefit for, any Service Provider, (C) enter into, adopt, amend, terminate or materially increase the coverage or benefits available under any health insurance Benefit Plan (or other compensation or benefit plan, program, agreement or arrangement that would be a health insurance Benefit Plan if in effect on the date of this Agreement), or (D) hire or promote any Person whose total annual base compensation exceeds one hundred fifty thousand dollars ($150,000), or terminate the employment or service of any RMT Partner Employee whose total annual base compensation exceeds one hundred fifty thousand dollars ($150,000), other than for “cause”;

(ix)          increase the funding obligation or contribution rate of any Benefit Plan of RMT Partner and its Subsidiaries other than in the Ordinary Course or as required by applicable Law or the terms of any Benefit Plan;

(x)           (A) permit, allow or suffer any of the assets of RMT Partner and its Subsidiaries to become subjected to any Lien (other than Permitted Encumbrances) of any nature, or (B) cancel any Indebtedness owed to RMT Partner and its Subsidiaries that is material, individually or in the aggregate, to RMT Partner and its Subsidiaries, taken as a whole, or waive any claims or rights of substantial value;

(xi)          (A) (1) make, revoke or change any material Tax election with respect to RMT Partner and its Subsidiaries, (2) fail to timely file any material Tax Return required to be filed (after taking into account any extensions) by RMT Partner and its Subsidiaries, (3) prepare any material Tax Return on a basis inconsistent with past practice, (4) fail to timely pay any material Tax that is due and payable by the applicable entity, (5) settle or compromise any material audit or administrative or judicial proceeding, (6) file any material amended Tax Return, (7) surrender any claim for a refund of a material amount of Taxes, (8) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, or (9) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of Taxes, (B) make any change in accounting methods with respect to RMT Partner and its Subsidiaries, other than as required by (1) accepted accounting principles, as in effect from time to time consistently applied (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (2) the SEC or (3) the Public Company Accounting Oversight Board, or (C) adopt or change any Tax accounting principle, method, period or practice with respect to RMT Partner and its Subsidiaries;

(xii)         sell, lease, license or otherwise dispose of any assets, other than sales of assets to third parties with a fair market value that does not exceed $250,000 individually or $5,000,000 in the aggregate;

(xiii)        settle or compromise any investigation, audit, litigation, claim or action against RMT Partner and its Subsidiaries, other than settlements or compromises of litigation where the amount paid does not exceed three hundred thousand dollars ($300,000) individually (or one million five hundred thousand dollars ($1,500,000) in the aggregate) and such settlement or compromise does not impose any restrictions on the business or operations of RMT Partner and its Subsidiaries or the RMT Partner Business (other than customary confidentiality restrictions);

(xiv)        make or commit to (A) any individual capital expenditure, capital addition or capital improvement (or series of related capital expenditures, capital additions or capital improvements) in excess of five million dollars ($5,000,000), or (B) capital expenditures, capital additions and capital improvements in excess of forty million dollars ($40,000,000) in the aggregate;

(xv)         acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than purchases of supplies in the Ordinary Course;

(xvi)        (A) enter into, cancel, modify, terminate, or waive any material right, claim or benefit under, any RMT Partner Material Contract other than in the Ordinary Course, or (B)  enter into any Contract with respect to RMT Partner and its Subsidiaries that would have been a RMT Partner Material Contract had it been entered into prior to the date hereof, other than any such Contract entered into (x) in the Ordinary Course and (y) that is not materially adverse to the business of RMT Partner and its Subsidiaries, taken as a whole;

(xvii)       sell, license, sublicense, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than any Permitted Encumbrance) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material item of registered RMT Partner Intellectual Property;

(xviii)      make any loan, advance or capital contribution to or investment in any Person (other than any Subsidiary of RMT Partner);

(xix)        terminate, modify or reduce the coverage under any material insurance covering the RMT Partner Business or fail to timely and promptly make a claim under any material insurance covering the RMT Partner Business;

(xx)         (A) make any change in the accounting principles, methods, practices or policies of RMT Partner and its Subsidiaries, unless such change was required by applicable Law or GAAP, or (B) change in any material respect cash management practices or policies (including the timing of collection of receivables and payment of payables and other current liabilities); or

(xxi)         agree, authorize or commit to do any of the foregoing.

(c)            Nothing contained in this Agreement shall give Remainco or RMT Partner, directly or indirectly, the right to control or direct the other Party’s operations prior to the First Effective Time. Prior to the First Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 8.2            Spinco Acquisition Proposals.

(a)            No Solicitation. Except as expressly permitted by this Section 8.2, from and after the date hereof, Remainco shall not, and none of its Subsidiaries nor any of the directors, officers or employees of it or its Subsidiaries shall, and shall instruct and use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i)            initiate, solicit, propose or knowingly encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Spinco Acquisition Proposal;

(ii)           engage in, continue or otherwise participate in any discussions with or negotiations relating to any Spinco Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Spinco Acquisition Proposal;

(iii)          provide any information to any Person in connection with any Spinco Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Spinco Acquisition Proposal;

(iv)         otherwise knowingly facilitate any effort or attempt to make a Spinco Acquisition Proposal; or

(v)          except as expressly permitted by, and after compliance with, Section 8.2(d)(ii) and termination pursuant to Section 10.3(a), enter into a Spinco Alternative Acquisition Agreement.

(b)            Exceptions. Notwithstanding anything in this Section 8.2 to the contrary, if the Threshold Event occurs, then during the period beginning on the date the Threshold Event occurs and ending on the date the RMT Partner Shareholder Approval is obtained, in response to an unsolicited, bona fide written Spinco Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in this Section 8.2, Remainco may:

(i)            provide information in response to a request therefor (including non-public information regarding Remainco and its Subsidiaries (including the Spinco Entities)) to the Person who made such Spinco Acquisition Proposal, provided that such information has previously been made available to, or is made available to, RMT Partner prior to or concurrently with the time such information is made available to such Person and that, prior to furnishing any such information, Remainco receives from the Person making such Spinco Acquisition Proposal an executed confidentiality agreement with terms that are not materially less restrictive to the other party than the terms in the Confidentiality Agreement are on RMT Partner (it being understood that such confidentiality agreement need not prohibit the making or amending of a Spinco Acquisition Proposal to the extent such Spinco Acquisition Proposal is made directly to Remainco), provided, however, that if the Person making such Spinco Acquisition Proposal is a competitor of the Spinco Business, Remainco shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 8.2(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

(ii)           participate in any discussions or negotiations with any such Person regarding such Spinco Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clause (i) or (ii) above, the Remainco Board determines in good faith after consultation with Remainco’s financial advisor that based on the information then available such Spinco Acquisition Proposal either constitutes a Spinco Superior Proposal or would reasonably be expected to result in a Spinco Superior Proposal.

(c)            Notice of Spinco Acquisition Proposals. Remainco shall promptly (and, in any event, within 48 hours) give notice to RMT Partner if (i) any proposals or offers with respect to a Spinco Acquisition Proposal are received by, (ii) any information is requested in connection with any Spinco Acquisition Proposal from, or (iii) any discussions or negotiations with respect to a Spinco Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep RMT Partner informed, on a reasonably current basis (and, in any event, within 48 hours), of the status and terms of any such proposals or offers (including any material amendments thereto).

(d)            No Spinco Alternative Acquisition Agreement.

(i)            Except as permitted by Section 8.2(d)(ii), Remainco agrees it shall not enter into, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 8.2(b)(i) entered into in compliance with Section 8.2(b)(i)) relating to any Spinco Acquisition Proposal (a “Spinco Alternative Acquisition Agreement”).

(ii)           Notwithstanding anything in this Agreement to the contrary, if the Threshold Event occurs, then during the period beginning on the date the Threshold Event occurs and ending on the date on which the RMT Partner Shareholder Approval is obtained, Remainco may enter into a Spinco Alternative Acquisition Agreement if an unsolicited, bona fide written Spinco Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in Section 8.2(a) is received by Remainco and Remainco’s board of directors determines in good faith, after consultation with Remainco’s financial advisor, that such Spinco Acquisition Proposal constitutes a Spinco Superior Proposal; provided, however, Remainco may not enter into a Spinco Alternative Acquisition Agreement or action to terminate this Agreement pursuant to Section 10.3(a) unless and until Remainco has given RMT Partner written notice of such action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that Remainco intends to consider whether to take such action, and comply in form, substance and delivery with the provisions of Section 8.2(c). After giving such notice and prior to taking such action to terminate the Agreement pursuant to Section 10.3(a), Remainco shall, and shall cause its employees, financial advisor and outside legal counsel to, negotiate in good faith with RMT Partner (to the extent RMT Partner wishes to negotiate) to make such revisions to the terms of this Agreement as would not permit Remainco to take such action to terminate this Agreement pursuant to Section 10.3(a) in response thereto. At the end of the five (5)-Business Day period, prior to taking action to terminate this Agreement pursuant to Section 10.3(a), the Remainco Board shall take into account any changes to the terms of this Agreement proposed by RMT Partner in writing and any other information offered by RMT Partner in response to the notice, and shall have determined in good faith after consultation with its financial advisor that the Spinco Superior Proposal would continue to constitute a Spinco Superior Proposal. Any material amendment to any Spinco Acquisition Proposal will be deemed to be a new Spinco Acquisition Proposal for purposes of Section 8.2(c) and this Section 8.2(d)(ii), except that the advance written notice obligation set forth in this Section 8.2(d)(ii) shall be reduced to three (3) Business Days.

(e)            Existing Discussions. Remainco shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Spinco Acquisition Proposal or proposal that would reasonably be expected to lead to a Spinco Acquisition Proposal. Remainco shall promptly deliver a written notice to each such Person providing only that Remainco is ending all discussions and negotiations with such Person with respect to any Spinco Acquisition Proposal or proposal or transaction that would reasonably be expected to lead to a Spinco Acquisition Proposal, and informing such Persons of the obligations undertaken in this Section 8.2 and in the Confidentiality Agreement, which notice shall, to the extent such Person has executed a confidentiality agreement in connection with its consideration of a Spinco Acquisition Proposal, also request the prompt return or destruction of all confidential information concerning the Spinco Business and any Spinco Entities heretofore furnished to such Person by or on behalf of Remainco or any of its Subsidiaries, as applicable. Remainco will promptly terminate all physical and electronic data access previously granted to such Persons.

Section 8.3            RMT Partner Acquisition Proposals; Change of Recommendation.

(a)            No Solicitation. Except as expressly permitted by this Section 8.3, RMT Partner shall not, and none of its Subsidiaries nor any of the directors, officers or employees of it or its Subsidiaries shall, and shall instruct and use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i)            initiate, solicit, propose or knowingly encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an RMT Partner Acquisition Proposal;

(ii)           engage in, continue or otherwise participate in any discussions with or negotiations relating to any RMT Partner Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an RMT Partner Acquisition Proposal;

(iii)          provide any information to any Person in connection with any RMT Partner Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an RMT Partner Acquisition Proposal;

(iv)          otherwise knowingly facilitate any effort or attempt to make an RMT Partner Acquisition Proposal; or

(v)           except as expressly permitted by, and after compliance with, Section 8.3(d)(ii) and termination pursuant to Section 10.4(a), cause or permit RMT Partner to enter into an RMT Partner Alternative Acquisition Agreement.

(b)            Exceptions. Notwithstanding anything in this Section 8.3 to the contrary, prior to the time, but not after, the RMT Partner Shareholder Approval is obtained, in response to an unsolicited, bona fide written RMT Partner Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in this Section 8.3, RMT Partner may:

(i)            provide information in response to a request therefor (including non-public information regarding RMT Partner or any of its Subsidiaries) to the Person who made such RMT Partner Acquisition Proposal, provided that such information has previously been made available to, or is made available to, Remainco prior to or concurrently with the time such information is made available to such Person and that, prior to furnishing any such information, RMT Partner receives from the Person making such RMT Partner Acquisition Proposal an executed confidentiality agreement with terms that are not materially less restrictive to the other party than the terms in the Confidentiality Agreement are on Remainco (it being understood that such confidentiality agreement need not prohibit the making or amending of an RMT Partner Acquisition Proposal to the extent such RMT Partner Acquisition Proposal is made directly to RMT Partner); provided, however, that if the Person making such RMT Partner Acquisition Proposal is a competitor of RMT Partner, RMT Partner shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 8.3(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

(ii)           participate in any discussions or negotiations with any such Person regarding such RMT Partner Acquisition Proposal; in each case, if, and only if, prior to taking any action described in clause (i) or (ii) above, the RMT Partner Board determines in good faith after consultation with RMT Partner’s outside legal counsel that (A) based on the information then available and after consultation with RMT Partner’s financial advisor that such RMT Partner Acquisition Proposal either constitutes a RMT Partner Superior Proposal or would reasonably be expected to result in a RMT Partner Superior Proposal, and (B) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(c)            Notice of RMT Partner Acquisition Proposals. RMT Partner shall promptly (and, in any event, within 48 hours) give notice to Remainco if (i) any proposals or offers with respect to an RMT Partner Acquisition Proposal are received by, (ii) any information is requested in connection with any RMT Partner Acquisition Proposal from, or (iii) any discussions or negotiations with respect to an RMT Partner Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Remainco informed, on a reasonably current basis (and, in any event, within 48 hours), of the status and terms of any such proposals or offers (including any material amendments thereto).

(d)            No RMT Partner Change of Recommendation.

(i)            Except as permitted by Section 8.3(d)(ii) and Section 8.3(e), the RMT Partner Board, including any committee thereof, agrees it shall not:

(A)           withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the RMT Partner Recommendation in a manner adverse to Remainco;

(B)            fail to include the RMT Partner Recommendation in the Proxy Statement;

(C)            fail to recommend, within ten (10) Business Days after the commencement of such RMT Partner Acquisition Proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of capital stock of RMT Partner (other than by Remainco or an Affiliate of Remainco), against acceptance of such tender offer or exchange offer by its shareholders; or

(D)            approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 8.3(b)(i) entered into in compliance with Section 8.3(b)(i)) relating to any RMT Partner Acquisition Proposal (an “RMT Partner Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (A), (B), (C) and (D), a “RMT Partner Change of Recommendation”).

(ii)           Notwithstanding anything in this Agreement to the contrary, prior to the time the RMT Partner Shareholder Approval is obtained, the RMT Partner Board may effect a RMT Partner Change of Recommendation if (A)(1) an unsolicited, bona fide written RMT Partner Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in Section 8.3(a) is received by RMT Partner and the RMT Partner Board determines in good faith, after consultation with RMT Partner’s outside legal counsel and financial advisor, that such RMT Partner Acquisition Proposal constitutes a RMT Partner Superior Proposal, or (2) an Intervening Event has occurred, and (B) the RMT Partner Board determines in good faith, after consultation with RMT Partner’s outside legal counsel, that failure to effect a RMT Partner Change of Recommendation in response to such RMT Partner Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that a RMT Partner Change of Recommendation or action to terminate this Agreement pursuant to Section 10.4(a) may not be made unless and until RMT Partner has given Remainco written notice of such action and the basis thereof four (4) Business Days in advance, which notice shall set forth in writing that the RMT Partner Board intends to consider whether to take such action and (x) in the case of a RMT Partner Superior Proposal, comply in form, substance and delivery with the provisions of Section 8.3(c), and (y) in the case of an Intervening Event, include a reasonable description of such Intervening Event. After giving such notice and prior to effecting such RMT Partner Change of Recommendation or taking such action to terminate this Agreement pursuant to Section 10.4(a), RMT Partner shall, and shall cause its employees, financial advisor and outside legal counsel to, negotiate in good faith with Remainco (to the extent Remainco wishes to negotiate) to make such revisions to the terms of this Agreement as would permit the RMT Partner Board not to effect a RMT Partner Change of Recommendation or to take such action to terminate this Agreement pursuant to Section 10.4(a) in response thereto. At the end of the four (4)-Business Day period, prior to taking action to effect a RMT Partner Change of Recommendation or taking action to terminate this Agreement pursuant to Section 10.4(a), the RMT Partner Board shall take into account any changes to the terms of this Agreement proposed by Remainco in writing and any other information offered by Remainco in response to the notice, and shall have determined in good faith (I) after consultation with RMT Partner’s outside legal counsel and financial advisor, that, in the case of a RMT Partner Superior Proposal, the RMT Partner Superior Proposal would continue to constitute a RMT Partner Superior Proposal, or (II) after consultation with RMT Partner’s outside legal counsel, that, in the case of an Intervening Event, the failure to effect an RMT Partner Change of Recommendation in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law, in each case, if such changes offered in writing were to be given effect. Any material amendment to any RMT Partner Acquisition Proposal will be deemed to be a new RMT Partner Acquisition Proposal for purposes of Section 8.3(c) and this Section 8.3(d)(ii) except that the advance written notice obligation set forth in this Section 8.3(d)(ii) shall be reduced to two (2) Business Days.

(e)            Certain Permitted Disclosure. Nothing contained in this Section 8.3 shall prohibit RMT Partner from complying with its disclosure obligations under United States federal or state Law with regard to an RMT Partner Acquisition Proposal; provided, however, that this Section 8.3(e) shall not be deemed to permit RMT Partner or the RMT Partner Board to effect a RMT Partner Change of Recommendation except in accordance with Section 8.3(d).

(f)             Existing Discussions. RMT Partner shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any RMT Partner Acquisition Proposal or proposal that would reasonably be expected to lead to an RMT Partner Acquisition Proposal. RMT Partner shall promptly deliver a written notice to each such Person providing only that RMT Partner is ending all discussions and negotiations with such Person with respect to any RMT Partner Acquisition Proposal or proposal or transaction that would reasonably be expected to lead to an RMT Partner Acquisition Proposal, and informing such Persons of the obligations undertaken in this Section 8.3 and in the Confidentiality Agreement, which notice shall, to the extent such Person has executed a confidentiality agreement in connection with its consideration of an RMT Partner Acquisition Proposal, also request the prompt return or destruction of all confidential information concerning RMT Partner and any of its Subsidiaries heretofore furnished to such Person by or on behalf of RMT Partner or any of its Subsidiaries, as applicable. RMT Partner will promptly terminate all physical and electronic data access previously granted to such Persons.

(g)            Standstill Provisions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE X and the First Effective Time, RMT Partner shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement, in each case relating to a RMT Partner Acquisition Proposal or a potential RMT Partner Acquisition Proposal, to which RMT Partner or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything in this Agreement to the contrary, RMT Partner shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the RMT Partner Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

Section 8.4            Securities Filings; Information Supplied.

(a)            As promptly as practicable after the date of this Agreement, (i) (A) the Parties shall jointly prepare and Spinco shall file with the SEC the Distribution Registration Statement, and (B) if the Spinco Distribution is effected in whole or in part as an exchange offer (which exchange offer shall require the consent of RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed)), Remainco shall prepare and file with the SEC, when and as required, a Tender Offer Statement on Schedule TO and other filings pursuant to Rule 13e-4 of the Exchange Act, and (ii) the Parties shall jointly prepare and RMT Partner shall file with the SEC (A) a proxy statement relating to the RMT Partner Shareholder Approval and RMT Partner Shareholders Meeting (together with all supplements and amendments thereto, the “Proxy Statement”), and (B) an RMT Partner Registration Statement (in which the Proxy Statement will be included as a prospectus) (the securities filings described in clauses (i) and (ii), collectively, the “Securities Filings”).

(b)            Each Party shall use its commercially reasonable efforts to have the Distribution Registration Statement and the RMT Partner Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and to keep the Distribution Registration Statement and the RMT Partner Registration Statement effective for as long as is necessary to consummate the Merger, the Transactions and the transactions contemplated by the other Transaction Documents. RMT Partner shall cause the Proxy Statement to be mailed to the holders of its voting capital stock as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Partner Registration Statement is declared effective. Each of Remainco and RMT Partner shall also take any action required to be taken under any applicable state securities Laws in connection with, in the case of RMT Partner, the RMT Partner Share Issuance and, in the case of Remainco, the issuance and distribution of the Spinco Common Stock in the Spinco Distribution and, if applicable, the exchange of Spinco Common Stock pursuant to the Exchange Offer.

(c)            The Parties shall cooperate in preparing and filing with the SEC the Securities Filings and any necessary amendments or supplements thereto. RMT Partner and Merger Subs shall furnish all information concerning RMT Partner and its Subsidiaries, and Remainco and Spinco shall furnish all information concerning Remainco, the Spinco Business and the Spinco Entities, in each case, as may be reasonably requested by the other Parties in connection with, or as required by applicable Law in order to complete, the preparation, filing and distribution of the Securities Filings and any necessary amendments or supplements thereto. Each of the Parties shall provide the other Parties (and their Representatives) with a reasonable opportunity to review and comment on the Securities Filings (or any amendment or supplement thereto) prior to the filing of any such document with the SEC. Each Party will include in the Securities Filings all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to RMT Partner and its Subsidiaries included in the Securities Filings shall be in form and content satisfactory to RMT Partner, acting reasonably, and all information relating to Remainco and its Subsidiaries (including the Spinco Entities) included in the Securities Filings shall be in form and content satisfactory to Remainco, acting reasonably. For the avoidance of doubt, any ordinary course communications filed pursuant to Rule 425 under the Securities Act or any other disclosures or statements with respect to the Transactions contained in any filing required under securities Laws, other than the Securities Filings, shall be subject to Section 8.12.

(d)            Each Party shall, as promptly as practicable after receipt thereof, provide the other Parties copies of any written comments, and advise the other Parties of any oral comments, received from the SEC with respect to the Securities Filings and shall provide the other Parties with copies of all correspondence between it and its Affiliates, on the one hand, and the SEC, on the other hand. Each Party shall provide the other Parties with a reasonable opportunity to review and comment on the Securities Filings (and such comments shall be reasonably considered in good faith by the filing Party), or any amendment or supplement to any of the foregoing and any communications with the SEC prior to filing such with the SEC, and will promptly provide the other Parties with a copy of all such filings and communications made with the SEC. RMT Partner and Remainco, as applicable, shall advise the other promptly after receiving oral or written notice of (i) the time when the Distribution Registration Statement or RMT Partner Registration Statement has become effective or any supplement or amendment to any Securities Filing has been filed, (ii) the issuance of any stop order, and (iii) the suspension of the qualification for offering or sale in any jurisdiction of the RMT Partner Common Stock issuable in connection with the Merger or the Spinco Common Stock issuable in connection with the Spinco Distribution.

(e)            If at any time prior to the First Effective Time, any information relating to any of the Parties, or any of their respective Affiliates, officers or directors, is discovered by such Party, which information should be set forth in an amendment or supplement to any of the Securities Filings so that such Securities Filing would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and disseminated to the applicable stockholders.

(f)             In connection with the filing of the Securities Filings and any other SEC filings requiring such information, each of Remainco and RMT Partner shall use its commercially reasonable efforts to (i) cooperate with the other to prepare financial statements (including audited, unaudited and pro forma financial statements as required by the SEC and applicable Law) that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X, and (ii) provide and make reasonably available upon reasonable notice the senior management employees of Remainco or RMT Partner, as the case may be, to discuss the materials prepared and delivered pursuant to this Section 8.4(f).

Section 8.5            RMT Partner Shareholders Meeting.

(a)            Subject to Section 8.2, RMT Partner will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene and hold a meeting of its shareholders for the purpose of obtaining the RMT Partner Shareholder Approval (the “RMT Partner Shareholders Meeting”) as promptly as practicable following the date on which the SEC advises it has no further comments on the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Partner Registration Statement is declared effective, and in any event within forty-five (45) days thereafter, and to cause such vote to be taken, and shall not postpone or adjourn such meeting except to the extent required by Law or, if as of the time for which the RMT Partner Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of voting capital stock represented (either in person or by proxy) and voting to approve the RMT Partner Share Issuance and the RMT Partner Charter Amendment or to constitute a quorum necessary to conduct the business of the RMT Partner Shareholders Meeting. Subject to Section 8.3, the RMT Partner Board shall recommend that the shareholders of RMT Partner approve the RMT Partner Share Issuance and the RMT Partner Charter Amendment and shall take all lawful action to solicit such approval. Without limiting the generality of the foregoing, RMT Partner agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required by the terms of this Agreement, RMT Partner pays to Remainco the RMT Partner Termination Fee in accordance with Section 10.5(b), its obligations to hold the RMT Partner Shareholders Meeting pursuant to this Section 8.5 shall not be affected by the making of an RMT Partner Change of Recommendation by the RMT Partner Board and its obligations pursuant to this Section 8.5 shall not be affected by the commencement of or announcement or disclosure of or communication to RMT Partner of any RMT Partner Acquisition Proposal.

(b)            RMT Partner agrees (i) to provide Remainco with reasonably detailed and regular updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports), and (ii) to give written notice to Remainco one (1) day prior to the RMT Partner Shareholders Meeting and on the day of, but prior to the RMT Partner Shareholders Meeting, indicating whether as of such date sufficient proxies representing the RMT Partner Shareholder Approval have been obtained. Notwithstanding the foregoing, if, on a date that is two (2) Business Days prior to the date the RMT Partner Shareholders Meeting is scheduled (the “Original Date”), (A) RMT Partner has not received proxies representing the RMT Partner Shareholder Approval, whether or not a quorum is present, or (B) it is necessary to ensure that any supplement or amendment to the Proxy Statement is required to be delivered, RMT Partner shall postpone or adjourn, or make one or more successive postponements or adjournments of, the RMT Partner Shareholders Meeting as long as the date of the RMT Partner Shareholders Meeting is not postponed or adjourned more than ten (10) days in connection with any one postponement or adjournment or more than an aggregate of twenty (20) days from the Original Date in reliance on the preceding sentence.

(c)            Notwithstanding anything to the contrary in this Agreement, nothing will prevent RMT Partner from postponing or adjourning the RMT Partner Shareholders Meeting (i) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure that the RMT Partner Board reasonably determines, after consultation with outside legal counsel, is necessary to comply with applicable Law and for such supplemental or amended disclosure to be reviewed by the RMT Partner shareholders in advance of the RMT Partner Shareholders Meeting, or (ii) if Remainco provides its prior written consent to such postponement or adjournment.

Section 8.6            Approval of Sole Stockholder of First Merger Sub. Immediately following execution of this Agreement, RMT Partner shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of First Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

Section 8.7            Approval of Sole Stockholder of Spinco. Immediately following execution of this Agreement, Remainco shall cause BGI to execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Spinco, a written consent adopting the plan of merger contained in this Agreement.

Section 8.8            Cooperation; Efforts to Consummate.

(a)            Remainco and RMT Partner shall, subject to Section 8.2, Section 8.3, Section 8.8(d), and Section 8.8(e), cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on each of their part under this Agreement and the other Transaction Documents and applicable Laws and Governmental Orders to consummate and make effective the Merger and the other Transactions, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable after the date of this Agreement the notifications, filings, reports and other information required to be filed (i) under the HSR Act, (ii) under any other applicable Antitrust Laws, and (iii) with Foreign Regulators pursuant to applicable Foreign Regulatory Laws, in each case, with respect to the Merger and the other Transactions (including the filing of the notifications, filings, reports and other information set forth on Section 9.1(d) of the Spinco Disclosure Letter)) and to obtain all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers and the other Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section 8.8 (but subject to Section 8.8(e) below), each of the Parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws, or any Foreign Regulatory Laws with respect to the Merger and the other Transactions and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Merger and the other Transactions.

(b)            Remainco and RMT Partner shall each, upon request by the other, furnish the other with all information, subject to Section 8.10, concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Remainco or RMT Partner or any of their respective Affiliates to any Governmental Entity in connection with the Transactions.

(c)            Remainco and RMT Partner shall promptly provide all non-privileged information and documents requested by any Governmental Entity to the extent necessary or advisable to resolve any inquiry or investigation and to obtain as promptly as practicable all permits, clearances, and approvals necessary or advisable to be obtained from such Governmental Entity in order to consummate the Merger and the other Transactions.

(d)            Remainco shall determine timing and strategy and be responsible for the final content of any substantive oral or written joint communications with any applicable Governmental Entity, subject to good faith consultation with RMT Partner, and, subject to the foregoing, Remainco and RMT Partner shall jointly coordinate all activities with respect to seeking any permits, clearances or approvals of any Governmental Entity under any U.S. or non-U.S. Antitrust Laws or Foreign Regulatory Laws. Subject to Remainco’s right to determine timing and strategy set forth above, Remainco and RMT Partner shall have the right to review in advance (subject to, as necessary, redactions of commercially sensitive terms or the privileged information of such party or the exchange of information on an “outside counsel only” basis) and each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Remainco and RMT Partner, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transaction. Subject to Remainco’s right to determine timing and strategy set forth above, neither Remainco nor RMT Partner shall permit any of its officers or any other representatives or agents to participate in any meeting or substantive communication with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transaction unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat (and to the extent such other Party did not participate in any communication with a Governmental Entity promptly, and in no event later than 24 hours thereafter, provide such other Party with a reasonably detailed summary of such communication).

(e)            For the purposes of this Section 8.8, “reasonable best efforts” shall include taking any and all actions necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Merger and the other Transactions as promptly as reasonably practicable (including taking any and all actions to (i) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Merger or the other Transactions, (ii) divest, transfer, sell or otherwise dispose of or hold separate (or agree to do any of the foregoing) any of their respective businesses, assets or any portions thereof, (iii) effect any conditions, commitments or restrictions (or agree to do any of the foregoing) on or related to the conduct of their respective businesses, including with respect to the individuals designated to serve as directors on the RMT Partner Board pursuant to Section 2.8, and (iv) implement the strategies and actions determined pursuant to this Section 8.8 and Section 9.1(d)(iii) of the Spinco Disclosure Letter) provided that notwithstanding anything to the contrary set forth in this Agreement:

(i)            neither Remainco nor RMT Partner, or their respective Subsidiaries (including the Spinco Entities), shall be required to, and neither of them shall, without the prior written consent of the other Party (which may or may not be granted in the sole discretion of such other Party), take or refrain from taking, or agree to take or refrain from taking, any action or actions that, individually or in the aggregate, would, or would be reasonably expected to, materially and adversely affect (A) the assets, business, results of operation or financial condition of Remainco or RMT Partner and its Subsidiaries (including Spinco and the Spinco Subsidiaries), taken as a whole, after the consummation of the Transactions, or (B) the Intended Tax Treatment of the Transactions (any such action, a “Detriment”).

(ii)           Remainco and its Affiliates (other than the Spinco Entities) shall not be required to (A) divest, transfer, sell or otherwise dispose of or hold separate (or agree to do any of the foregoing) any of their respective businesses, assets or any portions thereof, or (B) effect any conditions, commitments or restrictions (or agree to do any of the foregoing) on or related to the conduct of their respective businesses, except with respect to Remainco’s right to designate directors on the RMT Partner Board pursuant to Section 2.8 (any action described in clause (A) or (B), a “Remainco Detriment”).

(iii)          Subject to Remainco’s right to direct timing and strategy as set forth in Section 8.8(d) above, no Party’s good faith actions to continue to contest any objection to this Agreement, the Merger or the other Transactions in an effort to achieve a more favorable resolution of such objection shall be a breach of such Party’s obligations under this Section 8.8 unless and until it would cause or be reasonably expected to cause, the Merger and the other Transactions not to be consummated prior to the Outside Date.

(f)             Each of Remainco and RMT Partner shall provide the other Party with all information requested by such Party that is reasonably necessary to identify any Regulatory Approvals required under any Antitrust Law (other than the HSR Act), or Foreign Regulatory Law applicable to the consummation of the Merger or the RMT Partner Share Issuance (“Additional Consents”). The Parties shall use reasonable best efforts to promptly, and in no event no later than forty-five (45) days after the date hereof, identify any Additional Consents. To the extent the Parties identify any Additional Consents, such Additional Consents shall be added to Section 9.1(d) of the Spinco Disclosure Letter as if the Parties had included them on Section 9.1(d) of the Spinco Disclosure Letter as of the date of this Agreement, applying for this purpose the same standards of legal and business significance as were used by the parties in agreeing on Section 9.1(d) of the Spinco Disclosure Letter as of the date of this Agreement. In the event the Parties are unable to agree whether any amendment to Section 9.1(d) of the Spinco Disclosure Letter is required by this Section 8.8(f), the determination of Remainco as to whether such amendment is required shall be final and binding on the Parties.

Section 8.9            Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, Remainco and RMT Partner each shall keep the other apprised of the status of matters relating to the consummation of the Transactions. Remainco and RMT Partner each shall give prompt notice to the other of any Effect that has had or would reasonably be expected to have a Remainco Material Adverse Effect, Spinco Material Adverse Effect or an RMT Partner Material Adverse Effect, as applicable, or of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided that the delivery of any notice pursuant to this Section 8.9 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation of any Party or update the Spinco Disclosure Letter or RMT Partner Disclosure Letter, as applicable.

Section 8.10          Information; Access and Reports.

(a)            Subject to applicable Law and the other provisions of this Section 8.10, (i) Remainco shall, and shall cause the Spinco Entities to, upon request by RMT Partner, furnish RMT Partner with all information concerning the Spinco Business, the Spinco Entities and the Spinco Entities’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with furthering the Transactions, including in connection with the Securities Filings or any other statement, filing, notice or application made by or on behalf of Remainco, Spinco, RMT Partner or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, and shall (and shall cause the Spinco Entities to), upon giving of reasonable notice by RMT Partner, afford RMT Partner’s officers and other authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the First Effective Time, to the Spinco Entities’ officers, employees, agents, contracts, books and records (including the work papers of the Spinco Entities’ independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, Remainco shall (and shall cause the Spinco Entities to) furnish promptly to RMT Partner all information concerning its business, properties and personnel as may reasonably be requested by RMT Partner in furtherance of the Transaction or integration of the Spinco Business with RMT Partner and its Subsidiaries, and (ii) RMT Partner shall, and shall cause its Subsidiaries to, upon request by Remainco, furnish Remainco with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Securities Filings or any other statement, filing, notice or application made by or on behalf of Remainco, Spinco, RMT Partner or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, and shall (and shall cause its Subsidiaries to), upon giving of reasonable notice by Remainco, afford Remainco’s officers and other authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the First Effective Time, to its officers, employees, agents, contracts, books and records (including the work papers of RMT Partner’s independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, RMT Partner shall (and shall cause its Subsidiaries to) furnish promptly to Remainco all information concerning its business, properties and personnel as may reasonably be requested by Remainco in furtherance of the Transaction or integration of the Spinco Business with RMT Partner and its Subsidiaries.

(b)            The foregoing provisions of this Section 8.10 shall not require, and shall not be construed to require, either Remainco or RMT Partner to permit any access to any of its officers, employees, agents, contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of Remainco or RMT Partner, as applicable, would (i) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement if the Party shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure, (ii) result in a violation of applicable Law, including any fiduciary duty, (iii) waive the protection of any attorney-client privilege, or (iv) result in the disclosure of any personal information that would expose the Party to the risk of liability. In the event that Remainco or RMT Partner, as applicable, objects to any request submitted pursuant to and in accordance with this Section 8.10 and withholds information on the basis of the foregoing clauses (i) through (iv), Remainco or RMT Partner, as applicable, shall inform the other Party as to the general nature of what is being withheld and Remainco or RMT Partner shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information, and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Each of Remainco or RMT Partner, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties as the parties may mutually agree. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(c)            To the extent that any of the information or material furnished pursuant to this Section 8.10 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d)            No exchange of information or investigation by RMT Partner or its Representatives or by Remainco, Spinco or their respective Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of any of the Parties set forth in this Agreement.

Section 8.11          Stock Exchange Listing. RMT Partner shall use its commercially reasonable efforts to cause, and Remainco shall reasonably cooperate with RMT Partner in connection with, (a) the shares of RMT Partner Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date, and (b) there to be a period of “when issued” trading of RMT Partner Common Stock on the NYSE prior to the Closing (which solely for purposes of this Section 8.11, commercially reasonable efforts shall include potentially delaying the Closing for no more than five (5) Business Days if required by the NYSE or deemed advisable by RMT Partner and Remainco).

Section 8.12          Publicity. The initial press release with respect to the Transactions shall be a joint press release and thereafter Remainco and RMT Partner shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, including the NYSE, (b) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, or (c) with respect to any RMT Partner Change of Recommendation made in accordance with this Agreement or Remainco’s response thereto. Each of RMT Partner and Remainco may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by RMT Partner and Remainco.

Section 8.13          Employee Matters.

(a)            Remainco, Spinco and RMT Partner shall cooperate in good faith (including by providing the other Party with reasonable opportunity to review and comment) with respect to any written broad-based notices or communications materials (including website postings) from RMT Partner or its Affiliates to the current or former employees of RMT Partner or its Affiliates or Spinco Employees or former Spinco Employees, or from Remainco, Spinco or its Affiliates to Spinco Employees or former Spinco Employees or to the current or former employees of RMT Partner or its Affiliates, with respect to the transactions contemplated by the Transaction Documents or employment, compensation or benefits matters of such employees that relate to the transactions contemplated by the Transaction Documents or the period following the Closing Date.

(b)            Nothing in this Agreement shall confer upon any Person any right to continue in the employ or service of any Spinco Entity, RMT Partner or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of the Spinco Entities or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Person at any time for any reason whatsoever, with or without cause, in accordance with any Collective Bargaining Agreements. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 8.13(b) shall (i) be deemed or construed to be an amendment or other modification of any Benefit Plans of Remainco, the Spinco Entities, RMT Partner or any plan, program or arrangement of Remainco, the Spinco Entities, RMT Partner or any of their respective Affiliates, or (ii) create any third-party rights in any current or former service provider or employee of Remainco, the Spinco Entities, RMT Partner or any of their respective Affiliates (or any beneficiaries or dependents thereof).

(c)            Each Remainco equity award held by a Spinco Employee as of the First Effective Time shall be treated as set forth in the Employee Matters Agreement.

(d)            Each of Remainco, Spinco, and RMT Partner agree that (i) the occurrence of the Merger shall be treated as a “change in control” (or term of similar import) for purposes of each Benefit Plan of RMT Partner set forth on Section 8.13(d) of the RMT Partner Disclosure Letter, and (ii) as a result of the Merger, the individuals identified on Section 8.13(d) of the RMT Disclosure Letter will be deemed to have experienced a “Good Reason” event (or term of similar import) as defined under any Benefit Plan of RMT Partner.

Section 8.14          Tax Matters.

(a)            This Agreement is intended to constitute a “plan of reorganization” for purposes of Section 368 of the Code and the Parties hereby adopt it as such. From and after the date hereof and until the Merger occurs, each Party shall use its commercially reasonable efforts to ensure that the Contribution, the Spinco Distribution, the Spinco Special Cash Payment, the Initial Spin, the Spin-Off, the Exchange Offer and the Merger qualify for the Intended Tax Treatment and shall not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent or impede the Contribution, the Spinco Distribution, the Spinco Special Cash Payment, the Initial Spin, the Spin-Off, the Exchange Offer or the Merger from qualifying for the Intended Tax Treatment.

(b)            Each of Remainco, Spinco, and RMT Partner will use its commercially reasonable efforts to cause Remainco to obtain the Remainco Spin Tax Opinion. In delivering the Remainco Spin Tax Opinion, Remainco Tax Counsel shall be entitled to receive and rely upon the RMT Partner Spin Tax Representation Letter, the Spinco Spin Tax Representation Letter and the Remainco Tax Representation Letters.

(c)            Each of Remainco, Spinco, and RMT Partner will use its commercially reasonable efforts to cause Remainco to obtain the Remainco Merger Tax Opinion. In delivering the Remainco Merger Tax Opinion, Remainco Tax Counsel shall be entitled to receive and rely upon the Spinco Merger Tax Representation Letter, the Remainco Tax Representation Letters and the RMT Partner Merger Tax Representation Letter.

(d)            Unless the Alternative Transaction Structure is adopted pursuant to Section 2.9:

(i)            each of RMT Partner and Remainco shall cooperate in good faith and use its commercially reasonable efforts to take or cause to be taken any action within its control reasonably necessary to (A) agree upon and finalize the Remainco Tax Representation Letters, the Spinco Tax Representation Letters and the RMT Partner Tax Representation Letters, and (B) obtain the Private Letter Ruling and the Remainco Tax Opinions;

(ii)           immediately prior to the Closing, (A) Remainco shall execute and deliver to Remainco Tax Counsel the Remainco Tax Representation Letters and Spinco shall execute and deliver to Remainco Tax Counsel the Spinco Tax Representation Letters, and (B) RMT Partner shall execute and deliver to Remainco Tax Counsel the RMT Partner Tax Representation Letters, in each case to the extent such tax representation letters have been finalized; and

(iii)          As soon as possible after receipt of the Private Letter Ruling, Remainco shall provide RMT Partner with a true copy of the Private Letter Ruling. Prior to the Closing, Remainco shall provide RMT Partner with a true copy of the Remainco Tax Opinions, the Remainco Tax Representation Letters and the Spinco Tax Representation Letters.

Section 8.15          Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the First Effective Time, RMT Partner agrees that, to the fullest extent permitted under applicable Law and the Organizational Documents of the Spinco Entities in effect as of the date of this Agreement, each of RMT Partner and the Surviving Entity shall indemnify and hold harmless each present and former (determined as of the First Effective Time) director and officer of the Spinco Entities, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, in each case, in connection with their roles as a director or officer, as applicable, of the Spinco Entities, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and RMT Partner or the Surviving Entity shall also advance expenses as incurred to the fullest extent permitted to do so under applicable Law and the Organizational Documents of the applicable Spinco Entity in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification. RMT Partner shall not be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of the Spinco Entities.

(b)            Prior to the First Effective Time, the Spinco Entities shall cause the Surviving Entity as of the First Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Spinco Entities’ existing directors’ and officers’ insurance policies, and (ii) the Spinco Entities’ existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six (6) years from and after the First Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Spinco Entities’ insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable, taken as a whole, to the insureds as the Spinco Entities’ existing policies with respect to matters existing or occurring at or prior to the First Effective Time (including in connection with this Agreement or the Transactions). If the Spinco Entities and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the First Effective Time, the Surviving Entity shall, and RMT Partner shall cause the Surviving Entity to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable, taken as a whole, to the insureds as provided in the Spinco Entities’ existing policies as of the date of this Agreement, or the Surviving Entity shall, and RMT Partner shall cause the Surviving Entity to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable, taken as a whole, as provided in the Spinco Entities’ existing policies as of the date of this Agreement; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period an amount equal to six (6) multiplied by three hundred percent (300%) of the current aggregate annual premium paid by the Spinco Entities for such purpose; and provided further, that, if the cost of such insurance coverage exceeds such amount, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)            Any Indemnified Party wishing to claim indemnification under this Section 8.15, upon learning of any such Proceeding, shall promptly notify RMT Partner thereof in writing, but the failure to so notify shall not relieve RMT Partner or the Surviving Entity of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding: (i) RMT Partner or the Surviving Entity shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither RMT Partner nor the Surviving Entity will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if RMT Partner or the Surviving Entity elects not to assume such defense or legal counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between RMT Partner or the Surviving Entity and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and RMT Partner or the Surviving Entity shall pay all reasonable and documented out-of-pocket fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that RMT Partner and the Surviving Entity shall be obligated pursuant to this Section 8.15(c) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if RMT Partner or the Surviving Entity elects to assume such defense and RMT Partner and the Surviving Entity shall cooperate in the defense of any such matter if RMT Partner or the Surviving Entity elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if RMT Partner or the Surviving Entity elects to assume such defense and RMT Partner and the Surviving Entity shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if RMT Partner or the Surviving Entity elects not to assume such defense; (iv) RMT Partner and the Surviving Entity shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

(d)            During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the First Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Spinco Entities or any indemnification agreement between such Indemnified Party and the Spinco Entities, in each case, as in effect on the date of this Agreement, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(e)            If RMT Partner or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of RMT Partner or the Surviving Entity shall assume all of the obligations set forth in this Section 8.15.

(f)             The rights of the Indemnified Parties under this Section 8.15 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Spinco Entities, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Spinco Entities for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 8.15 is not prior to or in substitution of any such claims under such policies).

(g)            This Section 8.15 is intended to be for the benefit of, and from and after the First Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 8.15.

Section 8.16          Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of Remainco (including the Remainco Board) and RMT Partner (including the RMT Partner Board), respectively, shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 8.17          Section 16 Matters. RMT Partner, Remainco and Spinco, and the RMT Partner Board and the Remainco Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the First Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of Remainco or Spinco (including derivative securities) or acquisitions of equity securities of RMT Partner (including derivative securities) in connection with the Transactions by any individual or entity that is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Remainco or will become subject to such reporting requirements with respect to RMT Partner, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 8.18          Transaction Litigation.

(a)            In the event that any litigation related to this Agreement or the Transactions is brought, or, to RMT Partner’s Knowledge, threatened, against RMT Partner, any members of the RMT Partner Board from and following the date of this Agreement (such litigation, “RMT Partner Transaction Litigation”), RMT Partner shall promptly notify Remainco of such RMT Partner Transaction Litigation and shall keep Remainco reasonably informed with respect to the status thereof. RMT Partner shall give Remainco a reasonable opportunity to participate in the defense or settlement (at Remainco’s sole expense and subject to a customary joint defense agreement) of any RMT Partner Transaction Litigation and shall consider in good faith Remainco’s advice with respect to such RMT Partner Transaction Litigation; provided that RMT Partner shall in any event control such defense in its sole discretion and the disclosure of information to Remainco in connection therewith shall be subject to the provisions of Section 8.10; provided further, that RMT Partner shall not settle or agree to settle any RMT Partner Transaction Litigation without prior written consent of Remainco (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)            In the event that any litigation related to this Agreement or the Transactions is brought or to Remainco’s Knowledge, is threatened, against Remainco or any members of the Remainco Board from and following the date of this Agreement and prior to the First Effective Time for which a Spinco Entity is liable (such litigation, “Spinco Transaction Litigation”), Remainco shall promptly notify RMT Partner of such Spinco Transaction Litigation and shall keep RMT Partner reasonably informed with respect to the status thereof. Remainco shall give RMT Partner a reasonable opportunity to participate in the defense or settlement (at RMT Partner’s sole expense and subject to a customary joint defense agreement) of any Spinco Transaction Litigation and shall consider in good faith RMT Partner’s advice with respect to such Spinco Transaction Litigation; provided that Remainco shall in any event control such defense in its sole discretion and the disclosure of information to RMT Partner in connection therewith shall be subject to the provisions of Section 8.10; provided further, that Remainco shall not settle or agree to settle any Spinco Transaction Litigation without prior written consent of RMT Partner (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.19          Financing.

(a)            Spinco shall use commercially reasonable efforts to (i) maintain in effect, until the earlier of the initial funding of the Spinco Financing (as defined below) and the replacement of the Spinco Financing with the Permanent Financing (as defined below), in each case, in an amount sufficient to fund (and in any event not to exceed) the Spinco Special Cash Payment, the Project Grape Commitment Letter, dated as of the date of this Agreement (including: (A) all exhibits, schedules, annexes and amendments to such agreement in effect as of the date hereof; and (B) any associated fee letters (together, as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and thereof, the “Spinco Commitment Letter”)), from the financing sources party thereto (together with all additional lenders, agents and financing sources added to the Spinco Commitment Letter, the “Spinco Lenders”), pursuant to which, among other things, the Spinco Lenders have committed to provide Spinco with debt financing in the amount set forth therein (the debt financing contemplated by the Spinco Commitment Letter, together with any amendment, modification, supplement, restatement, substitution or waiver thereof in accordance with the terms of this Agreement being referred to as the “Spinco Financing”), (ii) negotiate definitive agreements with respect to the Spinco Financing, on substantially the terms and conditions contained in the Spinco Commitment Letter or on such other terms as are reasonably acceptable to Remainco and RMT Partner (the “Spinco Financing Agreements”) and negotiate definitive agreements with respect to the Permanent Financing (as defined below) as directed by the RMT Partner in accordance with the immediately following sentence (the “Permanent Financing Agreements” and, together with the Spinco Financing Agreements, collectively, the “Financing Agreements”), (iii) materially comply with the obligations that are set forth in the Spinco Commitment Letter and the Financing Agreements that are applicable to Spinco and satisfy (or seek a waiver of) on a timely basis all conditions precedent in the Spinco Commitment Letter and the Financing Agreements that are within its control, and (iv) in the event that all conditions to funding in the Spinco Commitment Letter or the Financing Agreements are satisfied at or prior to the Spinco Distribution, consummate the Financing (as defined below) at or prior to the Spinco Distribution. Notwithstanding anything to the contrary in this Section 8.19, RMT Partner shall have the right to direct Spinco to replace all or a portion of the Spinco Financing with (A) the proceeds of consummated capital markets debt or equity (including preferred or other hybrid equity) financing, and/or (B) commitments in respect of other long term debt from the same and/or alternative bona fide third-party financing sources (any such financing, the “Permanent Financing” and, together with the Spinco Financing, the “Financing”) so long as (1) all conditions precedent to effectiveness of definitive documentation for such financing have been satisfied and the conditions precedent to funding of such financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to Spinco than) the conditions precedent set forth in the Spinco Commitment Letter, and (2) the terms thereof shall be (I) consistent with the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as determined by Remainco in good faith in consultation with RMT Partner), and (II) reasonably acceptable to Remainco and Spinco; provided that, if any Financing is proposed to be consummated prior to the date of obtaining the Private Letter Ruling, RMT Partner and Remainco shall jointly agree on when to consummate such Financing and no such Financing shall be issued or incurred prior to the satisfaction of the conditions set forth in ARTICLE IX (other than those that would be satisfied by action at the Closing and other than the condition in Section 9.3(h)) without the consent of each of RMT Partner and Remainco, which in each case shall not be unreasonably withheld, conditioned or delayed. Spinco and Remainco futher agree that RMT Partner and Merger Subs may assign their respective rights and obligations hereunder (while remaining liable for their obligations hereunder) to the Financing Sources pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Spinco Financing.

(b)            In the event any funds in the amounts set forth in the Spinco Commitment Letter or the Financing Agreements, as applicable, or any portion thereof, become unavailable on the terms and conditions contemplated in the Spinco Commitment Letter or the Financing Agreements, as applicable, Spinco (in consultation in good faith with RMT Partner, and, with respect to any Alternative Financing (as defined below) that is in the form of the Permanent Financing, at the direction of RMT Partner) shall use its commercially reasonable efforts to arrange and obtain promptly any such portion from the same or alternative sources, in an amount sufficient, when added to the portion of the Financing that is available, to allow Spinco to fund the Spinco Special Cash Payment (the “Alternative Financing”; it being understood that the amount of any Alternative Financing shall not exceed the Spinco Special Cash Payment), and obtain a new financing commitment that provides for such financing; provided that, in each case, (i) the terms of the Alternative Financing must (A) be consistent with the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (including Section 8.19(k) to the extent applicable) (as determined by Remainco in good faith in consultation with RMT Partner), and (B) be customary and reasonable in light of then-prevailing market terms, (ii) the terms and conditions of the Alternative Financing shall not be materially less favorable, taken as a whole, to Spinco or RMT Partner than those in the Spinco Commitment Letter as in effect on the date hereof (after giving effect to any “market flex” provisions therein), and (iii) none of Spinco or any of its Affiliates shall agree (without the consent of RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed)) to any Alternative Financing that would result in the payment of fees or interest rates applicable to Spinco Financing in excess of those contemplated by the Spinco Commitment Letter. As used herein, the term “Spinco Commitment Letter” shall be deemed to include any new commitment letters entered into in accordance with this Section 8.19(b) and the term “Financing” shall be deemed to include any Alternative Financing obtained in accordance with this Section 8.19(b).

(c)            Each of Spinco and RMT Partner shall give the other Party prompt written notice upon it obtaining knowledge of (i) any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable, (ii) any actual or threatened withdrawal, repudiation or termination of the Financing by any of the Financing Sources, and (iii) any material dispute or disagreement between or among any of the parties to the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable, that could reasonably be expected to delay or prevent or make materially less likely the funding of the Financing on the date of the Spinco Distribution; provided that in no event shall Spinco or RMT Partner be under any obligation to disclose any information pursuant to clauses (i), (ii) or (iii) that would waive the protection of attorney-client or similar privilege if Spinco or RMT Partner shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege. Neither Spinco nor RMT Partner shall, without the prior written consent of the other Party, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable, in a manner that (i) (A) reduces the aggregate amount of the Financing such that the aggregate funds that would be available to Spinco on the date of Spinco Distribution would not be sufficient to provide the funds required to fund the Spinco Special Cash Payment, or (B) increases the aggregate amount of the Financing such that the aggregate funds would exceed the Spinco Special Cash Payment, (ii) adds or expands on the conditions precedent to the funding of the Financing as set forth in the Spinco Commitment Letter as in effect on the date hereof or the Permanent Financing Agreements, as applicable, in a manner that could materially delay or prevent or make materially less likely the funding of the Financing on the date of Spinco Distribution, or (iii) materially adversely affects the ability of Spinco to enforce its rights against the Spinco Lenders under the Spinco Commitment Letter as in effect on the date hereof or against the Financing Sources with respect to the Permanent Financing under the Permanent Financing Agreements, as applicable; provided that notwithstanding the foregoing, Spinco may (i) implement or exercise any of the “market flex” provisions exercised by the Spinco Lenders in accordance with the Spinco Commitment Letter as of the date hereof, or (ii) amend and restate the Spinco Commitment Letter or otherwise execute joinder agreements to the Spinco Commitment Letter solely to add additional Spinco Lenders.

(d)            Until the earliest of the Closing, the valid termination of this Agreement in accordance with ARTICLE X and the replacement of the Spinco Financing with Permanent Financing, each of RMT Partner and Merger Subs shall provide to Spinco and the Spinco Lenders, and shall use commercially reasonable efforts to cause RMT Partner’s Subsidiaries and RMT Partner’s Representatives to provide to Spinco and the Spinco Lenders, on a timely basis, such cooperation that may be reasonably requested by Spinco or the Spinco Lenders in connection with the arrangement and consummation of the Spinco Financing, including: (i) participation in, and assistance with, the marketing efforts related to the Spinco Financing, including causing its management team, with appropriate seniority and expertise, and other representatives and advisors to assist in preparation for and to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with the Spinco Lenders, other prospective financing sources and rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times, provided that any such meeting or communication may be conducted virtually by videoconference or other media; (ii) delivery to Spinco and the Spinco Lenders as promptly as reasonably practicable and in any event at least four (4) Business Days before the date of the Spinco Distribution of documentation and other information reasonably requested by the Spinco Lenders with respect to applicable “know-your-customer” and anti-money laundering rules and regulations at least nine (9) Business Days before the date of the Spinco Distribution; (iii) as promptly as reasonably practicable after the date hereof, providing (A) financial statements of RMT Partner necessary for the satisfaction of the conditions set forth in paragraph (ii) of Exhibit C of the Spinco Commitment Letter (as in effect on the date hereof), (B) pro forma financial statements referred to in paragraph (iii) of Exhibit C of the Spinco Commitment Letter (as in effect on the date hereof) (with the cooperation of Remainco and Spinco and their respective Subsidiaries (including the Spinco Subsidiaries) pursuant to clause (e)(iii)(B) below), and (C) such financial and other information of RMT Partner customarily required in connection with the execution of financings of a type similar to the Spinco Financing as Spinco or the Spinco Lenders shall reasonably request and using commercially reasonable efforts to update such information from time to time as necessary to ensure such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading; (iv) assisting Spinco and the Spinco Lenders in the preparation of (A) syndication documents and materials, including bank information memoranda (confidential and public), lender and investor presentations and similar documents for the Spinco Financing, and (B) materials for rating agency presentations, and similar documents in connection with the Spinco Financing, and in each case, providing reasonable and customary authorization letters to the Spinco Lenders authorizing the distribution of information to prospective lenders and other financing sources; (v) requesting that its independent accountants provide, and using commercially reasonable efforts to cause them to provide, customary comfort letters (including “negative assurance” comfort), customary agreed upon procedures letters (if required) and consents for use of their reports, on customary terms and consistent with customary practice in connection with any Spinco Financing; (vi) cooperating with any customary due diligence requests by Spinco, the Financing Sources and their respective legal counsel; (vii) consulting in good faith on the terms and conditions of any Spinco Financing; (viii) providing payoff letters in form and substance reasonable acceptable to the Financing Sources and RMT Partner and executed, in each case, by the lenders or other creditors thereunder (the “Payoff Letters”) and forms of lien releases (the “Lien Releases”) with respect to all Closing Date Indebtedness of the Spinco Entities set forth on Section 6.11(a) of the Spinco Disclosure Letter; and (ix) using reasonable best efforts to facilitate the pledging of, and perfection of security interests in, collateral of the Spinco Entities, including, in the case of any proposed debt financing that includes an asset-based loan facility, by permitting the evaluation or appraisal of assets and the taking of all actions reasonably requested by RMT Partner necessary to (A) permit the Financing Sources and their representatives to evaluate RMT Partner and the Spinco Entities’ inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, including conducting customary “asset based lending” field examinations and appraisals; (B) complete a customary “borrowing base” certificate in connection with any asset-based portion of the Spinco Financing; and (C) establish bank and other accounts and blocked account agreements in connection with the foregoing.

(e)            Until the earlier of the Closing and the valid termination of this Agreement in accordance with ARTICLE X, each of Remainco and Spinco and their respective Subsidiaries (including the Spinco Subsidiaries) shall provide to RMT Partner and the Financing Sources, and shall use commercially reasonable efforts to cause the Spinco Subsidiaries and Spinco’s and Remainco’s Representatives to provide to RMT Partner and the Financing Sources, on a timely basis, such cooperation that may be reasonably requested by RMT Partner or the Financing Sources in connection with the arrangement and consummation of the Permanent Financing, including: (i) participation in, and assistance with, the marketing efforts related to the Permanent Financing, including causing its management team, with appropriate seniority and expertise, and other representatives and advisors to assist in preparation for and to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with the Financing Sources, other prospective financing sources and rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times, provided that any such meeting or communication may be conducted virtually by videoconference or other media; (ii) delivery to RMT Partner and the Financing Sources as promptly as reasonably practicable and in any event at least four (4) Business Days before the date of the Spinco Distribution of documentation and other information reasonably requested by the Financing Sources with respect to applicable “know-your-customer” and anti-money laundering rules and regulations at least nine (9) Business Days before the date of the Spinco Distribution; (iii) as promptly as reasonably practicable after the date hereof, providing (A) financial statements of the Spinco Entities necessary for the satisfaction of the conditions set forth in paragraph (ii) of Exhibit C of the Spinco Commitment Letter (as in effect on the date hereof), (B) historical financial information regarding Spinco and the Spinco Subsidiaries reasonably requested by RMT Partner or the Financing Sources to permit RMT Partner to prepare the pro forma financial statements referred to in paragraph (iii) of Exhibit C of the Spinco Commitment Letter (as in effect on the date hereof), and (C) such other financial and other information of Spinco customarily required in connection with the execution of financings of a type similar to the Permanent Financing, as RMT Partner or the Financing Sources shall reasonably request and using commercially reasonable efforts to update such information from time to time as necessary to ensure such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading; (iv) assisting RMT Partner and the Financing Sources in the preparation of (A) syndication documents and materials, including bank information memoranda (confidential and public), lender and investor presentations, offering memoranda, exchange offer documentation, private placement memoranda, prospectuses and similar documents for the Permanent Financing, and (B) materials for rating agency presentations, and similar documents in connection with the Permanent Financing, and in each case, providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and other financing sources; (v) solely with respect to Spinco and the Spinco Subsidiaries, causing the taking of corporate actions reasonably necessary to permit the completion of the Permanent Financing; (vi) solely with respect to Spinco and the Spinco Subsidiaries, executing and delivering definitive financing documents, including guarantee documents (if applicable) as may be reasonably requested by RMT Partner or the Financing Sources in connection with the Permanent Financing; (vii) requesting that its independent accountants provide, and using commercially reasonable efforts to cause them to provide, customary comfort letters (including “negative assurance” comfort), customary agreed upon procedures letters (if required) and consents for use of their reports, on customary terms and consistent with customary practice in connection with any Permanent Financing; (viii) cooperating with any customary due diligence requests by RMT Partner, the Financing Sources and their respective legal counsel; and (ix) consulting in good faith on the terms and conditions of the Permanent Financing.

(f)             Notwithstanding anything to the contrary in this Section 8.19, no action contemplated in this Section 8.19 shall be required if any such action shall: (i) require Remainco or any of its Subsidiaries or any of their respective Representatives to provide (or to have provided on its behalf) any certificates, legal opinions or negative assurance letters (other than, in the case of Spinco, the Spinco Subsidiaries and their respective Representatives, certificates, opinions or letters delivered at the closing of the Financing (or “pricing” of any capital markets offerings)); (ii) cause any director, officer or employee of RMT Partner, Remainco, Spinco or any of their respective Subsidiaries (including the Spinco Subsidiaries) to incur any personal liability; (iii) without limiting clause (i) above, require Remainco, Spinco or any of their Subsidiaries (including the Spinco Subsidiaries) to execute and deliver any documentation related to the Financing other than (A) documentation executed and delivered by Spinco and the Spinco Subsidiaries with respect to the Spinco Financing, (B) documentation reasonably requested by RMT Partner in connection with the Permanent Financing to be executed and delivered by Spinco and the Spinco Subsidiaries in accordance with this Section 8.19, (C) customary comfort letters and customary representation letters relating to Spinco, and (D) customary authorization letters relating to Spinco; (iv) (A) jeopardize (in RMT Partner’s reasonable determination) any attorney-client privilege of RMT Partner or any of its Subsidiaries (in which case RMT Partner and such Subsidiaries shall use commercially reasonable efforts to take such action in a manner that would not jeopardize such attorney-client privilege), or (B) jeopardize (in Remainco’s reasonable determination) any attorney-client privilege of Remainco or any of its Subsidiaries (in which case Remainco and such Subsidiaries shall use commercially reasonable efforts to take such action in a manner that would not jeopardize such attorney-client privilege); or (v) result in a material violation or breach of, or a default under any applicable Law or the organizational documents of RMT Partner, Remainco, Spinco, or any of their respective Subsidiaries.

(g)            All non-public or otherwise confidential information regarding the businesses of RMT Partner and its Subsidiaries obtained by Remainco, Spinco or any of their respective Representatives pursuant to this Section 8.19 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(h)            All non-public or otherwise confidential information regarding the Spinco Business and the business conducted by Remainco obtained by RMT Partner or its Representatives pursuant to this Section 8.19 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(i)             Notwithstanding any other provision set forth herein or in any other agreement between Remainco and RMT Partner (or their respective Affiliates), Remainco agrees that RMT Partner may, and RMT Partner agrees that Remainco may, share information with respect to RMT Partner, Spinco and the Spinco Business, as applicable, with the Financing Sources, and that RMT Partner, Remainco and such Financing Source may share such information with other potential financing sources in connection with any marketing efforts for the Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by RMT Partner, Remainco, Spinco or any of their respective Subsidiaries pursuant to this Section 8.19, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and/or confidentiality provisions contained in customary bank books and offering memoranda, as applicable. Each of Remainco, Spinco and RMT Partner hereby consents to the use of all of its and its Subsidiaries’ (including the Spinco Subsidiaries’) logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Remainco, Spinco, RMT Partner or their respective Subsidiaries (including the Spinco Subsidiaries) or the reputation or goodwill of Remainco, Spinco, RMT Partner or any of their respective Subsidiaries (including the Spinco Subsidiaries).

(j)             Remainco shall, and shall cause its Subsidiaries to promptly upon request by RMT Partner, reimburse RMT Partner or any of its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by RMT Partner or any of its respective Subsidiaries in connection with cooperation provided for in this Section 8.19. RMT Partner shall indemnify, defend and hold harmless Remainco, its Subsidiaries and their respective Representatives from and against any and all Costs suffered or incurred by them in connection any information provided by or behalf of RMT Partner or its Subsidiaries utilized in connection with the arrangement of the Financing, except in instances of gross negligence or willful misconduct on the part of Remainco, its Subsidiaries and their respective Representatives (as determined in a final and nonappealable judgment). Remainco shall indemnify, defend and hold harmless RMT Partner, its Subsidiaries and their respective Representatives from and against any and all Costs suffered or incurred by them in connection with any information provided by or on behalf of Remainco or its Subsidiaries utilized in connection with the arrangement of the Financing, except in instances of gross negligence or willful misconduct on the part of RMT Partner, its Subsidiaries and their respective Representatives (as determined in a final and nonappealable judgment). Any amount to be paid or reimbursed by RMT Partner or Remainco, as applicable, pursuant to this Section 8.19 shall be paid or reimbursed within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

Section 8.20          Remainco Marks; Corporate Name; Domain Name.

(a)            Except as set forth in this Section 8.20, Remainco and its Subsidiaries are not conveying ownership rights or granting the Spinco Entities, RMT Partner, RMT Partner’s Subsidiaries, or the Surviving Entity any right, title or license to use any of the trade names, trademarks, service marks, logos, trade dress, business/corporate names, or domain names of Remainco and its Subsidiaries consisting of the names “Berry,” “Berry Global,” “Berry Plastics,” and any variations thereof, or any trade name, trademark, service mark, logo or domain name incorporating the name “Berry,” “Berry Global,” “Berry Plastics,” or other variations thereof (collectively, the “Remainco Marks”) and, after the Closing, except as necessary to effect the provisions of Section 8.20(c), none of the Spinco Entities, RMT Partner, RMT Partner’s Subsidiaries, or the Surviving Entity shall use in any manner the Remainco Marks or any word that is confusingly similar in sound or appearance to the Remainco Marks.

(b)            As promptly as commercially reasonable after the Closing, RMT Partner shall cause the Surviving Entity and each of the other Spinco Entities to change the corporate name of each Spinco Entity with the applicable Governmental Entity to a name which does not include the words “Berry,” “Berry Global,” “Berry Plastics,” or any part thereof.

(c)            As promptly as commercially reasonable after the Closing, RMT Partner shall cause the Surviving Entity and each of the other Spinco Entities to take commercially reasonable actions to cause the trade names, trademarks, service marks, logos, trade dress, business/corporate names, or domain names which are owned by the Surviving Entity and each of the other Spinco Entities and affixed to or included in or with any of their assets, to be removed from such asset or changed to a name that does not include the words “Berry,” “Berry Global,” “Berry Plastics,” or other variations thereof; provided, however, that with respect to such assets, Remainco, on behalf of itself and its Subsidiaries, hereby grants the Surviving Entity and each of the other Spinco Entities a non-exclusive, royalty-free license to use the applicable Remainco Marks until (x) with regard to packaging, inventory and raw materials, the depletion of such assets of the Surviving Entity and each of the other Spinco Entities, (y) with regard to all other assets of the Surviving Entity and each of the other Spinco Entities other than inventory, raw materials and exterior signage, one hundred eighty (180) days after the Closing Date, (z) with regard to any exterior signage, three hundred sixty (360) days after the Closing Date.

Section 8.21          Transaction Documents.

(a)            RMT Partner shall, or shall cause its applicable Subsidiaries to, execute and deliver to Remainco, at or prior to the Closing, each of the Transaction Documents to which it is or will be a party as of the First Effective Time. Each of Remainco and Spinco shall, or shall cause its applicable Subsidiaries to, execute and deliver, at or prior to the Closing, each of the Transaction Documents to which each is or will be a party as of the First Effective Time.

(b)            During the period between the date hereof and Closing, each of the Parties shall cooperate in good faith to continue to prepare Exhibit A schedule of services to the Transition Services Agreement; it being acknowledged that any failure of the Parties to reach final agreement with regard to such Exhibit A shall not constitute a failure of any condition to Closing in Article IX herein, and at Closing, the Parties shall execute either (i) the form of Transition Services Agreement attached hereto as Exhibit D, or (ii) such other modified version of the Transition Services Agreement agreed to, and accepted by, each of the Parties.

Section 8.22          Spinco Financial Information.

(a)            As promptly as practicable following the date hereof, Remainco shall engage its auditors to perform an audit of the financial statements of (i) the Spinco Business, and (ii) to the extent required by applicable Law, Spinco (before giving effect to the Separation). Remainco will provide RMT Partner with the audited consolidated financial statements of (A) the Spinco Business, and (B) to the extent required by applicable Law, Spinco (before giving effect to the Separation) (except that for Spinco, only an opening balance sheet shall be required), including the combined and consolidated balance sheets of (1) the Spinco Business, and (2) to the extent required by applicable Law, Spinco (before giving effect to the Separation) as of the Required Periods, and the combined and consolidated statements of earnings, cash flows and parent equity of (I) the Spinco Business, and (II) to the extent required by applicable Law, Spinco (before giving effect to the Separation) for the years ended of the Required Periods, together with an audit report, without qualification or exception thereto, on the financial statements from the independent accountants for the Spinco Business and Spinco (collectively, the “Audited Financial Statements”) (it being understood, however, that the Spinco Business has not been operating historically as a separate “standalone” entity and, therefore, the Audited Financial Statements will reflect certain cost and other allocations made that may not reflect what would have been incurred if the Spinco Business had been a standalone business). Remainco shall use its commercially reasonable efforts to deliver the Audited Financial Statements prepared on a GAAP basis as promptly as reasonably practicable (but in any event within one hundred twenty (120) days) after the date of this Agreement. Remainco will, as promptly as practicable, procure, at its expense, the delivery of the consents of the independent accountants required to be filed with the RMT Partner Registration Statement. RMT Partner will, as promptly as practicable, procure, at its expense, the delivery of the consents of the independent accountants required to be filed with the Distribution Registration Statement.

(b)            Remainco shall, from the date hereof until the Closing Date, deliver to RMT Partner, (i) as promptly as reasonably practicable after the end of any fiscal quarter (other than any fourth fiscal quarter) ending after the date hereof copies of the unaudited combined balance sheet of the Spinco Business as of the Required Periods and the related unaudited combined statements of income, comprehensive income, equity and cash flows of the Spinco Business for the Required Periods, together with comparable financial statements for the corresponding periods of the prior fiscal year, in each case, to the extent required to be included or incorporated by reference in the Securities Filings or in connection with the Financing (collectively, the “Subsequent Unaudited Spinco Financial Statements”), which Subsequent Unaudited Spinco Financial Statements shall have been reviewed by the independent accountant for Spinco in accordance with the procedures specified by the Public Company Accounting Oversight Board (United States) in AS 4105, Reviews of Interim Financial Information, and (ii) following the delivery of the Audited Financial Statements and for periods subsequent thereto, as promptly as reasonably practicable after the end of each fiscal year, copies of (A) the audited combined balance sheet of the Spinco Business as of the end of each fiscal year of Spinco and the related audited combined statements of income, comprehensive income, equity and cash flows of the Spinco Business for such fiscal year, together with comparable financial statements for the prior fiscal year, in each case, to the extent required to be included or incorporated by reference in the Securities Filings and subject to the requirements thereof or in connection with the Financing (collectively, the “Subsequent Audited Spinco Financial Statements”), and (B) an audit report, without qualification or exception thereto, on each of the Subsequent Audited Spinco Financial Statements from the independent accountant for Spinco.

(c)            In connection with the filing of the Securities Filings, as well as the Financing, Remainco shall use its commercially reasonable efforts prior to and after the Closing to (i) cooperate with RMT Partner in connection with the preparation of pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for the Securities Filings, including the requirements of Regulation S-X, and for the twelve (12)-month period ending on the last day of the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to this Section 8.22, and (ii) provide and make reasonably available upon reasonable notice and during regular business hours the appropriate senior management employees of Remainco to discuss the materials prepared and delivered pursuant to this Section 8.22(c).

Section 8.23          Works Council Matters. The Parties acknowledge and agree that they will satisfy all notification and consultation obligations in all material respects with respect to the Initial Spin, the Separation and the Merger. The Parties shall reasonably cooperate with each other in connection with such notification and consultation processes, and RMT Partner shall be provided with a reasonable opportunity to review in advance any proposed communications in connection therewith, and any information to be provided related to the Transactions, including the Financing and the expected consequences of the Transactions, shall be mutually agreed to by RMT Partner and Remainco.

Section 8.24          Employee Non-Solicitation; Non-Competition.

(a)            For a period of two (2) years following the Closing Date, Remainco shall not, and shall procure that its Subsidiaries do not, directly or indirectly solicit for employment or hire (whether as an employee, consultant or otherwise) any employee of the Spinco Business or of RMT Partner and its Subsidiaries, in each case, as of immediately prior to the Closing; provided that this Section 8.25(a) shall not restrict any (i) general or public solicitations not specifically targeted at employees of the Spinco Business or the RMT Partner Business (including searches by any bona fide search firm that is not directed to solicit such employees), or (ii) solicitations, hiring or other actions with respect to any such Person (A) whose employment is terminated prior to the commencement of employment discussions between such Person and Remainco or any of its Subsidiaries, (B) who responds to general or public solicitation not specifically targeted at employees of the Spinco Business or the RMT Partner Business (including searches by any bona fide search firm that is not directed to solicit such employees), or (C) who initiates discussions regarding such employment without any solicitation by such Party in violation of this Section 8.25(a).

(b)            For a period of two (2) years following the Closing Date, RMT Partner shall not, and shall procure that the Spinco Entities do not, directly or indirectly solicit for employment or hire (whether as an employee, consultant or otherwise) any employee of Remainco and its Subsidiaries, in each case, as of immediately prior to the Closing; provided that this Section 8.25(b) shall not restrict any (i) general or public solicitations not specifically targeted at employees of Remainco and its Subsidiaries (including searches by any bona fide search firm that is not directed to solicit such employees), or (ii) solicitations, hiring or other actions with respect to any such Person (A) whose employment is terminated prior to the commencement of employment discussions between such Person and RMT Partner or any Spinco Entity, (B) who responds to general or public solicitation not specifically targeted at employees of Remainco or its Subsidiaries (including searches by any bona fide search firm that is not directed to solicit such employees), or (C) who initiates discussions regarding such employment without any solicitation by such Party in violation of this Section 8.25(b).

(c)            During the Restricted Period and in the Territory, Remainco shall not, and shall procure that its Affiliates do not, (i) enter into, conduct, engage in, operate, control, manage or otherwise participate as proprietor, owner, lender, joint venturer, principal or partner in any Person, enterprise or business that engages in or conducts (or is preparing to engage in or conduct) the Restricted Business within the Territory; provided, however, that nothing in this Section 8.24(c) will preclude Remainco or its Subsidiaries from (A) passively owning five percent (5%) or less of the voting stock, capital stock or other equity interest of any Person, even if such Person is engaged in whole or in part in the Restricted Business or (B) acquiring any business having not more than two hundred fifty million dollars ($250,000,000), in the aggregate, of its sales (based on such business’ latest annual consolidated financial statements) attributable to the Restricted Business; provided, further, however, that Remainco shall divest the entirety of any acquired Nonwoven Restricted Business within twenty-four (24) months of the date of the consummation of such acquisition.

(d)            If any of the restrictions or covenants contained in this Section 8.24 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, a court of competent jurisdiction shall construe and interpret or reform this Section 8.24 to provide for a covenant having the maximum enforceable geographic area, time period, and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

(e)            Each Party acknowledges and agrees that the provisions of this Section 8.24 are reasonable and necessary to protect the legitimate business interests of Remainco, RMT Partner, the Surviving Entity, and their Subsidiaries, as applicable, and shall be for the benefit of and enforceable by Remainco or RMT Partner and the Surviving Entity, as applicable. Each Party further acknowledges and agrees that the other Parties would not have entered into this Agreement absent the agreement of such Party to be bound by the obligations set forth in this Section 8.24. No Party shall contest that remedies at Law for any breach or threat of breach by such Party or any of its Subsidiaries of the provisions of Section 8.24 will be inadequate, and such Party agrees that the other Parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 8.24 and to enforce specifically such terms and provisions, in addition to any other remedy to which such other Parties may be entitled at Law or equity, as well as the reasonable attorneys’ fees and costs incurred by such party in enforcing the obligations of this Section 8.24. The restrictive covenants contained in this Section 8.24 are covenants independent of any other provision of this Agreement or any other agreement between the Parties.

Section 8.25          Further Assurances. Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under this Agreement or applicable Law as may be required to carry out the provisions of this Agreement and to consummate and make effective the Merger and the other transactions contemplated hereby and by the Transaction Documents (other than with respect to the matters covered in Section 8.8, which shall be governed by the provisions of Section 8.8 and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement). In furtherance and not in limitation of the foregoing, each Party shall use commercially reasonable efforts to obtain all consents, approvals or waivers from third parties necessary in connection with the Merger (other than with respect to the matters covered in Section 8.8, which shall be governed by the provisions of Section 8.8 and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement); provided that no Party or any of its Affiliates shall be required to offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to the foregoing.

Article IX

CONDITIONS

Section 9.1            Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)            Distribution and Separation. The Initial Spin, the Spinco Distribution and the Separation shall have been consummated in accordance with the terms of the Separation and Distribution Agreement.

(b)            Stockholder Approval. The RMT Partner Shareholder Approval shall have been obtained.

(c)            Listing. The shares of RMT Partner Common Stock issuable to the holders of shares of Spinco Common Stock pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

(d)            Regulatory Approvals. (i) If applicable, the statutory waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated and, to the extent applicable, any agreement between the Parties, on the one hand, and the Federal Trade Commission or the Antitrust Division of the United States Department of Justice or any other applicable Governmental Entity, on the other hand, not to consummate the Transactions shall have expired or otherwise been terminated; and (ii) all other authorizations, consents, orders, approvals, filings and declarations of, and all expirations of waiting periods required from, any Governmental Entity set forth on Section 9.1(d)(ii) of the Spinco Disclosure Letter required for the consummation of the Transactions shall have been filed, occurred or been obtained (all such authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, including under the HSR Act, being the “Requisite Regulatory Approvals”). All such Requisite Regulatory Approvals shall be in full force and effect. None of the Regulatory Approvals, including the Requisite Regulatory Approvals, shall have had, or would reasonably be expected to have a Detriment.

(e)            Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions.

(f)             Registration Statements. Each of the Distribution Registration Statement and the RMT Partner Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Distribution Registration Statement or the RMT Partner Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened in writing by the SEC, unless subsequently withdrawn.

(g)            Financing. Spinco shall have received cash proceeds from the borrowing by Spinco under the Spinco Financing Agreements pursuant to Section 8.19(j).

(h)            Spinco Special Cash Payment. The Spinco Special Cash Payment shall have been consummated in accordance with the terms of the Separation and Distribution Agreement.

Section 9.2            Conditions to Obligation of RMT Partner and Merger Subs. The respective obligations of RMT Partner and Merger Subs to consummate the Merger is also subject to the satisfaction or waiver by RMT Partner at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. On the date of this Agreement and at the Closing (in each case except to the extent that any representation and warranty speaks as of a particular date, in which case as of such particular date) the representations and warranties of Remainco set forth in (i) Section 5.1 (Organization, Good Standing and Qualification), Section 5.2 (Corporate Authority and Approval), Section 5.6 (Brokers and Finders), Section 6.1 (Organization, Good Standing and Qualification), Section 6.2(a) (Capital Structure), Section 6.3 (Corporate Authority and Approval) and Section 6.18 (Brokers and Finders) shall be true and correct in all material respects (without giving effect to any materiality, Remainco Material Adverse Effect, Spinco Material Adverse Effect or similar qualification), (ii) Section 6.6(c) (Absence of Certain Changes) shall be true and correct in all respects and (iii) the other sections and subsections of ARTICLE V and ARTICLE VI shall be true and correct unless the failure of such representations and warranties of Remainco referred to in this clause (iii) to be so true and correct (without giving effect to any materiality, Remainco Material Adverse Effect, Spinco Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Spinco Material Adverse Effect.

(b)            Performance of Obligations of Remainco and Spinco. Each of Remainco and Spinco shall have performed in all material respects all obligations required to be performed by it under this Agreement and the other Transaction Documents at or prior to the Closing Date.

(c)            No Spinco Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Spinco Material Adverse Effect.

(d)            Closing Certificate. RMT Partner and Merger Subs shall have received a certificate signed on behalf of Remainco and Spinco by an executive officer of Remainco and Spinco certifying that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.

(e)            Tax Opinions. RMT Partner shall have received a true copy of the Remainco Tax Opinions, and the Remainco Tax Opinions shall not have been withdrawn or rescinded (provided, that the condition in this Section 9.2(e) shall not apply with respect to any Remainco Tax Opinion to the extent that any such matters are addressed by the Private Letter Ruling).

(f)             Private Letter Ruling. RMT Partner shall have received a true copy of the Private Letter Ruling, and the Private Letter Ruling shall continue to be valid and in full force and effect as of the Closing Date.

Section 9.3            Conditions to Obligation of Remainco and Spinco. The obligation of Remainco and Spinco to consummate the Merger is also subject to the satisfaction or waiver by Remainco at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. On the date of this Agreement and at the Closing (in each case except to the extent that any representation and warranty speaks as of a particular date, in which case as of such particular date) the representations and warranties of RMT Partner set forth in (i) Section 7.1 (Organization, Good Standing and Qualification), Section 7.2 (Capital Structure), Section 7.3 (Corporate Authority and Approval) and Section 7.18 (Brokers and Finders) shall be true and correct in all material respects (without giving effect to any materiality, RMT Partner Material Adverse Effect or similar qualification), (ii)  Section 7.6(c) (Absence of Certain Changes) shall be true and correct in all respects, and (iii) the other sections and subsections of ARTICLE VII shall be true and correct unless the failure of such representations and warranties of RMT Partner referred to in this clause (iii) to be so true and correct (without giving effect to any materiality, RMT Partner Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have an RMT Partner Material Adverse Effect.

(b)            Performance of Obligations of RMT Partner and Merger Subs. Each of RMT Partner and Merger Subs shall have performed in all material respects all obligations required to be performed by it under this Agreement and the other Transaction Documents at or prior to the Closing Date.

(c)            No RMT Partner Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have an RMT Partner Material Adverse Effect.

(d)            Regulatory Approvals. None of the Regulatory Approvals, including the Requisite Regulatory Approvals, shall have had, or would reasonably be expected to have a Remainco Detriment.

(e)            RMT Partner and Merger Subs Closing Certificate. Remainco shall have received a certificate signed on behalf of RMT Partner and Merger Subs by an executive officer of RMT Partner and Merger Subs certifying that the conditions set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been satisfied.

(f)             Tax Opinions. Remainco shall have received the Remainco Tax Opinions, and the Remainco Tax Opinions shall not have been withdrawn or rescinded (provided that the condition in this Section 9.3(f) shall not apply with respect to any Remainco Tax Opinion to the extent that any such matters are addressed by the Private Letter Ruling).

(g)            Private Letter Ruling. Remainco shall have received the Private Letter Ruling, and the Private Letter Ruling shall continue to be valid and in full force and effect as of the Closing Date.

Article X

TERMINATION

Section 10.1          Termination by Mutual Written Consent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the First Effective Time by mutual written consent of Remainco and RMT Partner.

Section 10.2          Termination by Either Remainco or RMT Partner. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the First Effective Time by either RMT Partner or Remainco, if:

(a)            the Merger shall not have been consummated by the earlier of (i) eighteen (18) months following the date of this Agreement, and (ii) forty-five (45) days prior to the one (1)-year anniversary of the expiration or termination of the waiting period under the HSR Act with respect to the Transactions (the “Outside Date”);

(b)            the RMT Partner Shareholder Approval shall not have been obtained at the RMT Partner Shareholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(c)            any Law or Governmental Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.2(c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement or the other Transaction Documents if such breach is the primary cause of such Law or Governmental Order to have been enacted or issued.

Section 10.3          Termination by Remainco. This Agreement may be terminated and the Merger may be abandoned by Remainco:

(a)            following a Threshold Event, but prior to the time the RMT Partner Shareholder Approval is obtained, if Remainco enters into a Spinco Alternative Acquisition Agreement in response to a Spinco Superior Proposal, to the extent permitted by and in accordance with the terms and subject to the conditions of Section 8.2(d)(ii), and Remainco, immediately prior to or concurrently with such termination, pays to RMT Partner in immediately available funds any fees required to be paid pursuant to Section 10.5;

(b)            prior to the time the RMT Partner Shareholder Approval is obtained, if the RMT Partner Board shall have made an RMT Partner Change of Recommendation or at any time following receipt of an RMT Partner Acquisition Proposal that has been publicly disclosed, the RMT Partner Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger and the other Transactions within ten (10) Business Days of such public disclosure (and if the RMT Partner Shareholders Meeting is scheduled to be held within ten (10) Business Days, then within two (2) Business Days of such public disclosure); or

(c)            if at any time prior to the First Effective Time, there has been a breach by RMT Partner or either Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of RMT Partner or Merger Subs shall have become untrue, in either case, such that the conditions in Section 9.3(a) or Section 9.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Remainco to RMT Partner, or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.3(c) shall not be available to Remainco if it has breached in any material respect its obligations set forth in this Agreement or any other Transaction Document if such breach is the primary cause of the occurrence of the failure of a condition to the consummation of the Merger.

Section 10.4          Termination by RMT Partner. This Agreement may be terminated and the Merger may be abandoned by RMT Partner:

(a)            Prior to the time the RMT Partner Shareholder Approval is obtained, if the RMT Partner Board authorizes RMT Partner to enter into an RMT Partner Alternative Acquisition Agreement in response to a RMT Partner Superior Proposal, to the extent permitted by and in accordance with the terms and subject to the conditions of Section 8.3(d)(ii), and the RMT Partner, immediately prior to or concurrently with such termination, pays to Remainco in immediately available funds any fees required to be paid pursuant to Section 10.5; or

(b)            if at any time prior to the First Effective Time, there has been a breach by Remainco or Spinco of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Remainco or Spinco shall have become untrue, in either case, such that the conditions in Section 9.2(a) or Section 9.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by RMT Partner to Remainco, or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.4(b) shall not be available to RMT Partner if it has breached in any material respect its obligations set forth in this Agreement or any other Transaction Document if such breach is the primary cause of the occurrence of the failure of a condition to the consummation of the Merger.

Section 10.5          Effect of Termination and Abandonment.

(a)            Except to the extent provided in Section 10.5(b) below, in the event of termination of this Agreement and the abandonment of the Merger and the other Transactions pursuant to this ARTICLE X, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Willful Breach of this Agreement, and (ii) the provisions set forth in this Section 10.5 and ARTICLE XI (other than Section 11.12 thereof) shall survive the termination of this Agreement.

(b)            In the event that this Agreement is terminated:

(i)            by Remainco or RMT Partner pursuant to Section 10.2(a), and (A) prior to such termination, an RMT Partner Acquisition Proposal shall have been publicly announced or otherwise becomes publicly known after the date of this Agreement (and in any such case, such RMT Partner Acquisition Proposal is not publicly withdrawn at least four (4) Business Days prior to the RMT Partner Shareholders Meeting), and (B) on or prior to the date that is twelve (12) months after the date of such termination, an RMT Partner Acquisition Proposal is consummated or RMT Partner enters into RMT Partner Alternative Acquisition Agreement, then RMT Partner shall be obligated to pay a termination fee of Ten Million dollars ($10,000,000) (the “RMT Partner Termination Fee”) to Remainco by wire transfer of immediately available cash funds on the third (3rd) Business Day following the earlier of the date that RMT Partner (1) enters into a RMT Partner Alternative Acquisition Agreement, and (2) consummates such RMT Partner Acquisition Proposal; provided that solely for purposes of this Section 10.5(b)(i), that references to twenty percent (20%) in the definition of “RMT Partner Acquisition Proposal” shall be deemed to be references to fifty percent (50%);

(ii)           by Remainco pursuant to Section 10.3(a), then Remainco shall be obligated to pay a termination fee of Ten Million dollars ($10,000,000) (the “Spinco Termination Fee”) to RMT Partner by wire transfer of immediately available cash funds immediately prior to or concurrently with such termination;

(iii)          by Remainco pursuant Section 10.3(b), then RMT Partner shall be obligated to pay the RMT Partner Termination Fee to Remainco by wire transfer of immediately available cash funds immediately prior to or concurrently with such termination; or

(iv)          by RMT Partner pursuant to Section 10.4(a), then RMT Partner shall be obligated to pay the RMT Partner Termination Fee to Remainco by wire transfer of immediately available cash funds immediately prior to or concurrently with such termination.

(c)            In no event shall RMT Partner be required to pay the RMT Partner Termination Fee on more than one occasion. In no event shall Remainco be required to pay the Spinco Termination Fee on more than one occasion.

(d)            The Parties hereby acknowledge and agree that the agreements contained in this Section 10.5 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if RMT Partner fails to promptly pay the amount due pursuant to this Section 10.5, and, in order to obtain such payment, Remainco or Spinco commences a suit that results in a judgment against RMT Partner for the fees set forth in this Section 10.5 or any portion of such fees, RMT Partner shall pay to Remainco or Spinco its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

Article XI

MISCELLANEOUS AND GENERAL

Section 11.1          Survival. The representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement, including rights arising out of any breach of such representations, warranties, covenants and agreements, shall not survive the Second Effective Time or the termination of this Agreement pursuant to ARTICLE X, except as set forth in Section 8.18, Section 10.5 and except for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Second Effective Time (or termination of this Agreement, as applicable), which shall survive until they are fully effectuated or performed.

Section 11.2          Modification or Amendment; Waiver.

(a)            Subject to the provisions of applicable Law and the provisions of, at any time prior to the Second Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that any amendments or modifications to Section 8.19, this Section 11.2(a), Section 11.4(b), Section 11.4(c), Section 11.8 and Section 11.9, to the extent materially adversely affecting any of the Spinco Lenders or any of the other Financing Sources, shall not be effective with respect to such affected Spinco Lenders or Financing Sources unless such affected Financing Sources party to the Spinco Commitment Letter or any other applicable Financing Agreement provide their prior written consent to such amendment or modification. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.

(b)            No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.3          Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.4          Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)            THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b)            Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof, and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 11.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. Notwithstanding anything to the contrary contained in this Agreement, each Party on behalf of itself and its controlled Affiliates: (w) agrees that it will not bring or support any legal proceeding against any of the Spinco Lenders or any of the other Financing Sources in any way relating to the Financing in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (x) agrees that, except as specifically set forth in the Spinco Commitment Letter or the other Financing Agreements, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Spinco Lenders or any of the other Financing Sources relating to this Agreement, the Merger, or any of the transactions contemplated by this Agreement or the performance of services related hereto, including any dispute arising out of or relating in any way to the Financing, shall be exclusively governed by and construed in accordance with the internal Laws of the State of New York; (y) agrees to waive and hereby waives, irrevocably and unconditionally, any right to a trial by jury in any such legal action, suit or proceeding against any of the Spinco Lenders or any of the other Financing Sources relating to the Financing; and (z) agrees to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which such Party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal action, suit or proceeding against any of the Spinco Lenders or any of the other Financing Sources relating to the Financing in any such court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence any Proceeding or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 11.4(b).

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.4(c).

Section 11.5          Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 11.6          Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses). Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 11.6:

If to Remainco or Spinco:

Berry Global Group, Inc.

101 Oakley Street

Evansville, Indiana 47710

Attention:	Jason K. Greene
Email:	jasongreene@berryglobal.com

with a copy to (which shall not constitute notice):

Bryan Cave Leighton Paisner LLP

One Atlantic Center, Fourteenth Floor

1201 West Peachtree Street, NW

Atlanta, Georgia 30309

Attention:	Louis C. Spelios
Email:	louis.spelios@bclplaw.com

If to RMT Partner or Merger Subs:

Glatfelter Corporation

4350 Congress Street

Suite 600

Charlotte, NC 28209

Attention:	Jill L. Urey

Email:	jill.urey@glatfelter.com

with a copy to (which shall not constitute notice):

King & Spalding LLP

1100 Louisiana St., Suite 4100

Houston, TX 77002

Attention:	Jonathan Newton
Rob Leclerc
Email:	jnewton@kslaw.com
Rleclerc@KSLAW.com

Section 11.7          Entire Agreement.

(a)            This Agreement (including the exhibits and annexes hereto), the Spinco Disclosure Letter, the RMT Partner Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.

(b)            Each Party acknowledges and agrees that the provisions set forth in Section 6.22 and Section 7.22 and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement, (i) no Party has made or is making any other representations, warranties, statements, information or inducements, (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements, and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto, other than those for intentional fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 11.8          Third-Party Beneficiaries. Except, from and after the Second Effective Time, the Indemnified Parties with respect to the provisions of Section 8.15, the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including, without limiting the generality of Section 11.7(b), the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, the Spinco Lenders and the other Financing Sources are third-party beneficiaries of Section 8.19, Section 11.2(a), Section 11.4(b), Section 11.4(c), this Section 11.8 and Section 11.9.

Section 11.9          Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Transactions, may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. No (a) past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, Spinco Lenders or other Financing Sources controlling person, Affiliate or other Representative of any Party or any of their respective successors and permitted assigns, or (b) past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any of the Persons set forth in the foregoing clause (a) or any of their respective successors and permitted assigns (unless, for the avoidance of doubt, such Person is a Party), shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 11.9 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement. This Section 11.9 shall not affect the rights of any Person as a party to the Spinco Commitment Letter to enforce the Spinco Commitment Letter or any other applicable Financing Agreement in accordance with its terms.

Section 11.10        Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Remainco to take any action, such requirement shall be deemed to include an undertaking on the part of Remainco to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Spinco to take any action, such requirement shall be deemed to include an undertaking on the part of Spinco to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of RMT Partner (including after the Second Effective Time, the Surviving Entity and its Subsidiaries) to take any action, such requirement shall be deemed to include an undertaking on the part of RMT Partner to cause such Subsidiary (including after the Second Effective Time, the Surviving Entity and its Subsidiaries) to take such action. Any obligation of one Party to any other Party under this Agreement or any of the other Transaction Documents, which obligation is performed, satisfied or properly fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 11.11        Expenses. Except as otherwise expressly provided in this Agreement and the other Transaction Documents and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 11.12        Transfer Taxes. All sales, use, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty or similar Taxes (“Transfer Taxes”) imposed on Spinco or Merger Subs upon the consummation of the Merger shall be borne equally by Remainco and Spinco. Remainco and Spinco shall reasonably cooperate to prepare and timely file any Tax Returns relating to Transfer Taxes. This Section 11.12 shall not apply to Transfer Taxes the payment or reimbursement of which is expressly addressed by any Transaction Document or to Transfer Taxes imposed in respect of the Internal Restructuring, the Separation, the Contribution, the Initial Spin, or the Spinco Distribution, which shall be the sole responsibility of Remainco.

Section 11.13        Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 11.14        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). Except as may be required to satisfy the obligations contemplated by Section 8.15, no Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, except as provided for in Section 11.10, and any attempted or purported assignment or delegation in violation of this Section 11.14 shall be null and void.

Section 11.15        Definitions.

(a)            Certain Definitions. For purposes of this Agreement, the capitalized terms (including, with correlative meaning, their singular and plural variations) have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

(b)            Terms Defined Elsewhere. For purposes of this Agreement, the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
Additional Consents	8.8(f)
Agreement	Preamble
Alternative Financing	8.19(b)
Alternative Transaction Structure	2.9
Applicable Date	ARTICLE V
Audited Financial Statements	8.22(a)
Bankruptcy and Equity Exception	5.2(a)
BGI	Recitals
CEO Designee	2.8(a)
Certificates of Merger	2.3
Charter	2.4
Charter Amendment Effective Time	1.2
Chosen Courts	11.4(b)
Closing	2.2
Closing Date	2.2
Continuing Remainco Designee	2.8(d)
Continuing RMT Partner Designee	2.8(e)
Costs	8.15(a)
D&O Insurance	8.15(b)
Delayed RMT	2.9
Detriment	8.8(e)(i)
DGCL	2.1(a)
DLLCA	2.1(b)
Exchange Agent	4.2
Exchange Fund	4.2
Exchange Offer	Recitals

Term	Section
Financing	8.19(a)
Financing Agreements	8.19(a)
First Certificate of Merger	2.3
First Effective Time	2.3
First Merger	Recitals
First Merger Sub	Preamble
First Merger Surviving Corporation	2.1(a)
Inbound RMT Partner Intellectual Property Licenses	7.13(a)
Inbound Spinco Intellectual Property Licenses	6.14(a)
Indemnified Parties	8.15(a)
Infringe	6.14(c)
Initial Spin	Recitals
Latest Spinco P&L	6.5(a)
Leased RMT Partner Real Property	7.16(b)
Leased Spinco Real Property	6.17(b)
Lien Releases	8.18(d)
Merger	Recitals
Merger Consideration	3.1(a)
Merger Subs	Preamble
Operating Agreement	2.5
Original Date	8.5(b)
Outside Date	10.2(a)
Owned RMT Partner Real Property	7.16(a)
Owned Spinco Real Property	6.17(a)
Party or Parties	Preamble
Payoff Letters	8.18(d)
PBCL	1.2
Permanent Financing	8.19(a)
Permanent Financing Agreements	8.19(a)
Proxy Statement	8.4(a)
Remainco	Preamble
Remainco Board	Recitals
Remainco Designees	2.8(a)
Remainco Detriment	8.8(e)(ii)
Remainco Marks	8.20(a)
Remainco Reports	ARTICLE V
Requisite Regulatory Approvals	9.1(d)
RMT Partner	Preamble
RMT Partner Alternative Acquisition Agreement	8.3(d)(i)(D)
RMT Partner Board	Recitals
RMT Partner Change of Recommendation	8.3(d)(i)(D)
RMT Partner Charter Amendment	1.1
RMT Partner Designees	2.8(a)
RMT Partner Disclosure Letter	ARTICLE VII
RMT Partner Insurance Policies	7.14

Term	Section
RMT Partner Leases	7.16(b)
RMT Partner Material Contracts	7.10(a)
RMT Partner Product	7.18(a)
RMT Partner Real Property	7.16(c)
RMT Partner Reports	ARTICLE VII
RMT Partner Shareholders Meeting	8.5(a)
RMT Partner Stock Plans	7.2(a)
RMT Partner Termination Fee	10.5(b)(i)
RMT Partner Transaction Litigation	8.18(a)
Sanctioned Jurisdiction	6.9(b)
Sanctioned Person	6.9(b)
Second Effective Time	2.3
Second Certificate of Merger	2.3
Second Merger	Recitals
Second Merger Sub	Preamble
Securities Filings	8.4(a)
Spinco	Preamble
Spinco Alternative Acquisition Agreement	8.2(d)(i)
Spinco Board	Recitals
Spinco Commitment Letter	8.19(a)
Spinco Disclosure Letter	ARTICLE V
Spinco Financial Statements	6.5(a)
Spinco Financing	8.19(a)
Spinco Financing Agreements	8.19(a)
Spinco Insurance Policies	6.15
Spinco Leases	6.17(b)
Spinco Lenders	8.19(a)
Spinco Material Contracts	6.11(a)
Spinco Product	6.19(a)
Spinco Real Property	6.17(c)
Spinco Termination Fee	10.5(b)(ii)
Spinco Transaction Litigation	8.18(b)
Spin-Off	Recitals
Subsequent Audited Spinco Financial Statements	8.22(b)
Subsequent Unaudited Spinco Financial Statements	8.22(b)
Surviving Entity	2.1(b)
Tail Period	8.15(b)
Transactions	Recitals
Transfer Taxes	11.12

Section 11.16        Interpretation and Construction.

(a)            The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)            The Preamble, and all Recital, Article, Section, Subsection, Schedule, Annex and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified herein.

(c)            Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)            Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(f)             Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(g)            The Spinco Disclosure Letter and RMT Partner Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in ARTICLE V, ARTICLE VI or ARTICLE VII, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Spinco Disclosure Letter or RMT Partner Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have a Spinco Material Adverse Effect, Remainco Material Adverse Effect or RMT Partner Material Adverse Effect, as applicable, or to affect the interpretation of such term for purposes of this Agreement.

(h)            The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[The Remainder of this Page has been Intentionally Left Blank]

IN WITNESS WHEREOF, this RMT Transaction Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date first written above.

BERRY GLOBAL GROUP, INC.

By	/s/ Jason K. Greene
Name:	Jason K. Greene
Title:	Chief Legal Officer

TREASURE HOLDCO, INC.

By	/s/ Jason K. Greene
Name:	Jason K. Greene
Title:	Chief Legal Officer

GLATFELTER CORPORATION

By	/s/ Thomas M. Fahnemann
Name:	Thomas M. Fahnemann
Title:	President and Chief Executive Officer

Treasure Merger Sub I, Inc.

By	/s/ David C. Elder
Name:	David C. Elder
Title:	President

TREASURE MERGER SUB II, LLC

By	/s/ David C. Elder
Name:	David C. Elder
Title:	President

[Signature Page to RMT Transaction Agreement]

Annex A
Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of capital stock, voting securities or other equity interests, by Contract or otherwise). It is expressly agreed that, solely for purposes of this Agreement and the other Transaction Documents, from and after the Spinco Distribution (a) each Spinco Entity shall be deemed not to be an Affiliate of Remainco and its Subsidiaries, and (b) Remainco and its Subsidiaries shall be deemed not to be an Affiliate of any Spinco Entity.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including without limitation the United States Foreign Corrupt Practices Act, the U.K. Bribery Act, any national and international Law enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” means each employee benefit plan, including each (a) pension plan or post-retirement or employment health, medical, sick leave, disability, group insurance, life insurance, Code Section 125 or other benefit plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation, stock purchase, phantom stock, stock option, or other equity-based compensation plan, program, policy or arrangement, (c) employment, severance, change in control, clawback or retention plan, program, policy, practice, agreement or arrangement, or (d) relocation, repatriation, employee loan, or other fringe benefit compensation, benefit or employee loan plan, program, policy, practice, agreement or arrangement (i) sponsored, maintained, contributed to or required to be maintained, sponsored or contributed to by (A) the Spinco Entities for the benefit of any Spinco Employee or Service Provider to Spinco, or (B) RMT Partner and its Subsidiaries for the benefit of any RMT Partner Employee or Service Provider to RMT Partner and its Subsidiaries (as context dictates), or (ii) with respect to which the Spinco Entities or RMT Partner and its Subsidiaries (as context dictates) have any direct or indirect liability, whether contingent or otherwise, but in either case, other than any plan, program, practice, agreement or arrangement required by any Governmental Entity.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in the City of New York, New York is required or authorized or required by Law to close.

“Clean-Up Spin-Off” has the meaning set forth in the Separation and Distribution Agreement.

Annex A-1

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other recognition agreement or Contract with a labor organization, trade union, staff forum or employee representative body, or non-U.S. works council contract or arrangement.

“Combined Contract” has the meaning set forth in the Separation and Distribution Agreement.

“Commingled Contract” has the meaning set forth in the Separation and Distribution Agreement.

“Commitment Fees” means fees and expenses related to the Financing, including (a) any underwriting fee, upfront fee, commitment fee, takedown fee, placement fees or discounts, underwriting fees or discounts, purchase fees or discounts or similar fees or discounts payable in connection with the Financing, (b) any interest payable with respect to the Financing funded prior to the Closing Date, (c) prepayment or redemption premiums with respect to the Financing funded prior to the Closing Date required to be prepaid or redeemed in the event the Closing does not occur, and (d) those related to any reimbursement and indemnification obligations set forth in the Financing or any related agreement (including (i) any underwriting or purchase agreement, and (ii) any such fees and expenses paid prior to the Closing).

“Confidentiality Agreement” means the Confidentiality Agreement, entered into between BGI and RMT Partner, dated August 28, 2023.

“Continuing Arrangements” has the meaning set forth in the Separation and Distribution Agreement.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, binding commitment or other agreement.

“Contribution” has the meaning set forth in the Separation and Distribution Agreement.

“Copyrights” means any and all works of authorship fixed in a tangible medium, mask works, copyrights and all registrations and applications for registration of the foregoing.

“Distribution Registration Statement” means the registration statement on Form 10 or on Forms S-1/S-4, as applicable, to be filed by Spinco with the SEC to effect the registration under the Securities Act or the Exchange Act, as applicable, of the shares of Spinco Common Stock that will be received by holders of Remainco Common Stock in connection with the Spinco Distribution, as such registration statement may be amended or supplemented from time to time prior to the Spinco Distribution.

“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.

Annex A-2

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, among Remainco, Spinco and RMT Partner, attached as Exhibit C to this Agreement.

“Environmental Law” means all Laws (including common law) relating to pollution or the protection of human health or the environment (including ambient air, surface water, ground water, land surface, indoor air or subsurface strata), including Laws relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Spinco Entity, or RMT Partner and its Subsidiaries (as context dictates), any trade or business, whether or not incorporated, that together with any other Person would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as any Spinco Entity, or RMT Partner and its Subsidiaries (as context dictates), pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the New Issuance divided by the number of shares of Spinco Common Stock issued and outstanding immediately prior to the First Effective Time, subject to adjustment as set forth herein.

“Existing RMT Partner Charter” means the articles of incorporation of RMT Partner, as amended as of the date of this Agreement.

“Film Restricted Business” means the business of selling and manufacturing (a) films that are to be laminated to nonwoven materials, which are intended as components of products for the healthcare and hygiene markets, and (b) silicone-coated films for the healthcare and hygiene markets; provided, however that the Film Restricted Business shall not include the Retained Business.

“Financing Sources” means any agent, arranger, lender, underwriter, initial purchaser, placement agent or other entity that has committed to provide, arrange, underwrite or place, or has entered into definitive agreements related to, any Financing, including the Spinco Lenders and the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates and their and their Affiliates’ respective officers, directors, employees, agents, representatives and their respective successors or permitted assigns, in each case, solely in their respective capacities as such.

“Foreign Plan” means each Benefit Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any Service Provider that is primarily based outside the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction.

Annex A-3

“Foreign Regulators” means foreign and transnational Governmental Entities with jurisdiction over Foreign Regulatory Laws.

“Foreign Regulatory Laws” mean (i) foreign and transnational Laws regarding foreign direct investments, and (ii) the requirement of notification and consultation with the Social and Economic Committee of each of the Spinco Entities domiciled in France in accordance with article L. 2312-8 of the French Labor Code.

“Fully Diluted RMT Partner Shares” means the number of outstanding shares of RMT Partner Common Stock as of immediately prior to the First Effective Time on a fully diluted, as converted and as exercised basis in accordance with the treasury stock method, including shares of RMT Partner Common Stock underlying outstanding options and any other outstanding securities or obligations of RMT Partner and its Subsidiaries convertible into or exercisable for shares of RMT Partner Common Stock, but excluding options and other equity awards that are to be settled in RMT Partner Common Stock (assuming target level performance), in each case that have been granted pursuant to RMT Partner Stock Plans and are, as of the First Effective Time, out-of-the-money.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means an employee, officer, or representative of, or any Person otherwise acting in an official capacity for or on behalf of a Governmental Entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development).

“Governmental Entity” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether foreign, federal, state, provincial, local or municipal, any self-regulatory organization (including any securities exchange) or any arbitrational tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Substance” means any material, substance, chemical, waste, hazardous waste, pollutant, contaminant, or hazardous or toxic substance as to which liabilities, restrictions or standards of conduct are imposed pursuant to any Laws, including asbestos, formaldehyde, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead based paint, radioactive materials, waste oil and other petroleum products, waste water, and any other such substances which constitute a nuisance or hazard to the environment or to the public health, safety, or welfare.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Annex A-4

“Indebtedness” means, with respect to any Person and without duplication, all obligations and other liabilities of such Person in respect of (a) any indebtedness evidenced by a note, bond, debenture or other similar instrument or debt security, (b) performance bonds, letters of credit, bankers’ acceptances and similar facilities (but solely to the extent drawn), (c) indebtedness for borrowed money (including lines of credit, term loans, mortgage loans and amounts outstanding under overdraft facilities), whether current, short-term or long-term and whether secured or unsecured, and (d) leases classified as capital or finance leases in accordance with GAAP.

“Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, and any and all intellectual property and other similar proprietary rights, as they exist anywhere in the world, whether registered or unregistered, including Trademarks, Patents, Copyrights, and Trade Secrets.

“Intended Initial Spin Tax Treatment” shall have the meaning set forth in the Separation and Distribution Agreement.

“Intended Merger Tax Treatment” means the treatment of the First Merger and the Second Merger, taken together, as an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in which no income, gain or loss will be recognized by Remainco, Spinco, RMT Partner, Merger Subs, or the holders of Spinco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of RMT Partner Common Stock).

“Intended Spinco Distribution Tax Treatment” shall have the meaning set forth in the Separation and Distribution Agreement.

“Intended Tax Treatment” means the Intended Initial Spin Tax Treatment, the Intended Merger Tax Treatment, and the Intended Spinco Distribution Tax Treatment.

“Internal Restructuring” has the meaning set forth in the Tax Matters Agreement.

“International Trade Laws” means any of the following: (a) any Laws concerning the importation of merchandise, items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, or (c) any economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. State Department, the United Nations, Canada, the European Union, or the United Kingdom.

“Intervening Event” means any Effect that was not known by nor was reasonably foreseeable to the RMT Partner Board as of the date of this Agreement; provided, that in no event shall any Effect that (a) involves or relates to an RMT Partner Acquisition Proposal or a RMT Partner Superior Proposal or any inquiry or communications or matters relating thereto, (b) results from the announcement or pendency of this Agreement or any actions expressly required to be taken or to be refrained from being taken pursuant to this Agreement, or (c) relates to the fact that Remainco, the Spinco Business or RMT Partner, as applicable, meets or exceeds any internal or analysts’ expectations or projections be taken into account for purposes of determining whether an Intervening Event has occurred (it being understood that, with respect to the foregoing clause (b), the facts or occurrences giving rise or contributing to such Effect may be taken into account when determining whether an Intervening Event has occurred).

Annex A-5

“IRS” means the United States Internal Revenue Service.

“Knowledge” when used in this Agreement (a) with respect to Remainco, means the actual knowledge of the Persons listed on Section 11.15(a) of the Spinco Disclosure Letter, and (b) with respect to RMT Partner, means the actual knowledge of the Persons listed on Section 11.15(a) of the RMT Partner Disclosure Letter.

“Laws” means any domestic or foreign federal, state, provincial, local or municipal statute, law, common law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree, ruling, Governmental Order or other legally binding requirement of a Governmental Entity.

“Lien” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, option, right of first refusal or first offer, lease, encroachment, restriction on transfer of title or other similar encumbrance.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means an employee benefit plan maintained by more than one employer within the meaning of Section 413(c) of the Code or that is or has been subject to Section 4063 or 4064 of ERISA.

“New Issuance” means (a) the Fully Diluted RMT Partner Shares multiplied by (b) the quotient of 90 divided by 10.

“Nonwoven Restricted Business” means the business of selling and manufacturing nonwoven materials; provided, however that the Nonwoven Restricted Business shall not include the Retained Business.

“NYSE” means the New York Stock Exchange, Inc.

“OFAC” has the meaning set forth in the definition of International Trade Laws.

“Open Source Software” means software that is distributed as “free and open source software”, “open source software” or under similar licensing or distribution terms (including any license approved by the Open Source Initiative and listed at opensource.org/licenses).

“Ordinary Course” means, with respect to an action taken by any Party, that such action is consistent with the ordinary course of business and past practices of such Party, excluding any deviations therefrom due to action taken consistent with trends in the industry in which the Party operates its business.

Annex A-6

“Organizational Documents” means (a) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents, and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Patents” means patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations, interferences and any extensions thereof, and including all inventions claimed by any such patents and patent applications.

“Permits” means all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to own, lease and operate the assets of such Person, its business and the assets thereof, and to conduct its business as presently conducted.

“Permitted Encumbrances” means the following Liens: (a) Liens specifically disclosed in the Spinco Financial Statements or RMT Partner Reports; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith or that may thereafter be paid without penalty; (c) statutory and contractual Liens of landlords, lessors or renters and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law; (d) Liens incurred or deposits made in the Ordinary Course in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens incurred in the Ordinary Course securing obligations or liabilities that are not material to the operations of the business of the Person in question taken as a whole; (f) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein); (g) Liens not created by the Person in question that affect the underlying fee interest of any leased real property, including master leases or ground leases; (h) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (i) any set of facts that an accurate up-to-date survey would show.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Personal Data” means information and data concerning an identified or identifiable natural person (including any information specifically identified in any entity privacy policy as “personally identifiable information”) in paper, electronic or any other form, including PHI.

“PHI” means protected health information, as defined by the Health Insurance Portability and Accountability Act of 1996, and any other information concerning the health (physical or mental) or medical condition of an identified or identifiable individual.

Annex A-7

“Private Letter Ruling” means a private letter ruling from the IRS regarding the qualification of the Contribution, the Initial Spin, the Spinco Distribution, and the Spinco Special Cash Payment for the Intended Initial Spin Tax Treatment, which may be subject to reasonable and customary assumptions, representations or covenants (or, in the case of a Delayed RMT, such other private letter ruling (if any) as may be requested from the IRS in accordance with the penultimate sentence of Section 2.9).

“Proceeding” means any action, claim, complaint, suit, mediation, arbitration, audit or other proceeding, whether civil or criminal, at Law or in equity, by or before any Governmental Entity.

“Processing” (or its conjugates) means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as the receipt, access, acquisition, collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, or combination, restriction, erasure or destruction, relating to such data or combination thereof.

“Record Date” has the meaning set forth in the Separation and Distribution Agreement.

“Regulatory Approvals” shall mean all Permits, expirations of waiting periods and authorizations required to be obtained prior to the First Effective Time by any of the Parties or their respective Affiliates from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Transactions, excluding for the avoidance of doubt, any Tax Ruling.

“Release” means any release, spill, emission, leaking, injection, pouring, dumping, escaping, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance into or in the air, soil, surface water, groundwater, or environment.

“Remainco Common Stock” means the common shares, par value of $0.01 per share, of Remainco.

“Remainco Material Adverse Effect” means any Effect that prevents or would reasonably be expected to prevent, materially delay or materially impair the ability of Remainco to consummate the Transactions by the Outside Date.

“Remainco Merger Tax Opinion” means the opinion of Remainco Tax Counsel, addressed to Remainco and dated as of the Closing Date, substantially in the form attached hereto as Exhibit H, to the effect that the Merger will qualify for the Intended Merger Tax Treatment.

“Remainco Spin Tax Opinion” means the opinion of Remainco Tax Counsel, addressed to Remainco and dated as of the Closing Date, to the effect that: the Contribution, the Initial Spin, the Spinco Distribution and the Spinco Special Cash Payment will qualify for the Intended Initial Spin Tax Treatment.

Annex A-8

“Remainco Tax Counsel” means Bryan Cave Leighton Paisner LLP or, in the event Bryan Cave Leighton Paisner LLP is unable or unwilling to provide the Remainco Tax Opinions, such other counsel reasonably satisfactory to Remainco.

“Remainco Tax Opinions” mean the Remainco Spin Tax Opinion and the Remainco Merger Tax Opinion.

“Remainco Tax Representation Letters” means one or more Tax representation letters containing customary representations and covenants relevant to the qualification of the Contribution, the Initial Spin, the Spinco Distribution, the Spinco Special Cash Payment, and the Merger for the Intended Tax Treatment, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to Remainco Tax Counsel, executed by Remainco and dated and effective as of the Closing Date.

“Representative” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, controlling persons, agents, consultants, advisors, and other representatives, including legal counsel, accountants and financial advisors.

“Required Periods” means, in the case of a balance sheet, such date or dates, or, in the case of statements of earnings, cash flows and equity, such periods or periods, as are required to be provided by applicable Law (in each case, after giving effect to any waiver, amendment, modification, interpretation, guidance, or other form of relief made available by the applicable Governmental Entity) in connection with the Securities Filings and to effectuate the transactions contemplated by this Agreement.

“Retained Business” means the business of designing, manufacturing, selling, and/or distributing (a) rigid and flexible packaging, (b) tape products, (c) medical devices and pharmaceutical delivery and dispensing devices and related consumables, (d) films other than those captured in Spinco Business, (e) mulch films, and (f) products that have been manufactured by facilities not listed on Section 6.17 of the Spinco Disclosure Letter in the 365 days prior to signing.

“Restricted Business” means the Nonwoven Restricted Business and the Film Restricted Business.

“Restricted Period” means the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date; provided, that solely with respect to the Nonwoven Restricted Business, “Restricted Period” shall mean the fifth (5th) anniversary of the Closing Date.

“RMT Partner Acquisition Proposal” means any proposal or offer of a third party relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving RMT Partner or any of its Subsidiaries or any acquisition by any Person or group, or any proposal or offer that if consummated would, in each case, result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty (20%) or more of the total voting power of RMT Partner or twenty (20%) or more of the consolidated total assets (taken as a whole, it being understood that total assets include equity securities of Subsidiaries) of RMT Partner, in each case other than the Transactions.

Annex A-9

“RMT Partner Business” means the business of designing, manufacturing, selling, and/or distributing (a) cellulose-based airlaid nonwoven materials, primarily used to manufacture consumer products for healthcare and hygiene markets and other consumer and industrial applications, (b) specialty long fibers, primarily from natural sources such as abaca, and other materials to create products for food and beverage, technical specialties, wallcover, composite laminates, and metallized products, and (c) spunlace nonwovens for critical cleaning, high-performance materials, personal care, hygiene, and medical applications.

“RMT Partner Common Stock” means the shares of a single class of capital stock of RMT Partner designated as common stock as of immediately following the Charter Amendment Effective Time.

“RMT Partner Credit Facilities” means the revolving and term loan facilities provided for under that certain Fourth Amended and Restated Credit Agreement, dated as of May 9, 2022, by and among RMT Partner, certain of its subsidiaries, the lenders party thereto, and PNC Bank, National Association, in its capacity as administrative agent.

“RMT Partner Employee” means each individual employed by the RMT Partner or any of its Subsidiaries immediately prior to the First Effective Time.

“RMT Partner Intellectual Property” means any and all Intellectual Property owned or purported to be owned by RMT Partner and its Subsidiaries.

“RMT Partner IT Assets” means the computers, software and software platforms, databases, hardware, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment that are owned or controlled by RMT Partner and its Subsidiaries and used in connection with the operation of the RMT Partner Business.

“RMT Partner Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, operations, liabilities, business or results of operations of RMT Partner and its Subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether an RMT Partner Material Adverse Effect has occurred or would reasonably be expected to occur:

(a)            Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in any jurisdiction in which RMT Partner or its Subsidiaries has material operations or in which products or services of RMT Partner or its Subsidiaries are sold;

(b)            Effects that are the result of factors generally affecting the industries, markets or geographical areas in which RMT Partner or its Subsidiaries have material operations;

Annex A-10

(c)            any changes in the relationship of the RMT Partner or its Subsidiaries, contractual or otherwise, with customers, employees, talent, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions, or resulting or arising from the identity of Remainco or the Spinco Entities or the Spinco Business or any actions expressly required to be taken or to be refrained from being taken pursuant to this Agreement (provided, that this clause (c) does not apply in the context of any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the other Transaction Documents, the consummation of the Merger or the other Transactions contemplated hereby);

(d)            changes or modifications in accounting standards applicable to RMT Partner or its Subsidiaries, including GAAP, or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement;

(e)            any failure by RMT Partner or its Subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, an RMT Partner Material Adverse Effect;

(f)            any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event or any other force majeure event, or any national or international calamity or crisis or the escalation or worsening of any of the foregoing;

(g)            any actions expressly required to be taken or omitted by RMT Partner or its Subsidiaries pursuant to this Agreement; or

(h)            any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of RMT Partner or any of its Subsidiaries or any of their respective securities; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Effect underlying such Effect, announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, an RMT Partner Material Adverse Effect;

provided further that, with respect to clauses (a), (b), (d) and (f), such Effect shall be taken into account in determining whether an “RMT Partner Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects RMT Partner and its Subsidiaries (taken as a whole) compared to other companies operating in the industries or markets in which RMT Partner and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).

Annex A-11

“RMT Partner Merger Tax Representation Letter” means the representation letter substantially in the form of Exhibit G, with such changes, updates or refinements, consented to by RMT Partner and Remainco (such consent not to be unreasonably withheld, conditioned or delayed), as may be reasonably necessary to reflect any changes in, or clarifications of, facts or Law prior to the Closing, executed by RMT Partner and Merger Subs and dated and effective as of the Closing Date.

“RMT Partner Recommendation” means the recommendation by the RMT Partner Board of the approval by the shareholders of RMT Partner of the RMT Partner Share Issuance and the RMT Partner Charter Amendment.

“RMT Partner Registration Statement” means the registration statement on Form S-4 to be filed by RMT Partner with the SEC to effect the registration under the Securities Act of the issuance of the shares of RMT Partner Common Stock that will be received by holders of Spinco Common Stock pursuant to the Merger.

“RMT Partner Share Issuance” means the issuance of the shares of RMT Partner Common Stock in accordance with Section 3.1 in an amount equal to the New Issuance.

“RMT Partner Shareholder Approval” means the approval of the RMT Partner Share Issuance and the RMT Partner Charter Amendment, in each case by the affirmative vote of a majority of the votes cast by holders of RMT Partner capital stock entitled to vote on such matter at a shareholders meeting duly called and held for such purpose.

“RMT Partner Spin Tax Representation Letter” means a Tax representation letter containing customary representations and covenants relevant to the qualification of the Contribution, the Initial Spin, the Spinco Distribution, and the Spinco Special Cash Payment, for the Intended Initial Spin Tax Treatment and Intended Spinco Distribution Tax Treatment, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to RMT Partner and Remainco Tax Counsel, executed by RMT Partner and Merger Subs and dated and effective as of the Closing Date.

“RMT Partner Superior Proposal” means a unsolicited, bona fide written RMT Partner Acquisition Proposal made after the date of this Agreement that would result in a Person or group, other than Remainco or any of its Subsidiaries or controlled Affiliates (including the Spinco Entities), becoming the beneficial owner of, directly or indirectly, at least fifty percent (50%) of the total voting power of the equity securities of RMT Partner (or of the surviving entity in a merger involving RMT Partner, as applicable) or at least fifty percent (50%) of the consolidated total assets (taken as a whole, including equity securities of its Subsidiaries), of RMT Partner that the RMT Partner Board has determined in good faith, after consultation with RMT Partner’s outside legal counsel and financial advisor that (a) if consummated, would result in a transaction more favorable to RMT Partner’s shareholders from a financial point of view than the Merger (after taking into account any revisions to the terms of this Agreement proposed by Remainco pursuant to Section 8.3(d)(ii) and the time likely to be required to consummate such RMT Partner Acquisition Proposal), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial and regulatory requirements, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the proposal.

Annex A-12

“RMT Partner Tax Representation Letters” means the RMT Partner Merger Tax Representation Letter and RMT Partner Spin Tax Representation Letter.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Separation” has the meaning set forth in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, dated as of the date hereof, among Remainco, Spinco and RMT Partner, attached as Exhibit A to this Agreement.

“Service Provider” means (a) with respect to the Spinco Entities, any current or former Spinco Employee, officer, director, consultant or individual independent contractor of the Spinco Entities, and (b) with respect to RMT Partner, any current or former RMT Partner Employee, officer, director, consultant or individual independent contractor of RMT Partner and its Subsidiaries.

“Spinco Acquisition Proposal” means any proposal or offer relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving any of the Spinco Entities or any acquisition by any Person or group, or any proposal or offer that if consummated would, in each case, result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty percent (20%) or more of the consolidated total assets (taken as a whole, it being understood that total assets include equity securities of Subsidiaries) of the Spinco Business, in each case other than (a) the Transactions, and (b) any proposal or offer relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or any other transaction involving Remainco or any acquisition by any Person or group of, or any proposal or offer involving, the securities of Remainco.

“Spinco Business” means business of designing, manufacturing, selling, and/or distributing (a) nonwoven materials, (b) films that are to be laminated to nonwoven materials and silicone-coated films, which in each case are intended as components of products for the healthcare and hygiene markets, (c) flexible intermediate bulk containers and other woven fabrics, and (d) mulch films as produced in Washington, GA; provided, however, that “Spinco Business” specifically excludes the Retained Business.

“Spinco Common Stock” shall mean all of the issued and outstanding shares of common stock, par value $0.01 per share, of Spinco.

“Spinco Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

Annex A-13

“Spinco Employee” has the meaning set forth in the Employee Matters Agreement.

“Spinco Entities” means Spinco and the Spinco Subsidiaries after giving effect to the Separation.

“Spinco Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Spinco Entities.

“Spinco IT Assets” means the computers, software and software platforms, databases, hardware, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment that are owned or controlled by the Spinco Entities and used in connection with the operation of the Spinco Business.

“Spinco Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, operations, liabilities, business or results of operations of the Spinco Business or the Spinco Entities, taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Spinco Material Adverse Effect has occurred or would reasonably be expected to occur:

(a)            Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in any jurisdiction in which Spinco, the Spinco Business or the Spinco Subsidiaries has material operations or in which products or services of Spinco, the Spinco Business or the Spinco Subsidiaries are sold;

(b)            Effects that are the result of factors generally affecting the industries, markets or geographical areas in which Spinco, the Spinco Business or the Spinco Subsidiaries have material operations;

(c)            any changes in the relationship of Spinco, the Spinco Business or any Spinco Subsidiaries, contractual or otherwise, with customers, employees, talent, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions, or resulting or arising from the identity of RMT Partner or its Subsidiaries or any actions expressly required to be taken or to be refrained from being taken pursuant to this Agreement (provided, that this clause (c) does not apply in the context of any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the other Transaction Documents, the consummation of the Merger or the other Transactions contemplated hereby);

(d)            changes or modifications in accounting standards applicable to Spinco, the Spinco Business or any Spinco Subsidiary, including GAAP, or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement;

Annex A-14

(e)            any failure by Spinco, the Spinco Business or any Spinco Subsidiary to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Spinco Material Adverse Effect;

(f)            any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event or any other force majeure event, or any national or international calamity or crisis or the escalation or worsening of any of the foregoing;

(g)            any actions expressly required to be taken or omitted by Remainco or any of its Subsidiaries (including the Spinco Entities) pursuant to this Agreement; or

(h)            any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of Spinco, the Spinco Business or the Spinco Subsidiaries or any of their respective securities; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Effect underlying such Effect, announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Spinco Material Adverse Effect;

provided further that, with respect to clauses (a), (b), (d) and (f), such Effect shall be taken into account in determining whether a “Spinco Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects the Spinco Business or Spinco and the Spinco Entities (taken as a whole) compared to other companies operating in the industries or markets in which Spinco, the Spinco Business or the Spinco Entities operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).

“Spinco Merger Tax Representation Letter” means the representation letter substantially in the form of Exhibit F, with such changes, updates or refinements, consented to by RMT Partner and Remainco (such consent not to be unreasonably withheld, conditioned or delayed), as may be reasonably necessary to reflect any changes in, or clarifications of, facts or Law prior to the Closing, executed by Spinco and dated and effective as of the Closing Date.

“Spinco Special Cash Payment” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Spin Tax Representation Letter” means a Tax representation letter containing customary representations and covenants relevant to the qualification of the Contribution, the Initial Spin, the Spinco Distribution, and the Spinco Special Cash Payment, for the Intended Initial Spin Tax Treatment and the Intended Spinco Distribution Tax Treatment, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to Remainco Tax Counsel, executed by Spinco and dated and effective as of the Closing Date.

Annex A-15

“Spinco Subsidiaries” means all direct and indirect Subsidiaries of Spinco after giving effect to the Separation.

“Spinco Superior Proposal” means an unsolicited, bona fide written Spinco Acquisition Proposal made after the date of this Agreement that would result in a Person or group, other than RMT Partner or any of its Subsidiaries or controlled Affiliates, becoming the beneficial owner of, directly or indirectly, at least fifty percent (50%) of the total assets (taken as a whole, including equity securities of any Spinco Entities) of the Spinco Business that Remainco has determined in good faith, after consultation with its financial advisor, that (a) if consummated, would result in a transaction more favorable to Remainco from a financial point of view than the Merger (after taking into account any revisions to the terms of this Agreement proposed by RMT Partner pursuant to Section 8.2(d)(ii) and the time likely to be required to consummate such Spinco Acquisition Proposal), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial and regulatory requirements, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the proposal.

“Spinco Tax Representation Letters” means the Spinco Merger Tax Representation Letter and Spinco Spin Tax Representation Letter.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by, or is, such Person or by one or more of its Subsidiaries.

“Takeover Statute” means a “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Law” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement entered into by and among Remainco, Spinco and RMT Partner on the date hereof, attached as Exhibit B to this Agreement.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Tax Ruling” means the Private Letter Ruling or any other private letter ruling or similar advance ruling or clearance from a Taxing authority concerning the transactions contemplated by the Transaction Documents.

“Tender Offer Statement” means the tender offer statement on Schedule TO to be filed by Remainco with the SEC if the Spinco Distribution is effected in whole or in part as an exchange offer.

Annex A-16

“Territory” means worldwide.

“Threshold Event” means the provisions of this Agreement that obligate RMT Partner to hold the RMT Partner Shareholders Meeting are materially and adversely limited or invalidated for any reason, including as a result of a judicial determination that (a) is either a final or interim order, and (b) has been entered and has remained in effect for a period of ten (10) days without being reversed or stayed pending appeal (or, in the case of an order that is not subject to further appeal, on the first (1st) Business Day following the entry of the order).

“Trade Secrets” means any and all trade secrets, know-how and other confidential information.

“Trademarks” means any and all trademarks, service marks, trade names, trade dress, logos, business names, Internet domain names, and social media account handles, together with the goodwill associated with any of the foregoing, and all registrations and applications for registration of the foregoing.

“Transaction Documents” means this Agreement, the Separation and Distribution Agreement, the Tax Matters Agreement, the Employee Matters Agreement, and the Transition Services Agreement, including all annexes, Exhibits, Schedules, attachments and appendices thereto.

“Transition Services Agreement” means that certain Transition Services Agreement by and between BGI and the Surviving Entity dated as of the Closing Date, substantially in the form of Exhibit D hereto.

“Willful Breach” means, with respect to any Party, (a) intentional (and not constructive) fraud with respect to the representations, warranties, covenants or other agreements of such Party set forth in this Agreement, or (b) a willful act or a willful failure to act by such party that actually causes or results in a material breach of this Agreement.

Annex A-17

EXHIBIT A

SEPARATION AND DISTRIBUTION AGREEMENT

EXHIBIT B

TAX MATTERS AGREEMENT

EXHIBIT C

EMPLOYEE MATTERS AGREEMENT

EXHIBIT D

TRANSITION SERVICES AGREEMENT

EXHIBIT E

RMT PARTNER CHARTER AMENDMENT

EXHIBIT F

SPINCO MERGER TAX REPRESENTATION LETTER

EXHIBIT G

RMT PARTNER MERGER TAX REPRESENTATION LETTER

EXHIBIT H

REMAINCO MERGER TAX OPINION

EXHIBIT I

SPINCO COMMITMENT LETTER